                                                                    EXHIBIT 10.1

                                                                 EXECUTION DRAFT

================================================================================

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                  NOVEON, INC.

                            NOVEON HILTON DAVIS, INC.

                               NOVEON KALAMA, INC.

                         NOVEON TEXTILE CHEMICALS, INC.

                      LUBRIZOL FOAM CONTROL ADDITIVES, INC.

                        LUBRIZOL DO BRASIL ADITIVOS LTDA.

                            NOVEON IP HOLDINGS CORP.

                            THE LUBRIZOL CORPORATION

                            LUBRIZOL DEUTSCHLAND GMBH

                                       AND

                             SPM GROUP HOLDINGS, LLC

                           Dated as of March 16, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 CERTAIN DEFINITIONS............................................     2
   1.1   Definitions.....................................................     2
   1.2   Interpretation..................................................     2

ARTICLE 2 PURCHASE AND SALE OF ASSETS....................................     3
   2.1   Purchase and Sale of Assets.....................................     3
   2.2   Purchase and Sale of IP Assets..................................     6
   2.3   Retained Assets.................................................     8
   2.4   Clear Title; Permitted Encumbrances.............................     9

ARTICLE 3 ASSUMPTION OF LIABILITIES......................................     9
   3.1   Assumed Liabilities.............................................     9
   3.2   Retained Liabilities............................................    10
   3.3   Consents to Assignment..........................................    12
   3.4   Rights in Assumed Contract......................................    12

ARTICLE 4 CONSIDERATION..................................................    13
   4.1   Purchase Price..................................................    13
   4.2   Payment of Purchase Price.......................................    13
   4.3   Adjustment Procedure............................................    14
   4.4   Allocation of Purchase Price....................................    17
   4.5   Closing Costs; Transfer Taxes and Fees; Prorated Costs..........    17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS......................    18
   5.1   Organization and Qualification..................................    18
   5.2   Corporate Authority.............................................    18
   5.3   Enforceability..................................................    19
   5.4   Non-Contravention...............................................    19
   5.5   Consents........................................................    19
   5.6   Financial Statements............................................    19
   5.7   Facilities......................................................    20
   5.8   Title to Assets; Sufficiency of Assets..........................    21
   5.9   Condition of Purchased Assets...................................    21
   5.10  Accounts Receivable.............................................    22
   5.11  Inventory.......................................................    22
   5.12  Taxes...........................................................    22
   5.13  Employee Benefits...............................................    23
   5.14  Compliance with Laws............................................    25
   5.15  Legal Proceedings...............................................    25
   5.16  Absence of Certain Changes and Events...........................    25
   5.17  Contracts; No Defaults..........................................    27
   5.18  Labor Matters; Employees........................................    29

                                                                            PAGE
                                                                            ----
   5.19  Permits.........................................................    30
   5.20  Brokers or Finders..............................................    30
   5.21  Product Warranty................................................    30
   5.22  Intellectual Property Assets....................................    30
   5.23  Absence of Undisclosed Liabilities..............................    32
   5.24  Insurance.......................................................    32
   5.25  Names and Locations.............................................    32
   5.26  Customers and Suppliers.........................................    32

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER........................    32
   6.1   Organization....................................................    33
   6.2   Limited Liability Company Authority.............................    33
   6.3   Enforceability..................................................    33
   6.4   Consents........................................................    33
   6.5   Non-Contravention...............................................    33
   6.6   Certain Proceedings.............................................    33
   6.7   Brokers or Finders..............................................    34
   6.8   Solvency and Related Matters....................................    34
   6.9   Financing.......................................................    34

ARTICLE 7 COVENANTS......................................................    34
   7.1   Conduct of Business of the Sellers and the IP Sellers...........    34
   7.2   Access to the Businesses........................................    35
   7.3   Confidentiality Agreement.......................................    35
   7.4   Further Assurances..............................................    35
   7.5   Governmental Notices and Consents; Permits......................    36
   7.6   Efforts.........................................................    37
   7.7   Notification....................................................    38
   7.8   Title Commitment and Survey.....................................    38
   7.9   Title Company...................................................    39
   7.10  Exclusivity.....................................................    39
   7.11  Confidentiality.................................................    40
   7.12  Non-Compete; Non-Solicitation...................................    41
   7.13  Removing Retained Assets........................................    43
   7.14  Retention and Access to Records; Access to Personnel............    43
   7.15  Sellers' Representative.........................................    43
   7.16  Removal of Guarantees...........................................    44
   7.17  License Agreement...............................................    44
   7.18  Use of Lubrizol or Noveon Name..................................    45
   7.19  Buyer Use of Trademark; Seller Use of Trademark.................    46
   7.20  Memorandum; Disclaimer of Projections...........................    46
   7.21  No Additional Representations and Warranties....................    47
   7.22  Collections.....................................................    47

                                                                            PAGE
                                                                            ----
   7.23  Purchase Option for Offsite Equipment...........................    47
   7.24  Shared Agreements...............................................    48
   7.25  Butadiene, Aniline and DPA Supply...............................    48
   7.26  Assumed Contracts...............................................    49
   7.27  Documents in the Online Data Room...............................    49
   7.28  Customer and Supplier Calls.....................................    49
   7.29  Shared Equipment................................................    49

ARTICLE 8 EMPLOYEE MATTERS...............................................    50
   8.1   Employment......................................................    50
   8.2   Employee Benefit Matters........................................    52
   8.3   Union Contracts.................................................    54
   8.4   Third Party Obligations.........................................    54

ARTICLE 9 CONDITIONS OF CLOSING..........................................    54
   9.1   Conditions Precedent to Buyer's Obligation to Close.............    54
   9.2   Conditions Precedent to Sellers' and IP Sellers' Obligation
            to Close.....................................................    56

ARTICLE 10 TERMINATION...................................................    58
   10.1  Events of Termination...........................................    58
   10.2  Effect of Termination...........................................    59

ARTICLE 11 THE CLOSING; CLOSING DELIVERIES...............................    59
   11.1  The Closing.....................................................    59
   11.2  Closing Deliveries of Sellers...................................    59
   11.3  Closing Deliveries of Buyer.....................................    62

ARTICLE 12 SURVIVAL; INDEMNIFICATION.....................................    63
   12.1  Survival of Representations and Warranties......................    63
   12.2  Indemnification of Buyer........................................    63
   12.3  Indemnification of Sellers and IP Sellers.......................    64
   12.4  Limitation of Indemnification...................................    65
   12.5  Third-Party Claims..............................................    66
   12.6  Other Claims....................................................    67
   12.7  Exclusive Remedy of Parties.....................................    68
   12.8  Amount of Claims; Insurance; Tax Benefits.......................    68
   12.9  Adjustment to Purchase Price for Tax Purposes...................    69

ARTICLE 13 ENVIRONMENTAL MATTERS.........................................    69
   13.1  Exclusivity of Article..........................................    69
   13.2  Sellers' Environmental Representation and Warranty..............    70

                                                                            PAGE
                                                                            ----
   13.3  Conditions to Environmental Indemnification and Cost Sharing....    71
   13.4  Indemnification by Sellers and Cost Sharing.....................    72
   13.5  Limitations on Indemnification..................................    75
   13.6  Cincinnati Site.................................................    77
   13.7  Third-Party Indemnitors; Actions................................    78
   13.8  Indemnification of Sellers by Buyer.............................    78
   13.9  Environmental Matters Procedure.................................    79
   13.10 Access to Business..............................................    79
   13.11 Environmental Matters Dispute Resolution........................    79
   13.12 Amount of Claims; Insurance; Tax Benefits.......................    80
   13.13 Adjustment to Purchase Price for Tax Purposes...................    81

ARTICLE 14 DISPUTE RESOLUTION............................................    81
   14.1  Dispute Resolution..............................................    81
   14.2  Arbitration.....................................................    81
   14.3  Equitable Relief................................................    83

ARTICLE 15 GENERAL PROVISIONS............................................    83
   15.1  Expenses........................................................    83
   15.2  Notices.........................................................    83
   15.3  Public Announcements............................................    84
   15.4  Governing Law; Jurisdiction.....................................    84
   15.5  Waiver..........................................................    85
   15.6  Entire Agreement; Modification..................................    85
   15.7  Assignment, Successors; No Third Parties........................    85
   15.8  Exhibits and Schedules; Construction of Certain Provisions......    86
   15.9  Construction....................................................    86
   15.10 Severability....................................................    86
   15.11 Time Periods....................................................    87
   15.12 Execution of Agreement..........................................    87
   15.13 Checks Outstanding..............................................    87

ARTICLE 16 DEFINITIONS...................................................    87

                         LIST OF EXHIBITS AND SCHEDULES

SCHEDULES
---------
Schedule A   IP Sellers
2.1(b)-1     Inventory
2.1(b)-2     Inventory located at Spartanburg, South Carolina, Avon Lake, Ohio,
             Rio, Brazil, Hamburg, Germany, Brecksville, Ohio, and Gastonia,
             North Carolina
2.1(b)-3     Inventory Included in the Calculation of Normal Working Capital
2.1(b)-4     Inventory Not Included in the Calculation of Normal Working Capital
             But Conveyed to Buyer
2.1(d)       Owned Real Property
2.1(e)       Leased Real Property
2.2(a)       Purchased Marks
2.2(b)       Purchased Patents
2.2(c)       Purchased Copyrights
2.2(f)       Purchased Domain Names
2.2(g)       Intellectual Property Licenses
2.3(j)       List of Properties
2.3(n)       Retained Contracts
3.1(f)       Claims and Proceedings
3.2(r)       Commercial Liability and Product Warranty
4.3(a)       Accounting Principles, Policies and Practices
4.3(b)       Closing Statement
5.4          Non-Contravention
5.5          Consents
5.6          Financial Statements
5.7          Facilities
5.7(b)       Third Party Rights in Owned Real Property
5.7(c)       Real Property Leases
5.7(d)       Utilities
5.8(a)       Title to Assets; Sufficiency of Assets
5.8(c)       Non-Parties Owning Assets Used by the Businesses
5.10         Accounts Receivable
5.12         Taxes
5.13(a)      Employee Benefit Plans
5.13(c)      Buyer Liability for Sellers' Benefit Plans
5.13(d)      Workers' Compensation Coverage
5.13(e)      Employee Welfare Benefit Plans Liability
5.13(f)      ERISA Compliance
5.13(i)      Separation Benefits or Accelerated Vesting
5.14         Compliance with Laws
5.15         Legal Proceedings
5.16         Absence of Certain Changes and Events
5.16(h)      Capital Expenditure Budget
5.17(a)      Contracts
5.18         Labor Matters; Employees

SCHEDULES
---------
5.19         Permits
5.21         Product Warranty
5.22(a)      Registered IP Used By the Businesses
5.22(c)      Notices of Infringement or Misappropriation
5.22(f)      Non-IP Assets
5.23         Absence of Undisclosed Liabilities
5.24         Insurance
5.25         Names and Locations
5.26         Customers and Suppliers
6.4          Consents
6.5          Non-Contravention
7.12(b)      Employees Not Subject to Non-Solicit
7.16         Letters of Credit
7.17(b)      Patents
7.26         Documents in Dataroom
8.1          Employment
8.1(c)       Sellers' Bonus Plans
8.1(d)       Sellers' Severance Practice
8.2(d)       Retiree Medical Plans
9.1          Consents
13.2         Sellers' Environmental Representation and Warranty
13.2(g)      Underground and Above Ground Storage Tanks
13.4(b)(i)   Defined Remediation Projects
13.5(g)      Long-Term Closure Areas
16(a)        Active Employees
16(b)        IP Sellers' Knowledge
16(c)        Permitted Encumbrances
16(d)        Seller's Knowledge

EXHIBITS

A    Environmental Covenants
B    Environmental Matters Agreement

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 16th day of March, 2006, by and among Noveon, Inc., a Delaware corporation ("Noveon"), Noveon Hilton Davis, Inc., a Delaware corporation ("Hilton Davis"), Noveon Kalama, Inc., a Washington corporation ("Kalama"), Noveon Textile Chemicals, Inc., a Delaware corporation ("Noveon Textile"), Lubrizol Foam Control Additives, Inc., a South Carolina corporation, ("Lubrizol Foam Control"), Lubrizol do Brasil Aditivos Ltda., a Brazil company ("Lubrizol Brazil") (Noveon, Hilton Davis, Kalama, Noveon Textile, Lubrizol Foam Control, and Lubrizol Brazil, individually, "Seller" and collectively, "Sellers"), on the one hand, and SPM Group Holdings, LLC, a Delaware limited liability company ("Buyer"), on the other hand; and Noveon IP Holdings Corp., an Illinois corporation, The Lubrizol Corporation, an Ohio Corporation, and Lubrizol Deutschland GMBH, a German limited liability company (collectively, the "IP Sellers"), solely with regard to the sale and transfer of certain intellectual property rights. Sellers, IP Sellers and Buyer are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS:

     WHEREAS, Sellers operate a portfolio of businesses that produce fine chemicals, specialty polymers and additives, and performance materials for consumer and industrial applications;

     WHEREAS, Sellers' fine chemicals business consists of the Kalama Business and the Noveon Textile Business;

     WHEREAS, Kalama operates a fine chemicals business that produces benzoic acid, benzaldehyde and their derivatives for a broad group of food and beverage, pharmaceutical, consumer product and industrial applications (the "Kalama Business");

     WHEREAS, Noveon Textile operates a fine chemicals business that produces glyoxal, glyoxal resins, sulfated oils, water repellants and waxes, (the "Noveon Textile Business");

     WHEREAS, Sellers' specialty polymer and additives business consists of the Specialty Polymer Business and the Antioxidant and Accelerator Business;

     WHEREAS, Noveon operates a specialty polymer and additives business that produces thermoset resin tougheners used in adhesives, composites and coatings, and also produces nitrile emulsions used in paper saturants, gaskets, coatings, and missile fuel binder (the "Specialty Polymer Business");

     WHEREAS, Noveon operates an antioxidant and accelerator business that produces antioxidants and accelerators used in the rubber, lubricant and plastic industries, and intermediates used in biocides and corrosion inhibitors, (the "Antioxidant and Accelerator Business");

     WHEREAS, Sellers' performance materials business consists of the Hilton Davis Business and the Lubrizol Foam Control & Silicone Business;

     WHEREAS, Hilton Davis operates a performance materials business that produces dyes and dispersions used to add color to food, cosmetic, pharmaceutical, coatings, inks and other consumer and industrial products (the "Hilton Davis Business");

     WHEREAS, Lubrizol Foam Control operates a performance materials business that produces foam control additives, reactive silicones and silicone-based products that are used to improve the processing or the performance of foods, beverages, inks, metalworking fluids, adhesives, textiles, fermentation products and coatings (the "Lubrizol Foam Control & Silicone Business");

     WHEREAS, the Kalama Business, the Noveon Textile Business, the Specialty Polymer Business, the Antioxidant and Accelerator Business, the Hilton Davis Business and the Lubrizol Foam Control & Silicone Business are individually, referred to herein as a "Business" and collectively referred to herein as the "Businesses";

     WHEREAS, IP Sellers own certain intellectual property rights used in the operation of the Businesses; and

     WHEREAS, Sellers desire to sell certain assets (other than the Retained Assets including the Retained Product Lines) relating to the operation of the Businesses and IP Sellers desire to sell certain intellectual property to Buyer, and Buyer desires to purchase from Sellers and IP Sellers all such assets and assume certain liabilities relating to the operation of the Businesses, for the consideration and upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and other valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

     1.1 Definitions. Certain capitalized terms used in this Agreement, and not otherwise defined herein, shall have the meanings set forth in Article 16.

     1.2 Interpretation. In this Agreement, unless a contrary intention appears:

          (a) words used in the singular shall be construed to mean or include the plural and vice versa;

          (b) pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender;

          (c) The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein;

          (d) Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement;

          (e) Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (f) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

          (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (h) "or" is used in the inclusive sense of "and/or;"

          (i) "may not" is prohibitive and not permissive;

          (j) "neither," "nor," "any" and "either" shall not be exclusive;

          (k) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding;" and

          (l) all statements of or references to dollar amounts in this Agreement are to the lawful currency of the United States of America.

                                    ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Sellers, and Sellers shall sell, assign, convey, transfer and deliver to Buyer, all assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Sellers which are used primarily in the Businesses (including indirect and other forms of beneficial ownership) as of the Closing Date (except for the Retained Assets and the Intellectual Property (for which the terms of conveyance are set forth in Section 2.2 below)), whether tangible or intangible, real or personal and wherever located and by whomever possessed, free and clear of all Encumbrances (other than Permitted Encumbrances), including the following:

          (a) Accounts Receivable. All trade accounts receivable and supplier rebates, whether current or non-current, other than accounts receivables owed from Sellers' or IP Sellers', to the extent relating to the operation of the Businesses that remain uncollected as of Closing (the "Accounts Receivable"). For avoidance of doubt, the Parties agree that (i) certain supplier rebates may not be transferable to Buyer and any supplier rebates which are not transferable to Buyer will not be transferred to Buyer at the Closing but Buyer will receive a credit for such supplier rebates in connection with the determination of the Closing Statement and calculation of the Closing Working Capital and the Final Adjustment Amount by virtue of its treatment in Normal Working Capital; and (ii) certain accounts receivable relating to the Lubrizol Foam Control & Silicone Business may not be specifically severable, and that such accounts receivables will be retained in full by the Sellers, and Buyer will receive a credit for such accounts receivables in connection with the determination of the Closing Statement and calculation of the Closing Working Capital and the Final Adjustment Amount by virtue of its treatment in Normal Working Capital.

          (b) Inventory. All inventories set forth on Schedule 2.1(b)-1 and all inventories primarily relating to the operations of the Businesses that exist as of the Closing, including raw materials, packaging materials, work in process, engineering store inventory, consigned goods inventories, finished goods, inventory held by a third party; and inventory in-transit, but excluding (whether or not primarily related to the operations of the Businesses) the Inventory set forth on Schedule 2.1(b)-2, wherever located, including inventory located at Sellers' and IP Sellers' facilities in Spartanburg, South Carolina, Avon Lake, Ohio, Rio, Brazil, Hamburg, Germany, Brecksville, Ohio, and Gastonia, North Carolina (collectively the "Inventory"). The Parties agree that all of the items set forth on Schedule 2.1(b)-3 are included in the calculation of Normal Working Capital but that the items set forth on Schedule 2.1(b)-2 will not be conveyed to Buyer. The Parties agree that Buyer will receive a credit for the items set forth on
     Schedule 2.1(b)-2 in connection with the determination of the Closing Statement and calculation of the Closing Working Capital and the Final Adjustment Amount by virtue of its treatment in Normal Working Capital. The Parties agree that all of the items set forth on Schedule 2.1(b)-4 are not included in the calculation of Normal Working Capital but will be conveyed to Buyer. The Parties agree that Sellers will receive a credit for the items set forth on Schedule 2.1(b)-4 in connection with the determination of the Closing Statement and calculation of the Closing Working Capital and the Final Adjustment Amount by virtue of its treatment in Normal Working Capital.

          (c) Deposits; Prepaid Expenses. All deposits and prepaid expenses to the extent relating to the operation of the Businesses that remain unused as of the Closing including the Carolina Panthers seat license, the spare catalyst, the catalyst in the reactor, and the silver in the catalyst at GAX (the "Prepaid Expenses");

          (d) Owned Real Property. The real property owned by any Seller and described in Schedule 2.1(d), together with all buildings, structures, fixtures and improvements located thereon (the "Owned Real Property");

          (e) Leased Real Property. The real property leased by any Seller and described in Schedule 2.1(e) as well as all the real property leased by any Seller under the real property leases included in the Assumed Contracts (the "Leased Real Property") and all of Sellers' rights existing under such leases, including, without limitation, all rights to security deposits held pursuant thereto;

          (f) Owned Improvements. All buildings, structures, fixtures and improvements owned or leased by Sellers and located on the Owned Real Property and the Leased Real Property, including those under construction;

          (g) Owned Personal Property. Except for the Offsite Equipment, all items of tangible personal property, other than the Inventory, owned by any Seller and used primarily in the operation of the Businesses, including all motor vehicles, trailers, machinery, equipment(including lab equipment used by the Businesses located in Sellers' and IP Sellers' facilities in Spartanburg, South Carolina and Brecksville, Ohio) accessories, computer hardware, telephone systems, office equipment and furniture, office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind located in any building, office or other space leased, owned or occupied by Sellers or in any warehouse or other storage facility where any of Sellers' properties and assets may be located, (including located in Sellers' facilities in Spartanburg, South Carolina, Avon Lake, Ohio, Rio, Brazil, Hamburg, Germany, Gastonia, North Carolina, and Brecksville, Ohio);

          (h) Leased Personal Property. All items of tangible personal property primarily related to the Businesses and leased by any Seller;

          (i) Records. All original lists, data, records and other information primarily relating to the operation of the Businesses, and the Purchased Assets, including lists, records and other information pertaining to accounts and referral sources; customer and supplier lists; customer files and records; all drawings, reports, studies, plans, books, ledgers, files, and business and accounting records of every kind (including all financial, business, sales and marketing plans and information); pricing and cost information; purchase and sale records; engineering records; property records; payroll records of Transferred Employees; parts lists; manuals; and all manuals and service and maintenance records; and copies of personnel records of Transferred Employees, each as pertaining to the Purchased Assets (the "Purchased Records"), and copies of all the foregoing types of records otherwise relating to the operation of the Businesses and the Purchased Assets;

          (j) Assumed Contracts. All Contracts to which any Seller is a party that relate primarily to the operation of a Business (the "Assumed Contracts") and all security deposits relating thereto;

          (k) Warranty Rights. All rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to any Seller primarily relating to the operation of a Business or the Purchased Assets, in each case, to the extent such warranties, representations and guarantees are assignable to Buyer, and if such warranties, representations and guarantees are not assignable to Buyer, then any proceeds actually recovered by any Seller relating thereto;

          (l) Claims and Refunds. All claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set off of any kind to the extent relating to the

     Businesses but excluding claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set off of any kind to the extent relating to the Retained Assets or Retained Liabilities;

          (m) Insurance Proceeds. All proceeds actually recovered under insurance policies and, to the extent transferable, all rights of recovery under such insurance policies, in each case to the extent relating to the operation of the Businesses or the Purchased Assets;

          (n) Mail. The right to receive and retain mail, payments of receivables and other communications to the extent relating to the Purchased Assets, the Purchased IP Assets or a Business;

          (o) Advertising. Subject to the use restrictions set forth in this Agreement, all advertising, marketing and promotional materials, all archival materials and all other printed or written materials primarily relating to the Purchased Assets or a Business;

          (p) Sellers' Benefit Plans. All rights in connection with, and assets of, any Seller' Benefit Plans transferred to Buyer pursuant to Article 8 (the "Assumed Benefit Plans");

          (q) Rights to Bill and Receive Payment. The right to bill and receive payment for products shipped or delivered or services performed but unbilled or unpaid as of the Closing Date to the extent relating to the Businesses or the Purchased Assets;

          (r) Goodwill. All goodwill primarily relating to the Businesses or the Purchased Assets; and

          (s) Except as specifically set forth in Section 2.3(a) through 2.3(q), all other properties, assets, rights, titles and interest of every kind and nature (other than Intellectual Property, for which the terms of conveyance are set forth in Section 2.2 below) owned, licensed or leased by Sellers as of the Closing Date which are primarily related to the Businesses.

     All of Sellers' respective rights, title and interest in and to the foregoing assets, properties and rights, including the assets, properties and rights transferred under the first sentence of Section 2.1 are collectively referred to herein as the "Purchased Assets." Notwithstanding the foregoing, the Purchased Assets shall not include any of the Retained Assets, the Purchased IP Assets or the Licensed IP. For purposes of Article 2 and Article 3, "to the extent relating to" means such amount or quantity (whether or not the item in question primarily relates to the Businesses) that is capable of either being partially attributed to or partially allocated to the Businesses.

     2.2 Purchase and Sale of IP Assets. On the terms and subject to the conditions set forth in this Agreement, IP Sellers and Sellers shall sell, assign, convey, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase and acquire free and clear of all Encumbrances (other than Permitted Encumbrances) from IP Sellers and Sellers, all of IP Sellers' and Sellers' respective right, title and interest existing as of the Closing Date in and to all

Intellectual Property and lists, data, records and other information relating to such Intellectual Property primarily relating to the Businesses (except for the Retained Assets) wherever located and by whomever possessed, along with all of IP Sellers' and Sellers' interests in goodwill relating thereto and income, royalties, damages and payments accrued, due or payable as of the Closing Date or thereafter (including damages and payments for past, present and future infringements or misappropriations thereof, the right to sue and recover for past, present and future infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world), including, without limitation, the following Intellectual Property and lists, data, records and other information relating to such Intellectual
Property:

          (a) all trademarks and service marks and applications, registrations and renewals in connection therewith listed or described in Schedule 2.2(a), in each case, together with the goodwill of the Businesses associated therewith;

          (b) all patents and patent applications, together with all legal equivalents and all continuations, divisionals, renewals and reissues or reexaminations resulting therefrom, including the right to claim priority listed or described in Schedule 2.2(b) (the "Purchased Patents");

          (c) all copyrights and copyrightable works listed or described in
     Schedule 2.2(c) and all registrations, applications, extensions and renewals related to the foregoing;

          (d) all trade secrets, know-how, confidential or proprietary information, ideas, related processes and techniques, research and development information, lab records, test results, quality assurance reports, process improvements, plans, proposals, technical data and manuals, recipes, formulations, process technology, plans, designs, drawings, specifications, blue prints, inventions and discoveries primarily relating to the operation of the Businesses and the Purchased Assets as currently operated, wherever located including ADVA-related products and products utilizing and incorporating ADVA products (the "Purchased Trade Secrets");

          (e) Intellectual Property in the Purchased Records;

          (f) the internet domain names listed or described in Schedule 2.2(f) and all registrations, applications and renewals related to the foregoing; and

          (g) all Intellectual Property licenses and all other agreements affecting the Sellers' and IP Sellers' ability to use or disclose Intellectual Property primarily relating to the operation of the Businesses as currently operated, including those listed or described on Schedule 2.2(g).

     All of IP Sellers' and Sellers' respective right, title and interest in and to the foregoing Intellectual Property, including, without limitation, the Intellectual Property transferred under the first sentence of Section 2.2 are collectively referred to as the "Purchased IP Assets." Notwithstanding the foregoing, the Purchased IP Assets shall not include any of the Retained Assets, the Purchased Assets or the Licensed IP.

     2.3 Retained Assets. Except for the Purchased Assets and the Purchased IP Assets, Buyer shall not acquire any, and Sellers and IP Sellers shall retain all right, title, benefit or interest in, to or under any other assets, properties or rights of Sellers or IP Sellers (the "Retained Assets"), including the following assets, properties and rights:

          (a) all cash and cash equivalents of any Seller;

          (b) all marketable securities;

          (c) all Tax Returns and Tax records and any rights to Tax refunds or credits and other governmental charges of whatever nature for periods prior to the Closing, and all deferred Tax assets;

          (d) all rights under any Contract that is not included in the Assumed Contracts or any Permit that is not transferable;

          (e) except as provided in Section 2.1(m), all insurance policies and insurance contracts and all rights related thereto;

          (f) all rights in connection with, and assets of, any of Sellers' Benefit Plans, except as provided in Article 8;

          (g) all minute books and stock records of Sellers and other similar corporate books and records of Sellers;

          (h) all shares of Sellers' capital stock held in treasury;

          (i) all rights of Sellers arising under this Agreement or the Transaction Documents;

          (j) the real property located at Gastonia, North Carolina, Spartanburg, South Carolina; Avon Lake, Ohio, Rio, Brazil, Hamburg, Germany, and Brecksville, Ohio and set forth on Schedule 2.3(j);

          (k) all Intellectual Property of Sellers and IP Sellers not transferred pursuant to Section 2.2 and the Intellectual Property licensed to Buyer as Licensed IP (the "Retained IP Assets");

          (l) the stock of and all ownership interest in FCC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Noveon Textile;

          (m) all trade names, trademarks, service marks and domain names of Noveon and The Lubrizol Corporation or its or their Affiliates and subsidiaries not transferred pursuant to Section 2.2, including the names "Noveon" and "Lubrizol" and all of its and their derivatives, the composite trademarks "Lubrizol Foam Control Products" and "Lubrizol Performance Products," and the Noveon(R), Hycar(R) and Vycar(R) registered trademarks, provided that nothing in this Section 2.3(m) shall limit any rights of Buyer under Section 7.18(c) and Section 7.19, including any rights of or for protection of, Buyer thereunder;

          (n) all rights in the Contracts set forth on Schedule 2.3(n);

          (o) subject to the obligations set forth in Section 7.11 and Section 7.14, all Retained Records;

          (p) subject to the option granted to Buyer and its successors and assigns in Section 7.23, the equipment primarily relating to the Businesses and which will be used by Sellers, IP Sellers, and their Affiliates to supply products to Buyer pursuant to the Buyer Manufacturing and Supply Agreements (the "Offsite Equipment"); and,

          (q) the accounts receivables due from Sellers or IP Sellers.

     The Parties agree and acknowledge that there are identifiable product lines (the "Retained Product Lines") that are (i) associated (present and historically) with the Businesses but which relate primarily to the Sellers' businesses (other than the Businesses) and (ii) the revenues from sales of such product lines have not been included in the Financial Statements of the Businesses provided to Buyer. The Parties agree to work together following the signing to identify such product lines. The Parties agree and acknowledge that the Retained Product Lines are Retained Assets. For avoidance of doubt, the assets, properties or rights primarily relating to the Businesses and specifically set forth above are Retained Assets.

     2.4 Clear Title; Permitted Encumbrances. The Purchased Assets and the Purchased IP Assets shall be transferred to Buyer free and clear of all Encumbrances, other than the Permitted Encumbrances.

                                    ARTICLE 3
                            ASSUMPTION OF LIABILITIES

     3.1 Assumed Liabilities. At the Closing, Buyer shall assume and agree to fully pay, perform and discharge, as and when they become due, the Liabilities of Sellers and IP Sellers specifically set forth below and relating to the Purchased Assets, the Purchased IP Assets or the operation of the Businesses (the "Assumed Liabilities"):

          (a) all Accrued Expenses (but only to the extent such items are recorded and reasonably identified on a category-by-category basis on the Closing Statement and are included in the calculation of the Closing Working Capital);

          (b) all Liabilities relating to the performance of the Assumed Contracts and Permits first arising after the Closing and specifically excluding any liability or obligation relating to or arising out of such Assumed Contracts or Permit as a result of any breach of such Assumed Contracts or Permit occurring on or prior to the Closing Date;

          (c) all Liabilities relating to employee benefit plans, workers' compensation or Transferred Employees but only to the extent specifically provided in Article 8;

          (d) except the matters set forth on Schedule 3.2(r), all Liabilities for products recall or product warranty (whether such warranty is written, at law or otherwise) to the extent relating to products manufactured, sold or distributed by the Businesses whether prior to or after the Closing Date but specifically excluding Product Liability. The foregoing shall apply to such products, whether manufactured, sold or distributed before or after the Closing Date and whether or not any claim therefor has been made or is pending as of the Closing Date. The foregoing shall be assumed without regard to the limits of any applicable reserves;

          (e) except as set forth in Section 3.2(q), Section 3.2(s), and Section 3.2(t), all Environmental, Health and Safety Liabilities relating to or arising from the Owned Real Property or the Leased Real Property;

          (f) all Liabilities relating to the claims and Proceedings set forth in Schedule 3.1(f); and,

          (g) all other Liabilities to the extent expressly agreed to be assumed by Buyer under the terms of this Agreement and the Transaction Documents.

     Buyer shall take, or cause to be taken, all commercially reasonable actions necessary to cause the assumption at the Closing by Buyer of the Assumed Liabilities, including the execution and delivery at the Closing of the Assignment and Assumption Agreements.

     3.2 Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume or in any way become liable for any of Sellers' or IP Sellers' Liabilities (other than the Assumed Liabilities), whether related to a Business or a Purchased Asset and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including the following (the "Retained Liabilities"):

          (a) All Accounts Payable;

          (b) any Liabilities of Sellers or IP Sellers for Taxes;

          (c) any deferred Tax Liabilities;

          (d) any of Sellers' or IP Sellers' Liabilities or obligations under this Agreement, the Schedules attached hereto and any other agreements entered into by Sellers or IP Sellers in connection with the transactions contemplated by this Agreement;

          (e) except as for the filing fee in connection with the filing to be made by the Parties pursuant to the HSR Act, any Liabilities for legal, accounting, audit or investment banking fees, broker commissions or any other expenses incurred by Sellers or IP Sellers in connection with the negotiation, preparation, approval, authorization or consummation of this Agreement and the transactions contemplated hereby;

          (f) any Intercompany Payables;

          (g) except as provided in Section 7.16, any Liabilities for, or related to, Indebtedness;

          (h) any Liabilities (including, without limitation, any Environmental Health and Safety Liabilities) relating to the Retained Assets;

          (i) subject to the indemnification of Sellers and IP Sellers by Buyer set forth in Section 12.3(e), Product Liability;

          (j) any Liabilities for infringement or misappropriation arising from the development, modification or use of any Intellectual Property on or before the Closing;

          (k) any Liabilities to be paid or performed in respect of any Contract not included among the Assumed Contracts;

          (l) except to the extent specifically provided in Article 8, any Liabilities relating to any employee or former employees of the Sellers and IP Sellers and under any Sellers' Benefit Plans and any other employee benefit plans, programs or arrangements to which Sellers or IP Sellers have any Liability;

          (m) any Liabilities to any of the employees, consultants or service providers of Sellers or IP Sellers arising solely as a result of the consummation of the transactions contemplated hereunder;

          (n) any Liability relating to workers' compensation claims which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date but relate to claims or injuries first arising on or before the Closing Date;

          (o) any Liabilities (i) arising by reason of any violation or alleged violation of any federal, state, local or foreign Law or any requirement of any governmental authority, (ii) arising by reason of any breach or alleged breach by any Seller of any Contract (including any Assumed Contract), judgment, Order or decree,

          (p) any Liabilities relating to any Proceeding or claim arising out of or in connection with Sellers' or IP Sellers' conduct of the Businesses or any other conduct of Sellers, or IP Sellers' or their respective officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date except as set forth on Schedule 3.1(f) but including any Liabilities relating to the Proceedings or claims set forth on Schedule
     5.15 but not set forth on Schedule 3.1(f);

          (q) any Liabilities including any Environmental, Health and Safety Liabilities relating to any properties or facilities owned or operated by any of the Businesses, the Sellers, IP Sellers or their respective predecessors or Affiliates at any time prior to the Closing Date other than relating to the Facilities (the "Former Facilities"), including any Environmental, Health and Safety Liabilities arising from Toxic Tort Claims relating to any Former Facility and from the offsite treatment, storage, disposal or release of Hazardous Materials generated in connection with any Former Facility;

          (r) any Liabilities relating to known commercial liability matters and known product warranty matters including Liabilities relating to or arising out of the matters set forth on Schedule 3.2(r) and any Liabilities relating to or arising from the disposal of butadiene in connection with the Sellers' and IP Sellers' relationship with Equistar Chemicals, LP, Lyondell Chemical Company or their Affiliates;

          (s) any Environmental, Health and Safety Liabilities arising from or relating to Toxic Tort Claims (including any associated with the Businesses, the Facilities, or any Former Facilities), the facts, events or circumstances underlying which occurred or were in existence on or prior to the Closing Date (the "Pre-Closing Toxic Tort Liabilities");

          (t) the Anhydrous Ammonia Release Liability; and

          (u) any other Liabilities of Sellers or IP Sellers not expressly assumed by Buyer pursuant to Section 3.1 above.

     Sellers and IP Sellers hereby acknowledge that they are retaining the Retained Liabilities, and Sellers and IP Sellers shall pay, discharge and perform all such Retained Liabilities and obligations promptly when due.

     3.3 Consents to Assignment. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the Consent of a third party, would constitute a breach or default thereof or give rise to a right of termination or cancellation thereunder and such Consent has not been obtained prior to the Closing. Sellers shall use commercially reasonable efforts for a reasonable period of time following the Closing Date to obtain such Consent to assignment or transfer. If such Consent is obtained by Sellers, Sellers shall promptly assign such Assumed Contract to Buyer and Buyer shall assume all Liabilities relating thereto pursuant to a special-purpose assignment and assumption agreement. If such Consent is not obtained, Sellers and Buyer will cooperate with each other, in all commercially reasonable respects, to design an arrangement pursuant to which Buyer will receive substantially all of the material rights and benefits from such third party, and assume all of the obligations relating to such Assumed Contract, including, if requested by Buyer, acting as an agent on behalf of Buyer. Sellers shall not be required to make any material change to their respective businesses, expend any material funds or incur any other material burden, Liability or loss in order to comply with its obligations set forth in this Section 3.3. Buyer is assuming the full risk that Sellers and Buyer will be unable to establish a commercially reasonable arrangement between Buyer and any third party whose Consent to assign any Assumed Contract has not been obtained.

     3.4 Rights in Assumed Contract. To the extent an Assumed Contract relates to a Retained Liability, Buyer will cooperate with Sellers, in all commercially reasonable respects, to design an arrangement pursuant to which Sellers will receive substantially all of the material rights and benefits from such Assumed Contract with respect to the Retained Liability. Buyer shall not be required to make any material change to their respective Businesses, expend any material funds or incur any other material burden, Liability or loss in order to comply with its obligations set forth in this Section 3.4. Sellers are assuming the full risk that Buyer and Sellers will be unable to establish a commercially reasonable arrangement between Sellers and any third party whose Consent to assign any Assumed Contract has not been obtained.

                                    ARTICLE 4
                                  CONSIDERATION

     4.1 Purchase Price. In addition to Buyer's assumption of the Assumed Liabilities, the purchase price to be paid by Buyer to Sellers' Representative (on behalf of Sellers and IP Sellers) shall be Two Hundred Forty-Three Million US Dollars ($243,000,000.00) (the "Purchase Price"), plus $26,702,000.00 (the
"Accounts Payable Amount") plus or minus the Estimated Adjustment Amount, plus or minus the Final Adjustment Amount.

     4.2 Payment of Purchase Price.

          (a) Payment at the Closing. At the Closing, Buyer shall pay the Purchase Price, plus or minus the Estimated Adjustment Amount to Sellers' Representative (on behalf of the Sellers and IP Sellers) in cash via wire transfer of immediately available funds to an account designated two (2) days prior to the Closing by Sellers' Representative in writing. If the Estimated Adjustment Amount is negative, the Purchase Price shall be increased at the Closing by the absolute value of Estimated Adjustment Amount or if the Estimated Adjustment Amount is positive, the Purchase Price shall be decreased at the Closing by an amount equal to the Estimated Adjustment Amount.

          (b) Payment at sixty (60) days following the Closing. On the date that is sixty 60 days following the Closing (or the next business day if such date is not a business day), Buyer shall pay the Accounts Payable Amount to Sellers' Representative (on behalf of the Sellers and IP Sellers). For avoidance of doubt, the payment required by this Section 4.2(b) shall be the only payment made by Buyer with respect to the Businesses' Accounts Payable, and there will be no further payment by Buyer with respect to the Businesses' Accounts Payable in connection with the determination of the Closing Statement and calculation of the Closing Working Capital.

          (c) Payment of Final Adjustment Amount. Upon the later of: (i) ninety
     (90) days after the Closing Date, or (ii) thirty (30) days after the date of the final determination of the Final Adjustment Amount pursuant to
     Section 4.3, (A) if the Final Adjustment Amount is negative, Buyer shall pay Sellers' Representative (on behalf of the Sellers and IP Sellers) an amount equal to the absolute value of the Final Adjustment Amount by wire transfer of immediately available funds to an account specified in writing by Sellers' Representative, or (B) if the Final Adjustment Amount is positive, Sellers' Representative shall pay to Buyer the amount equal to the Final Adjustment Amount by wire transfer of immediately available funds to an account specified in writing by Buyer, and in either event together with interest thereon accruing from the Closing Date to the date of payment of the Final Adjustment Amount pursuant to this Section 4.2(c) at a rate per annum equal to the prime rate as quoted in The Wall Street Journal on the Closing Date, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

     4.3 Adjustment Procedure.

          (a) Definitions.

               (i) "Working Capital" as of a given time or date means the amount determined by subtracting the sum of: (i) (X) the Accounts Payable and
          (Y) Accrued Expenses from (ii) the sum of (X) the Accounts Receivable (net of the amount of any reserves relating thereto established in the Ordinary Course of Business); (Y) the Prepaid Expenses and (Z) the aggregate value of the Inventory (net of the amount of reserves relating thereto established in the Ordinary Course of Business), as of such time or date as calculated in accordance with the accounting principles, policies and practices described on Schedule 4.3(a), and except as otherwise noted therein, in accordance with GAAP, consistently applied. For avoidance of doubt, Sellers and IP Sellers will retain and satisfy all Accounts Payable relating to the Businesses, and Accounts Payable shall be reflected as zero in the Estimated Working Capital, the Closing Statement, and the Closing Working Capital.

               (ii) "Normal Working Capital" means the negotiated and agreed amount of $83,384,000.

               (iii) "Closing Working Capital" means Working Capital at the Effective Time. For purposes of determining the "Closing Working Capital," Working Capital shall only include amounts which constitute Purchased Assets or Assumed Liabilities, and therefore, by way of example, the Accounts Payable will be zero, because Sellers and IP Sellers are retaining the Accounts Payable.

               (iv) "Estimated Working Capital" means the good faith joint estimate by Buyer, on the one hand, and Sellers Representative, on the other hand, of the Working Capital of the Businesses as of the Closing Date, completed on or prior to the Closing Date.

               (v) "Estimated Adjustment Amount" (which may be a positive or negative number) means the amount determined by subtracting the Estimated Working Capital from the Normal Working Capital and adding the Account Payable Amount.

               (vi) "Final Adjustment Amount" (which may be a positive or a negative number) means the amount determined by subtracting the Closing Working Capital from the Estimated Working Capital.

          (b) Closing Statement. As soon as practicable following the Closing Date, but in no event later than one-hundred-twenty (120) days following the Closing Date, Buyer shall prepare and deliver (or cause to be prepared and delivered) to Sellers' Representative a written statement (the "Closing Statement") setting forth in reasonable detail Buyer's calculation of the Closing Working Capital together with supporting documentation and information. Buyer shall prepare (or cause to be prepared) the Closing Statement in accordance with the accounting principles, policies and practices described on Schedule 4.3(a), and except as otherwise noted therein, in accordance with GAAP, consistently applied. Sellers and IP Sellers shall, and shall cause their Affiliates and Representatives to, give Buyer reasonable access to Sellers' and IP Sellers' books and records and shall cooperate with Buyer in connection with the preparation of the Closing Statement and the determination of the Closing Working Capital.

          (c) Review Period. Sellers' Representative shall have forty-five (45) days following receipt of the Closing Statement to review the Closing Statement and all supporting documentation and information (the "Review Period"). During the Review Period, Buyer shall provide Sellers' Representative with access to the books, records and personnel of Buyer for the purpose of verifying the accuracy of the Closing Statement, including the Closing Working Capital calculation set forth therein, and all supporting documentation and information.

          (d) Acceptance of Adjustment Amount if not Objected to. The calculation of the Closing Working Capital set forth in the Closing Statement shall become final, binding and conclusive on the Parties and shall be used in calculating the Final Adjustment Amount unless Sellers' Representative provides Buyer with written notice of its objection to the calculation of the Closing Statement or the Closing Working Capital set forth in the Closing Statement prior to the expiration of the Review Period.

          (e) Dispute Resolution. If Sellers' Representative duly provides written notice of their objection to the calculation of the Closing Statement or the Closing Working Capital set forth in the Closing Statement (which shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted), and Buyer and Sellers' Representative are unable to resolve Sellers' Representative's objection within fifteen (15) days (or longer if agreed to in writing by Buyer and Sellers' Representative) of Sellers' Representative's duly providing written notice of such objection to Buyer, then Buyer and Sellers' Representative shall engage the Independent Valuation Firm, to resolve any items in dispute between the Parties (and only such disputed items) relating to the calculation of the Closing Statement or the Closing Working Capital in accordance with the provisions of this Section 4.3. If the Independent Valuation Firm is engaged to resolve any items in dispute between the Parties relating to the calculation of the Closing Statement or the Closing Working Capital, (i) each Party shall furnish (or cause to be furnished) to the Independent Valuation Firm such documents and information reasonably relating to the items in dispute and the calculation of the Closing Working Capital as the Independent Valuation Firm may reasonably request and are reasonably available to that Party, and each Party shall be afforded the opportunity to present to the Independent Valuation Firm any other documents and information reasonably relating to the items in dispute and the calculation of the Closing Working Capital and to discuss the same with the Independent Valuation Firm; (ii) resolution of the items in dispute by the Independent Valuation Firm, as set forth in a notice to be delivered to Buyer and Sellers' Representative within thirty (30) days of the Independent Valuation Firm engagement hereunder, shall be final, binding and conclusive on the Parties and shall be used in calculating the Closing Working Capital and the Final Adjustment Amount; (iii) the Independent Valuation Firm shall consider only the disputed matters that were included in the notice of objection and the Independent Valuation Firm may not assign a value to any item in dispute greater than the greatest value assigned by Sellers' Representative, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item assigned by Sellers' Representative, on the one hand, or Buyer, on the other hand; and (iv) the fees and expenses of the Independent Valuation Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the written presentation to the Independent Valuation Firm (For example, if Sellers' Representative submits a notice of objection for $1,000, and if Buyer contests only $500 of the amount claimed by Sellers' Representative, and if the Independent Valuation Firm ultimately resolves the dispute by awarding Sellers' Representative $300 of the $500 contested, then the costs and expenses of the Independent Valuation Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Sellers and IP Sellers).

          (f) Sole and Exclusive Remedy.

               (i) Notwithstanding any other provision of this Agreement, including any provision stating that remedies shall be cumulative and not exclusive, this Section 4.3 provides the sole and exclusive method for resolving any and all disputes of each and every nature whatsoever that may arise between or among the Parties with respect to the Closing Working Capital, the Closing Statement and the Final Adjustment Amount. As between the Parties, Sellers, IP Sellers and Buyer hereby irrevocably waive, relinquish and surrender on their own behalf and on behalf of their respective Affiliates and Representatives all rights to, and agree that they will not attempt, and shall cause their Affiliates and Representatives not to attempt, to resolve any such Dispute or disputes in any manner other than as set forth in this Section 4.3, including through litigation.

               (ii) It is understood that the amount of Normal Working Capital is a negotiated and agreed amount which is not subject to further adjustment. Notwithstanding the prior sentence, to the extent that it is determined during the preparation of the Closing Statement and determination of the Closing Working Capital that a specific current asset was omitted from the determination of Normal Working Capital, the amount of such current asset which should have been included in the Normal Working Capital will be paid by Sellers and IP Sellers to Buyer by wire transfer of immediately available funds to an account specified in writing by Buyer (which amount shall be determined in accordance with the accounting principles, policies and practices described on Schedule 4.3(a), and except as otherwise noted therein, in accordance with GAAP, consistently applied). The Parties agree that the Normal Working Capital was calculated as set forth on Schedule 4.3(b). For avoidance of doubt, the Inventory set forth in Schedule 2.1(b)-4, has been intentionally excluded from Normal Working Capital; the Parties agree that such Inventory will be included in the Inventory included in the determination of the Closing Statement and the calculation of Closing Working Capital and will not be considered an omission within the meaning of this Section 4.3(f)(ii). The amount, if any, of any payment under this Section 4.3(f)(ii) shall be included in the preparation of the Closing Statement and

          Closing Working Capital and subject to review, objection and dispute resolution in accordance with the provisions of this Section 4.3.

     4.4 Allocation of Purchase Price. The Purchase Price, the Accounts Payables Amount, the Assumed Liabilities and other relevant items will be allocated among the Purchased Assets and the Purchased IP Assets for all purposes as mutually agreed to by the Parties within thirty (30) days after the final determination of the Closing Working Capital as provided in Section 4.3 above. Each Party agrees: (a) that any such allocation will be consistent with the requirements of
Section 1060 of the Code or applicable provision under foreign Laws; (b) to complete and to file Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs or required forms under foreign Laws; and (c) that no Party will take a position on any income, transfer, gains, or other Tax Return, or before any Governmental Body charged with the collection of any such Tax or in any Proceeding, that is in any manner inconsistent with the terms of any such allocation, unless required to do so by Law as interpreted or modified subsequent to the Closing Date. For all purposes under this Agreement, any indemnification payments made pursuant to Sections 12.2 or 13.4 will be treated as an adjustment to the Purchase Price.

     4.5 Closing Costs; Transfer Taxes and Fees; Prorated Costs.

          (a) Buyer, on the one hand, and Sellers and IP Sellers, on the other hand, shall equally be responsible for: (i) all documentary and transfer Taxes and any other Taxes imposed by reason of the transfer of the Purchased Assets and the Purchased IP Assets hereunder (and any deficiency, interest or penalty asserted with respect thereto); (ii) all recording, filing, title and registration fees or other charges in connection with or as a direct result of the transfer of the Purchased Assets or the Purchased IP Assets; and (iii) all costs of obtaining and maintaining owner's title insurance policies on the Owned Real Property, and the Leased Real Property described in Schedule 2.1(e) ("Title Insurance Policies").

          (b) Buyer, on the one hand, and Sellers and IP Sellers, on the other hand, shall equally share: (i) all costs of obtaining commitments for owner's title insurance policies with respect to the Owned Real Property and the Leased Real Property described in Schedule 2.1(e); and (iii) the fee charged by the Title Company in connection with the due diligence and the Closing of the transactions contemplated by this Agreement. Sellers and IP Sellers shall pay all costs of obtaining surveys with respect to the Owned Real Property and the Leased Real Property described in Schedule 2.1(e)

          (c) Buyer, on the one hand, and Sellers and IP Sellers, on the other hand, shall prorate as of the Closing Date: (i) water, electricity and gas charges, and all other operating expenses typically prorated between sellers and buyers of commercial real estate, at the Facilities through the Closing based on readings as of the Closing or prorated as of the Closing;
     (ii) accrued but unpaid general real estate taxes on the Owned Real Property prorated based upon the last available tax duplicate; provided, however, such amounts shall be recomputed based upon the final rates and valuation and any amounts found due from either Party shall be promptly paid by the appropriate Party to the other; (iii) all special assessments and the full amount of all installments or any respreads of taxes and assessments on the Owned Real Property and the Leased Real Property described in Schedule 2.1(e); (iv) the amount of any recoupment of tax abatements or discounted tax valuations (including agricultural and forestry use valuations) resulting from the transfer, or current or future changes in use, of the Owned Real Property; and (v) accrued but unpaid general real estate tax tenant obligations under the Real Property Lease prorated based upon the last available tax duplicate; provided, however, if the Real Property Leases provide for such adjustments, such amounts shall be recomputed based upon the final rates and valuation and any amounts found due from either Party shall be promptly paid by the appropriate Party to the other. In no event shall Buyer be responsible for any Sellers' or IP Sellers taxes, delinquent on the Closing or for any interest or penalties accruing in connection therewith.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except with respect to environmental, health and safety Permits, which are addressed under Section 5.19, none of the representations or warranties set forth in this Article 5 cover or apply to Environmental, Health and Safety Liabilities, Environmental Matters or environmental and health and safety disclosures, all of which are exclusively covered in Article 13.

     Sellers jointly and severally represent and warrant to Buyer those items contained in Sections 5.1 through 5.26, inclusive, and IP Sellers severally represent and warrant to Buyer those items contained in Sections 5.1 through 5.5, inclusive, 5.8(b), 5.17(a), 5.19, 5.20 and 5.22, as of the date hereof, all of which warranties shall survive the Closing in accordance with Section 12.1.

     5.1 Organization and Qualification. Each Seller and IP Seller is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Sellers have all requisite corporate power and authority to own and operate the Purchased Assets and to carry on the Businesses as currently conducted. IP Sellers have all requisite corporate or organizational power and authority to use the Purchased IP Assets and the Licensed IP. Each Seller and IP Seller is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions in which such qualification is required to permit it to own its assets and to conduct its Business as it is currently being conducted, except where such failure to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.2 Corporate Authority. Each Seller and IP Seller has all necessary corporate or organizational power and corporate or organizational authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Seller and IP Seller of this Agreement and each Transaction Document to which it is a party has been duly and validly authorized and no additional corporate or organizational authorization is required in connection with the execution, delivery and performance by Sellers or IP Sellers of this Agreement and each of the Transaction Documents to which it is a party.

     5.3 Enforceability. This Agreement and each of the Transaction Documents when executed and delivered by the Sellers and IP Sellers, assuming the due authorization, execution and delivery of this Agreement by Buyer, will constitute a valid and binding obligation of each Seller and IP Seller, enforceable against each of them in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in a Proceeding in equity or at Law).

     5.4 Non-Contravention. Except as disclosed on Schedule 5.4, the execution, delivery and performance by each Seller and IP Seller of this Agreement and each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance of any kind upon any of the Purchased Assets or the Purchased IP Assets, or (f) require any authorization, Consent, approval, exemption or other action by or notice to or filing with any court or other Governmental Body or authority under (i) the certificate of incorporation, bylaws or similar governing documents of the applicable Seller or IP Seller, (ii) any material indenture, mortgage or loan agreements to which any Seller or IP Seller is subject, (iii) any material license, permit certificate, accreditation or other authorization of any Seller or IP Seller, (iv) subject to obtaining the applicable Consents specifically identified on Schedule 5.5, any Assumed Contract required to be set forth on Schedule 5.17(a) to which any Seller or IP Seller is a party or by which the Purchased Assets or the Purchased IP Assets are bound, or (v) assuming compliance with the matters set forth in Schedule 5.4, any material Law or Order or other restriction of any court or Governmental Body to which any Seller or IP Seller is subject. Without limiting the generality of the foregoing, except for those with Buyer pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the material Purchased Assets, Purchased IP Assets or any interests therein, except those entered into in the Ordinary Course of Business for the sale of Inventory.

     5.5 Consents. Other than in connection with the filing of a notification and report form under and in compliance with Antitrust Laws or as disclosed in
Schedule 5.5, no Consent is required to be obtained by any Seller or IP Seller from, and no notice or filing is required to be given by any Seller or IP Seller to, or made by any Seller or IP Seller with any Governmental Body or any other Person in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such Consent or to make such notice or filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.6 Financial Statements.

          (a) Attached hereto as Schedule 5.6 are: (i) the unaudited consolidated historical income statements of the Businesses, as adjusted, for the period ended December 31, 2005, and (ii) the unaudited consolidated historical balance sheets of the Businesses, as adjusted, as of December 31, 2005 (collectively, (i) and (ii) the "Financial Statements"). Such historical balance sheet, as adjusted, as of December 31, 2005 is referred to herein as the "Most Recent Balance Sheet."

          (b) The Financial Statements have been consolidated from the books and records of the Sellers, which are kept by the Sellers in the Ordinary Course of Business. The Financial Statements of the Sellers have been prepared in accordance with the accounting principles, policies and practices described in Schedule 4.3(a), and except as otherwise noted therein, in accordance with GAAP, consistently applied, and are accurate and complete in all material respects, are consistent with the books and records of Sellers (which, in turn, are accurate and complete in all material respects), and present fairly in all material respects the financial condition of the Businesses as of the date thereof and the operating results of the Businesses for the same period covered thereby.

          (c) the statements of cash flows of the Businesses for the period from January 1, 2005 through December 31, 2005, if prepared and provided to Buyer, would not show a materially different financial condition of the Businesses than shown by the Financial Statements, except for the impact of movements in toluene inventory and payables.

     5.7 Facilities.

          (a) Schedule 5.7 contains a complete and accurate list of all real property leased or owned by any Seller relating to the Businesses and identifies each parcel of real property as being owned or leased, as the case may be. All Facilities are in reasonable condition and repair (ordinary wear and tear excepted) for comparable facilities in the industry and in sufficient condition for the operation of the Businesses as currently conducted and, to Sellers' Knowledge, except for the Permitted Encumbrances and as set forth on Schedule 5.7(a), there are no facts, conditions or deficiencies affecting any Facility which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of any Facility in the operation of the Businesses.

          (b) Each Seller has good and marketable fee simple title to the Owned Real Property insurable as such at customary rates, free and clear of all Encumbrances other than Permitted Encumbrances, and Encumbrances which will be removed by Sellers or IP Sellers in connection with or prior to the Closing and for which Buyer will not have any Damages relating to the removal thereof. Each Seller, as applicable, enjoys peaceful and undisturbed possession of the Owned Real Property owned by such Seller. Except for Permitted Encumbrances and as set forth in Schedule 5.7(b), there are no outstanding: (i) leases, subleases, licenses, concessions or other agreements pursuant to which Sellers have granted any Person the right to use or occupy any material portion of any Owned Real Property; or
     (ii) options or rights of first refusal pursuant to which Sellers have granted any Person the right to purchase, lease or use any Owned Real Property or any material portion thereof.

          (c) Except as set forth in Schedule 5.7(c), (i) the Real Property Leases are in full force and effect and constitute valid and binding obligations of the applicable Seller party thereto and, to Sellers' Knowledge, the other parties thereto, and (ii) the applicable Seller is not in default in any material respect under any of the Real Property Leases. Sellers have furnished or made available in the online data room to Buyer with true and correct copies of each Real Property Lease, together with all material amendments thereto. No Seller has received any written notice of cancellation or termination or any written notice of default under any Real Property Lease. Sellers' possession and quiet enjoyment of the Leased Real Property has not been disturbed, and to Sellers' Knowledge, there are no disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to the Real Property Leases has been applied in respect of a breach or default of such Real Property Lease without being redeposited in full. Sellers do not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to any Real Property Lease. The other party to any Real Property Lease is not an Affiliate of any of the Sellers. Except as set forth on Schedule 5.7(c), Sellers have not subleased, licensed or otherwise granted any Person the right to use (including by way of a concession or similar agreement) or occupy any Leased Real Property or any portion thereof and Sellers have not collaterally assigned or granted any other security interest in any Real Property Lease, except for Permitted Encumbrances. Except as set forth on
     Schedule 5.7(c), there are no Encumbrances on the estate or interest created by each respective Real Property Lease, except for the Permitted Encumbrances.

          (d) Except as set forth in Schedule 5.7(d), all of the Facilities are supplied with utilities (including water, sewage disposal, electricity, gas and telephone) and other services necessary for the operation of such Facility as currently operated.

     5.8 Title to Assets; Sufficiency of Assets.

          (a) Except as set forth in Schedule 5.8(a), Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. The Purchased Assets are free and clear of any Encumbrances other than the Permitted Encumbrances, and Encumbrances which will be removed by Sellers or IP Sellers in connection with or prior to the Closing and for which Buyer will not have any Damages relating to the removal thereof.

          (b) The services and products provided pursuant to the Closing Documents together with the Purchased Assets, the Purchased IP Assets and the Licensed IP are all of the assets, property, rights, titles and interests, whether tangible or intangible, real or personal, that are necessary for the conduct of the Businesses in substantially the same manner that they are currently being operated.

          (c) Except as set forth on Schedule 5.8(c), no Seller or IP Seller has any Subsidiary that is not a Party to this Agreement which owns any assets, properties, rights, titles and interests (of any kind and nature including by contract or otherwise) that are primarily used in the Businesses.

     5.9 Condition of Purchased Assets. Each item of machinery and equipment and other material tangible assets (whether owned or leased) included in the Purchased Assets is in reasonable condition and repair (ordinary wear and tear excepted) for comparable assets in the industry and in sufficient condition for the operation of the Businesses as currently conducted.

     5.10 Accounts Receivable. The Accounts Receivable (i) arose from bona fide transactions in the Ordinary Course of Business, and (ii) represent valid and binding obligations of the account debtors. (For the avoidance of doubt, this representation is not intended as a warranty or guarantee of collectability of any of the Accounts Receivable.) Except as set forth on Schedule 5.10, no Person has any Encumbrances on such Accounts Receivables or any part thereof, and, other than agreements which set forth (or are substantially similar to) the Businesses' standard terms and conditions of sale, no binding agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivable.

     5.11 Inventory. Subject to the aggregate reserves for obsolete or unusable Inventory and other customary inventory reserves reflected in the Most Recent Balance Sheet, which were determined in accordance with the accounting principles, policies and practices described in Schedule 4.3(a), and except as otherwise noted therein in accordance with GAAP, consistently applied, all Inventory reflected on the Most Recent Balance Sheet is of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business.

     5.12 Taxes. Except as disclosed in Schedule 5.12:

          (a) Sellers have filed or caused to be filed on a timely basis all Tax Returns with respect to the Purchased Assets or the operation of the Businesses that are or were required to be filed pursuant to applicable Laws. All such Tax Returns and reports filed by such Seller are true, correct and complete in all material respects. Sellers have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by such Tax Returns or otherwise, or pursuant to any assessment received by Sellers, except such Taxes, if any, that are being contested in good faith. Sellers are not currently the beneficiary of any extension within which to file any Tax Return with respect to the Purchased Assets or Purchased IP Assets.

          (b) All Taxes that Sellers are or were required by Law to withhold, deduct or collect with respect to the employees of the Businesses have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

          (c) Sellers have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances could obligate them to make any payments, in each case with respect to the Businesses that would not be deductible under Code Section 280G or subject to withholding under Code Section 4999.

          (d) Sellers are not a party to any Tax allocation or sharing agreement. Sellers do not have any liability for the Taxes of any Person (other than a Seller) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (e) There are no material disputes and no actual or proposed Tax deficiencies, assessments or adjustments with respect to the Businesses or any assets or operations of Sellers with respect to the Businesses.

     5.13 Employee Benefits.

          (a) Set forth in Schedule 5.13(a) is a complete and correct list of all current "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Code Section 6039D, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment or contract (whether qualified or nonqualified, currently effective or terminated) and any trust, escrow or other agreement related thereto that: (i) is maintained or contributed to by such Seller, or with respect to which such Seller has or may have any Liability; and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of such Seller, or the dependents of any thereof, regardless of how (or whether) Liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the "Sellers' Benefit Plans"). Each Sellers' Benefit Plan from which Buyer shall assume any Liability, as set forth in Article 8 or otherwise in this Agreement, shall be referred to as an "Assumed Employee Plan." Schedule 5.13(a) identifies as such any employee benefit plan that is (w) a "Defined Benefit Plan" (as defined in Section 3(35) of ERISA); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a "Multiemployer Plan" (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth in Schedule 5.13(a) is a complete and correct list of any other corporation or trade or business currently controlled by, controlling or under common control with any Seller (within the meaning of Section 414 of the Code or Sections 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") and each Defined Benefit Plan or Multiemployer Plan which each such ERISA Affiliate currently maintains, contributes to or has any liability with respect to. Sellers have delivered to Buyer complete and correct copies of the plan documents, if the plan is written, and summary plan descriptions for those Sellers' Benefit Plans that are subject to the reporting requirements of ERISA, the most recent determination letter received from the IRS for those Sellers' Benefit Plans that are "qualified" under Section 401(a) of the Code, the most recent annual report (Form 5500, with all applicable attachments) for those Sellers' Benefit Plans that are subject to the reporting requirements of ERISA, and all related trust agreements, insurance contracts, and other funding arrangements that implement each Sellers' Benefit Plan.

          (b) No Purchased Assets or Purchased IP Assets are subject to any Encumbrance under Code Section 401(a)(29), ERISA Section 302(f), Code
     Section 412(n), or ERISA Section 4068 or arising out of any action filed under ERISA. Neither Sellers, nor any ERISA Affiliate, has directly or indirectly acted in any manner or incurred any Liability with respect to any of the Sellers' Benefit Plans which has or could give rise to any Encumbrance or claim against any of the Purchased Assets, or which could result in any Liability to Buyer, whether arising out of the establishment, operation, administration or termination of such Sellers' Benefit Plans or the transactions contemplated by this Agreement.

          (c) Except as set forth in Schedule 5.13(c), Sellers have not taken any action which may result in Buyer being a party to, or bound by, any of Sellers' Benefit Plans, and, except as set forth in Article 8, Buyer will have no Liability under any of Sellers' Benefit Plans following the consummation of the transactions contemplated hereby.

          (d) Sellers have maintained workers' compensation coverage as required by applicable state Law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer in Schedule 5.13(d).

          (e) Except for the continuation coverage requirements of COBRA and except as set forth in Schedule 5.13(e), no Seller has obligations or potential Liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Sellers' Benefit Plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA ("Employee Welfare Benefit Plans") and Sellers have retained the right under any such plan set forth on Schedule 5.13(e) to modify or terminate such plan in the Sellers' sole discretion without incurring any Liability.

          (f) Except as set forth on Schedule 5.13(f), each Assumed Employee Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and the terms of any applicable collective bargaining agreement and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable laws in all material respects. No Assumed Employee Plan is a Multiemployer Plan or a Defined Benefit Plan.

          (g) With respect to each Assumed Employee Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Assumed Employee Plan that is an Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA). No Assumed Benefit Plan has any material unfunded liability that is not taken into account in determining the Closing Statement and are included in the calculation of Working Capital.

          (h) With respect to each Assumed Benefit Plan, (i) there have been no non-exempt "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no "fiduciary" (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Assumed Benefit Plan and (iii) no action, investigation, suit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or, to Sellers' Knowledge, threatened.

          (i) Except as set forth on Schedule 5.13(i), none of the Assumed Benefit Plans provides any separation, severance, termination or similar benefit or accelerate any vesting schedule or alter any benefit structure solely as a result of a change in control of ownership within the meaning of any Assumed Benefit Plans or Section 280G of the Code.

     5.14 COmpliance with Laws.

          (a) Except as disclosed in Schedule 5.14, the Businesses are being operated in compliance in all material respects with all Laws applicable to the operation of the Businesses or the use of the Purchased Assets, Purchased IP Assets or the Licensed IP, including all such Laws in connection with the Owned Real Property and the Leased Real Property, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in Losses to Buyer greater than $100,000.

          (b) This Section 5.14 does not apply to Taxes, Employee Benefits and Labor Matters: Employees which are exclusively covered in the representations and warranties set forth in Sections 5.12, 5.13 and 5.18, respectively.

     5.15 Legal Proceedings. Except as set forth in Schedule 5.15, there is no (and, during the two (2) years preceding the date hereof, there has been no (with respect to the past two years only) material) pending or, to Sellers' and IP Sellers' Knowledge, threatened Proceeding against or affecting the Businesses or any of the Purchased Assets, Purchased IP Assets or Licensed IP or that challenges, or that will have the effect of preventing, delaying or making illegal, any of the transactions contemplated by this Agreement and to Seller's and IP Sellers' Knowledge, there is no reasonable basis for such Proceedings. Sellers and IP Sellers are not subject to or bound by any outstanding Orders, judgments or decrees of any court or governmental entity with respect to the Businesses, the Purchased Assets, the Purchased IP Assets, the Licensed IP or the Assumed Liabilities.

     5.16 Absence of Certain Changes and Events. Except as set forth in Schedule 5.16, since September 30, 2005, with respect to the Businesses, the Purchased Assets, the Purchased IP Assets, Licensed IP, and the Assumed Liabilities, there has not been any Material Adverse Effect, Sellers and IP Sellers have conducted the Businesses only in the Ordinary Course of Business and, with respect to the Businesses, the Purchased Assets, the Purchased IP Assets, Licensed IP, and the Assumed Liabilities, there has not been any:

          (a) employment or severance Contract entered into with any director, officer or employee of a Business, or a payment or increase of any bonus, salary or other compensation of any director, officer or employee of a Business for a Person whose annual compensation is in excess of $100,000;

          (b) adoption of or amendment to any of Sellers' Benefit Plans;

          (c) material damage to or destruction or loss of any Purchased Asset with a replacement value in excess of $100,000, whether or not covered by insurance;

          (d) sale, lease, assignment, transfer, Encumbrance or other disposition of any asset except for assets sold for less than $25,000 and the sale of Inventory in the Ordinary Course of Business;

          (e) except in the Ordinary Course of Business, waiver or release of any material right or claim of any Seller or IP Seller relating to the Businesses or the Purchased Assets, Purchased IP Assets or Licensed IP;

          (f) any change in the accounting methods affecting the Purchased Assets, Purchased IP Assets or the Businesses, other than those required by GAAP which have been disclosed in writing to Buyer;

          (g) mortgage, pledge or other Encumbrance of any material Purchased Asset;

          (h) single capital expenditure or written commitment therefore that is in excess of $500,000 (other than expenditures made in accordance with the capital expenditure budget set forth in Schedule 5.16(h));

          (i) written Contract executed by any Seller or IP Seller to do any of the foregoing other than as expressly provided for herein;

          (j) except in the Ordinary Course of Business, payment of trade or account payables or, delay or postponement of the payment of any trade or accounts payable or commissions or any other Liability or litigation or agreed or negotiated with any party to extend the payment date of any trade or accounts payable or commission or any other Liability or accelerated the collection of (or discounted) any accounts or notes receivable (whether billed or unbilled) or any deferred revenue or taken any actions or omitted to take any actions with the intent or the purpose of modifying the Working Capital as of the Closing;

          (k) except in the Ordinary Course of Business, delay in cutting any checks;

          (l) except in the Ordinary Course of Business, engagement in any promotional sale, discount, price reduction or other activity that has or will have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods;

          (m) changed or modified its standard warranty and indemnity or other terms and conditions of purchase, sale, manufacture, and distribution provided to the Businesses' customers and suppliers in the Ordinary Course of Business; or

          (n) entrance into an amendment or termination of any Contract that, but for such amendment or termination would be, an Assumed Contract that would be required to be disclosed in Schedule 5.17(a) or, other than in the Ordinary Course of Business, any other Contract that is, or but for such amendment or termination, would be required to be disclosed in Schedule 5.17(a).

     5.17 Contracts; No Defaults.

          (a) Schedule 5.17(a) contains a list of Contracts of Sellers and IP Sellers used by the Businesses in the following categories, and identifies with an asterisk each such Contract which is an Assumed Contract:

               (i) all Contracts with Transferred Employees that have a remaining unexpired term of at least one year and require payment of more than $100,000 annually;

               (ii) other than for the provision of goods or services in the Ordinary Course of Business pursuant to one-time purchase orders, all Contracts that require payment by Sellers or IP Sellers of, more than $500,000 annually, which are not cancelable on thirty (30) calendar days notice;

               (iii) any Contract that contains a non-compete covenant or similar provision that restricts Buyer in its conduct of the Businesses following the Closing;

               (iv) all Contracts that require payment of commission or similar payments in excess of $150,000 annually;

               (v) all evidences of Indebtedness which either (i) Sellers do not intend to remain outstanding following the Closing or (ii) which Buyer may be required to arrange for substitution of following the Closing;

               (vi) all evidences of Indebtedness pursuant to which any Seller has provided credit (excluding credit provided by a Seller in the Ordinary Course of Business) to purchasers of its products;

               (vii) any lease or sublease under which any Seller is a lessee of or holds or operates any property, real or personal, owned by any other Person where the lease or sublease provides for annual payments in excess of $150,000;

               (viii) any Contract under which any Seller is lessor of or permits any third party to hold or operate the Purchased Assets;

               (ix) all Contracts that are settlement, conciliation or similar agreements pursuant to which any of the Businesses will be required, as of or after the date hereof, to pay consideration in excess of $150,000;

               (x) all bonus, or deferred compensation plans or similar Contracts with any Transferred Employee for payments in excess of $25,000 or any severance Contract with any Transferred Employee;

               (xi) all Contracts with any Transferred Employee providing for the payment of any cash or other compensation or benefits upon the sale of the Businesses;

               (xii) all material licenses to which any Seller or IP Seller is a party with respect to any Purchased IP Assets (other than commercially available off-the-shelf software licenses solely for internal use of Sellers or IP Sellers) and all other material Contracts affecting the Sellers' or IP Sellers' ability to use or disclose the Purchased IP Assets;

               (xiii) all nondisclosure or confidentiality Contracts, other than with respect to employees of Sellers;

               (xiv) all contracts relating to the marketing, sale, advertising or promotion of its products not terminable on sixty (60) days notice or requiring annual payments in excess of $100,000;

               (xv) except for Contracts which provide a warranty and indemnity which are not materially inconsistent with the standard warranty and indemnity and other terms and conditions of purchase, sale, manufacture, and distribution provided to the Businesses' customers and suppliers in the Ordinary Course of Business and which could not result in losses to Buyer in excess of $240,000, all Contracts providing a warranty or similar guarantee with respect to products purchased, sold, manufactured, or distributed or Contracts providing for indemnification or similar protection under which such Seller is obligated to indemnify against product warranty or infringement or similar claims;

               (xvi) other than for the provision of goods or services in the Ordinary Course of Business pursuant to one-time purchase orders, any material Contracts with Material Customers; The Parties agree that the disclosure provided by this Section 5.17(a)(xvii) will not be at the signing but instead will be provided within twenty-one (21) days of the date hereof.

               (xvii) other than for the provision of goods or services in the Ordinary Course of Business pursuant to one time purchase orders, all Contracts between Sellers and suppliers of raw materials, utilities or logistic services relating to the operations of the Business pursuant to which Sellers reasonably expect payment thereunder to exceed $500,000 in calendar year 2006, which are not cancelable on thirty
          (30) calendar days notice;

               (xviii) any powers of attorney executed by or on behalf of any Seller; and

               (xix) any other Contracts the absence of which would have a Material Adverse Effect.

          (b) Each Assumed Contract required to be disclosed in Schedule 5.17(a): (i) is a valid and binding and enforceable agreement of the Sellers that is a party thereto and is in full force and effect (and will continue as such immediately following the consummation of the transactions contemplated hereby); (ii) no Seller is in breach or default in any material respect under any Assumed Contract required to be disclosed in Schedule 5.17(a), and to Sellers' Knowledge, no event which, upon giving of notice or lapse of time or both, would constitute a breach or default has occurred. No Seller has received any written notice of cancellation or termination or any written notice of default under any Assumed Contract required to be disclosed in Schedule 5.17(a). Sellers have furnished to Buyer true and correct copies of each of the Assumed Contracts set forth in Schedule 5.17(a), together with all amendments thereto. Except as specifically disclosed in Schedule 5.17(a),
     (i) Sellers and, and to Sellers' Knowledge, the other party thereto have performed in all material respects all obligations required to be performed by such Person under the Assumed Contracts required to be disclosed in
     Schedule 5.17(a) (ii) to Sellers' Knowledge, there is no breach by any party to any Assumed Contract required to be listed on Schedule 5.17(a), and (iii) Sellers have not assigned, delegated or otherwise transferred to any Person of its rights, title or interest under any Assumed Contract required to be disclosed in Schedule 5.17(a).

     5.18 Labor Matters; Employees. Except as disclosed in Schedule 5.18:

          (a) No Seller is a party to any labor or collective bargaining agreement with respect to employees of the Businesses and, to Sellers' Knowledge, there are no organizing or decertification activities (including any demand for recognition or certification proceedings pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving any of the employees of the Businesses;

          (b) There are no strikes, lockouts or other work stoppages due to labor disagreements pending against any Seller or, to Sellers' Knowledge, threatened against or involving the employees of the Businesses, and no such actions have occurred within the past two (2) years;

          (c) There is no unfair labor practice charge or complaint pending against any Seller before the National Labor Relations Board or any comparable state, local or foreign agency with respect to its Business, and there are no material written grievances currently being asserted against any Seller with respect to its Business;

          (d) Each Seller is in compliance in all material respects with all Laws relating to the employment of labor;

          (e) Schedule 5.18 contains a true and complete list of all employees of Sellers dedicated solely to the Businesses and identifies the primary location of each such employee's employment, and a separate list of other employees of Sellers whose work is primarily related to the Businesses, and identifies the primary location of each such employee's employment. The Transferred Employees, together with those individuals who will be providing services to Buyer pursuant to the Transition Services Agreement are all of the individuals necessary to operate the Businesses in substantially the same manner that they are currently being operated.

          (f) Subject to Section 8.1(e), with respect to this transaction, any notice required of any Seller under any Law or collective bargaining agreement has been given, and all of Sellers' bargaining obligations with respect to this transaction with any employee representative have been, or prior to the Closing will be, satisfied. Within the past two years, none of the Businesses has implemented any plant closing or layoff of employees that could implicate the WARN Act (as defined herein), and no such action will be implemented with respect to the Transferred Employees without advance notification to Buyer.

     5.19 Permits. Sellers and IP Sellers hold all material Permits currently required to be held by them for the conduct of the Businesses as currently conducted. Schedule 5.19 will be provided within fourteen (14) days of the date hereof, setting forth a list of all Permits (including Permits required under Environmental Law or Occupational Safety and Health Law) which are necessary to allow Buyer to own and operate the Businesses and the Purchased Assets and Purchased IP Assets as currently being operated from and after the Closing, and indicating next to each such Permit whether such Permit will be transferred to Buyer as part of the Purchased Assets. Sellers and IP Sellers are in compliance in all material respects with all terms and conditions of any such Permits. To Sellers' Knowledge and IP Sellers' Knowledge, except as set forth on Schedule 5.19, there has been no commencement of any process by or before any Governmental Body to suspend, revoke, materially modify (other than modifications made in connection with a normal renewal of an expiring Permit) or cancel any such material Permits, or any claims by or before any Governmental Body alleging or investigating any violations of Law.

     5.20 Brokers or Finders. Except for KeyBanc Capital Markets, the fees of which are the sole responsibility of Sellers or its Affiliates, Sellers and IP Sellers have not incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Businesses, the Purchased Assets, the Purchased IP Assets or the transactions contemplated by this Agreement.

     5.21 Product Warranty. Except as set forth in Schedule 5.21, no Seller has received any written claims, or to Seller's Knowledge, oral claims for Product Liability or breach of warranty (whether or not covered by insurance) including the Liability assumed by Buyer pursuant to Section 3.1(d), nor has any Seller given written notice to any customer of any defect or deficiency with respect to such Seller's products prior to the Closing. To Seller's Knowledge, each product sold or delivered and each service rendered by Sellers has been in conformity in all material respects with all applicable material contractual commitments and all express and implied warranties, and Sellers have no material liability or obligation for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims set forth on Schedule 5.21. The reserve for product and service warranty claims set forth on Schedule 5.21 (including the Liability assumed by Buyer pursuant to Section 3.1(d)) was established in accordance with GAAP, consistently applied.

     5.22 Intellectual Property Assets.

          (a) Schedule 5.22(a) is a complete and accurate list of all registered Intellectual Property owned by an IP Seller or a Seller and used in the operation of the Businesses as currently conducted and, to IP Sellers' Knowledge and Sellers' Knowledge, there is no registered, or material (except Purchased Trade Secrets or Licensed IP), Intellectual Property owned by an IP Seller or a Seller and used in the operation of the Businesses that is not listed on Schedule 5.22(a). The Purchased IP Assets and the Licensed IP consist of all the Intellectual Property used in the operation of the Businesses as currently conducted. Except as set forth in Schedule 5.22(a), an IP Seller or a Seller, as applicable, owns all right, title and interest in and to the Purchased IP Assets and the Licensed IP, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth in Schedule 5.22(a), the Purchased IP Assets (except Purchased Trade Secrets) have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Body, domestic or foreign. Except as set forth on Schedule 5.22(a), no written claim, or to IP Sellers' Knowledge and Sellers' Knowledge, oral claim by any third party contesting the validity, enforceability, use or ownership of any of the Purchased IP Assets or Licensed IP has been made, is outstanding, or to IP Sellers' Knowledge and Sellers' Knowledge, is threatened. Each of the IP Sellers' and Sellers' execution of, and performance under, the License Agreement shall not conflict with any Contract.

          (b) To IP Sellers' Knowledge and Sellers' Knowledge, the Purchased IP Assets and the Licensed IP have not been infringed or misappropriated by any third party.

          (c) The conduct of the Businesses has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party, and Sellers and IP Sellers have taken commercially reasonable steps to avoid such infringement, misappropriation and conflict. Except as set forth on Schedule 5.22(c), IP Sellers and Sellers have not received any written, or to IP Sellers' Knowledge and Sellers' Knowledge, oral notices of any infringement or misappropriation by any third party, including any demand or request that any IP Seller or Seller license rights from a third party in a situation where infringement or misappropriation is suggested or implied.

          (d) The loss or expiration of any single Purchased IP Asset would not be expected to have a Material Adverse Effect, and no such loss or expiration (other than expiration pursuant to its terms) is pending or threatened.

          (e) IP Sellers and Sellers have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of Purchased IP Assets. The documentation relating to each Purchased Trade Secret is accurate in all material respects and sufficient to identify and allow its use in the operation of the Businesses as currently operated. To IP Sellers' Knowledge and Sellers' Knowledge, the Purchased Trade Secrets are not part of the public knowledge or literature, and to IP Sellers' Knowledge and Sellers' Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than IP Sellers or Sellers) or to the detriment of any IP Seller or Seller. To IP Sellers' Knowledge and Sellers' Knowledge, no Purchased Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          (f) Except for the assets, properties, rights, title and interests used by Sellers or their Affiliates to provide the services required to be provided under the Closing Documents to Buyer and except as set forth on
     Schedule 5.22(f), no IP Seller has any
     assets, properties, rights, titles or interests, of any kind or nature, owned, licensed or leased that are primarily used in the Businesses and are not Intellectual Property.

     5.23 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.23, Sellers have no Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) in excess of $125,000 relating to the Businesses at or as of the Closing Date or arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, except for (i) obligations under Contracts described on Schedule 5.17(a) or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be described on Schedule 5.17(a) (but not liabilities for breaches of any such Contracts occurring on or prior to the Closing Date),
(ii) Liabilities reflected on the liability side of the Most Recent Balance Sheet, (iii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which is a Liability for breach of contract, infringement or except for those assumed pursuant to
Section 3.1(f), tort claim or lawsuit); and (vi) other Liabilities to the extent expressly disclosed in this Agreement or the Schedules attached hereto.

     5.24 Insurance. Sellers have in place policies of insurance in amounts and scope of coverage as set forth in Schedule 5.24. Each such policy listed in
Schedule 5.24 is in full force and effect and all premiums are currently paid in accordance with the terms of such policy or accrued. To Sellers' Knowledge, the insurance coverage of Sellers is customary for businesses of similar size engaged in similar lines of business.

     5.25 Names and Locations. Except as set forth on Schedule 5.25, since June 3, 2004, Sellers and IP Sellers have not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business with respect to the Businesses, other than the exact name under which it has executed this Agreement.

     5.26 Customers and Suppliers. Schedule 5.26 attached hereto accurately sets forth, with respect to each of the Businesses, a list of each such Business' top fifteen (15) customers ("Material Customers") and suppliers ("Material Suppliers") by volume of sales and purchases, respectively, for the fiscal period ended December 31, 2005 and the fiscal years ended December 31, 2003 and 2004. Except as set forth on Schedule 5.26, Sellers have not received any written notice, or to Sellers' Knowledge, oral notice, from any Material Supplier of the Businesses to the effect that such Material Supplier will stop, or materially decrease the rate of, or change the pricing terms and procedures or other material terms by which it supplies materials, products or services to Sellers with respect to the Businesses, and Sellers have not received any written notice, or to Sellers' Knowledge, oral notice, from any Material Customer of the Businesses to the effect that such Material Customer will stop, materially decrease the rate of, or change the pricing terms and procedures or other material terms by which it buys products or services from the Businesses.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as of the date hereof:


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

     6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its assets and to carry on its business as it is currently conducted.

     6.2 Limited Liability Company Authority. Buyer has all necessary limited liability company power and limited liability company authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is party have been duly and validly authorized by all requisite limited liability company action on the part of Buyer and no additional limited liability company authorization is required in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is party.

     6.3 Enforceability. This Agreement, and each of the Transaction Documents when executed and delivered by Buyer, assuming the due authorization, execution and delivery of this Agreement by Sellers and IP Sellers, and the other parties hereto, if any, will constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in a Proceeding in equity or at Law).

     6.4 Consents. Other than in connection with the filing of a notification and report form under and in compliance with Antitrust Laws or as disclosed in
Schedule 6.4, no Consent is required to be obtained by Buyer from, and no notice or filing is required to be given by Buyer to, or made by Buyer with any Governmental Body or any other Person in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such Consent or to make such notice or filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.5 Non-Contravention. Except as disclosed in Schedule 6.5, the execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance of any kind upon any assets, or (f) require any authorization, Consent, approval, exemption or other action by or notice to or filing with any court or other Governmental Body or authority under: (i) the certificate of formation, limited liability company agreement or other organizational documents of Buyer; or (ii) assuming compliance with the matters set forth in Schedule 6.4, any material Law or Order or other restriction of any court or Governmental Body to which Buyer is subject.

     6.6 Certain Proceedings. There is no pending or, to Buyer's knowledge, threatened Proceeding against or affecting Buyer that challenges, or will have the effect of preventing, delaying or making illegal, any of the transactions contemplated by this Agreement.

     6.7 Brokers or Finders. Buyer has not incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with the purchase of the Businesses, the Purchased Assets, the Purchased IP Assets or the transactions contemplated by this Agreement.

     6.8 Solvency and Related Matters. Buyer will be solvent immediately after the Closing after giving effect to: (i) the transactions contemplated by this Agreement and the financing of those transactions; and (ii) any other transactions contemplated by Buyer on or after such date which would be taken into account in determining whether any of the transactions contemplated by this Agreement were invalid or illegal under, in violation of, or can be set aside or give rise to any award or damages, sanctions or other Liability against Sellers or any of their Affiliates or Representatives under, applicable bankruptcy, fraudulent conveyance, fraudulent transfer or other applicable Laws.

     6.9 Financing. On the Closing Date, Buyer will have sufficient funds available to enable it to pay the Purchase Price pursuant to the terms of this Agreement and to pay and perform its obligations under this Agreement. Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Buyer's ability to obtain financing for the consummation of the transactions contemplated by this Agreement. Buyer has delivered to Sellers true and complete copies of its financing commitments for the transactions contemplated by this Agreement.

                                    ARTICLE 7
                                    COVENANTS

     Sellers, IP Sellers and Buyer each covenant as follows:

     7.1 Conduct of Business of the Sellers and the IP Sellers. Except in connection with the transactions contemplated by this Agreement, and except as permitted or required hereby or as Buyer may otherwise Consent to in writing, from the date hereof through the Closing, Sellers and IP Sellers shall operate the Businesses in the Ordinary Course of Business. Sellers and IP Sellers shall use commercially reasonable efforts to: (i) keep available the services of the employees of the Businesses; (ii) preserve intact the Businesses and their relationships with customers, suppliers and others having business dealings with the Businesses. From the date hereof until the Closing Date, Sellers and IP Sellers shall not take any action or omit to take any action that would require disclosure pursuant to Section 5.16 if each representation and warranty contained herein were remade as of the time of such action or omission. Without limiting the generality of the foregoing except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer, from the date hereof until the Closing Date, each Seller and IP Seller shall: (i) maintain appropriate levels of Inventory; (ii) maintain the Purchased Assets and the Purchased IP Assets in reasonable condition and repair (ordinary wear and tear excepted); (iii) except for modifications to existing policies in the Ordinary Course of Business, continue all existing policies of insurance (or comparable insurance) in full force and effect and at least at such levels as are in effect on the date hereof, up to and including the Closing (and, except in the Ordinary Course of Business, not cancel any such insurance; (iv) not enter into any Contract that, had it been entered into prior to the date hereof, would have had to be disclosed on Schedule 5.17(a); (v) except in the Ordinary Course of Business, not grant any increase in the compensation payable or to become payable to any employee of Sellers who will be a Transferred Employee; (vi) apply or continue prosecution of applications already submitted for any Permits for the continued operation of the Businesses (as currently being operated); and (vii) not agree to take any action prohibited by this Section 7.1.

     7.2 Access to the Businesses. From the date hereof through the Closing, Sellers and IP Sellers shall allow Buyer and its Representatives to have reasonable access to all of their properties, offices, books, contracts, commitments and records, and financial (including all working papers) and operating data and access to all personnel, representatives, accountants and advisors relating to the Purchased Assets, the Purchased IP Assets, the Licensed IP and the Businesses, during normal working hours, provided Buyer gives Sellers or IP Sellers, as applicable, at least 48 hours advance written notice and such access does not unreasonably interfere with the operation of any Sellers' or IP Sellers' Businesses; provided, further, that any such access shall not include any environmental or property testing. Sellers and IP Sellers shall furnish to Buyer unaudited monthly consolidated balance sheets of the Businesses and the related consolidated income statements of the Businesses and such other financial reports as Buyer shall reasonably request (which the Sellers will use reasonable commercial efforts to furnish within fifteen (15) days after the end of each month) for each month between the date hereof and the Closing Date. Following the execution of this Agreement, Buyer and its Representatives may contact Tom Holleran, Candy Wagner and other employees of Sellers who will be future members of Buyer's management team with regards to the negotiation of the Closing Documents, matters relating to the Closing, and general preparations for the transfer of the Purchased Assets and Purchased IP Assets from Sellers to Buyer and the operation of the Businesses by Buyer following the Closing; provided, that Buyer agrees and acknowledges nothing herein shall limit Tom Holleran, Candy Wagner and other employees of Sellers obligations to Sellers prior to the Closing; provided, further, that such access shall not unreasonably interfere with the operation of any of Sellers' or IP Sellers' businesses.

     7.3 Confidentiality Agreement. The Parties acknowledge and agree that the Confidentiality Agreement made by Sun Capital Partners Group IV, LP (an Affiliate of Buyer) dated August 31, 2005 (the "Confidentiality Agreement") and any other confidentiality agreements dated prior to the date hereof by and between Sun Capital Partners Group IV, LP and its Affiliates and Sellers and any of their Affiliates shall be automatically terminated on the Closing Date. Should the Closing not occur, the Confidentiality Agreement shall not be terminated and each of the Parties and their Affiliates' obligations thereunder shall remain outstanding. At the Closing, Sellers and IP Sellers shall assign to Buyer all of their rights under all confidentiality agreements with prospective bidders entered into in connection with the process leading to the sale of the Business. In addition, Sellers and IP Sellers shall use their commercially reasonable efforts to obtain the return or destruction as promptly as possible of all confidential information delivered to prospective buyers, and will not release any prospective buyers from their obligations under any such confidentiality agreements.

     7.4 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to effect, consummate, make effective, confirm or evidence the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder (including to assist Buyer in preserving or perfecting its rights in the Purchased Assets and the Purchased IP Assets its ability to conduct the Businesses), and (iii) to cooperate with each other in connection with the foregoing. Following the Closing, at Buyer's written request, Sellers shall take all commercially reasonable action necessary to sell, assign, convey, transfer and deliver to Buyer any Purchased Asset or Purchased IP Asset not delivered to Buyer at the Closing. For a period of twelve
(12) months following the Closing, Sellers agree that subsequent to the Closing, they shall refer all customer inquiries with respect to the Businesses to Buyer. Sellers and IP Sellers shall, and shall cause their Representatives to, cooperate in connection with any financing arrangement Buyer seeks in connection with or following the Closing as may be reasonably requested by Buyer or Buyer's lenders. Such cooperation by Sellers and IP Sellers shall include (i) executing such agreements as are reasonably required by Buyer's lenders in connection with any pledge, security interest in and otherwise grant of lien by Buyer to its lenders including with respect to Purchased Assets under Sellers' or IP Sellers' control; (ii) consenting to the assignment of any agreements including the Purchase Agreement and the Closing Documents between Buyer, on the one hand, and any Seller or IP Seller, on the other hand; (iii) providing such information and assistance (including available financial statements and other financial data relating to the Business) as Buyer's lenders may reasonably request and granting such access to Buyer's lenders and their Representatives as may be reasonably necessary for their due diligence; and (iv) executing such other documents or instruments as Buyer's lenders may reasonably request. For avoidance of doubt, Buyer's lenders includes any of Buyer's prospective lenders.

     7.5 Governmental Notices and Consents; Permits.

          (a) Promptly after the date hereof, Buyer, Sellers and IP Sellers shall file all notifications, applications and reports required by Buyer, Sellers and IP Sellers, including any filing under the HSR Act or any Antitrust Law, and any filings required by each Antitrust Authority, and shall take such other action that is required to be taken, with any other Governmental Body or authority in connection with the transaction contemplated by this Agreement.

          (b) Buyer, Sellers and IP Sellers shall: (i) cooperate with each other in connection with all filings required by the HSR Act or by any Antitrust Law to be made by either Party to consummate the transaction contemplated by this Agreement; (ii) supply promptly any additional information that may be required by any Antitrust Authority in connection with a review of the transaction contemplated by this Agreement; and (iii) coordinate and cooperate with each other in exchanging information and providing reasonable assistance as may be required to complete such filings and supply any additional information that may be requested pursuant to any Antitrust Law.

          (c) Without limiting the foregoing, Buyer, Sellers and IP Sellers will use commercially reasonable efforts to obtain all Consents and Orders of federal, state and foreign regulatory bodies and officials which may be or become necessary for the execution and delivery of, and the performance of obligations pursuant to, this Agreement and any related ancillary agreements, and will cooperate together in promptly seeking to obtain all such Consents and Orders.


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

          (d) Without limiting the foregoing, Buyer, Sellers and IP Sellers shall use commercially reasonable efforts to resolve any objections, if any, as may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and, if by mutual agreement Buyer, Sellers and IP Sellers decide that litigation is in their best interests, Buyer, Sellers and IP Sellers shall cooperate and use commercially reasonable efforts to contest and resist any such action or Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transaction contemplated by this Agreement. Notwithstanding anything else contained in this Agreement, neither Buyer, Sellers nor IP Sellers shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the business, assets, condition, results of operations or prospects of either Party.

          (e) Buyer shall pay all filing fees required in connection with all filings of the Parties under the HSR Act and with any Antitrust Authority with respect to the transactions contemplated by this Agreement.

          (f) Prior to the Closing, Buyer will use commercially reasonable efforts to obtain all Permits necessary to allow Buyer to own and operate its businesses immediately following the Closing, and will cooperate with Sellers in promptly seeking all such Permits. Prior to the Closing, Sellers will use commercially reasonable efforts to obtain all Permits necessary to allow Sellers to own and operate their respective businesses immediately following the Closing, and will cooperate with Buyer in promptly seeking all such Permits. Without limiting the foregoing, Sellers shall use commercially reasonable efforts to assist Buyer in obtaining such Permits including by providing Buyer with reasonable access, and the assistance of, its employees who are knowledgeable about the actions required to obtain any such Permits.

          (g) Prior to the Closing Date, Sellers and IP Sellers shall take good faith action to determine any actions, other than the receipt of the bill of sale to be provided by Sellers to Buyer at the Closing, that must be taken by either Buyer or Sellers to effect the transfer of any Permits included in the Purchased Assets to Buyer. As soon as practical following the date hereof, but at least fifteen (15) business days prior to the Closing, Sellers and IP Sellers shall inform Buyer of Sellers' and IP Sellers' good faith determination of any actions, except the receipt of the bill of sale to be provided by Sellers to Buyer at the Closing, that must be taken by either Buyer or Sellers to effect such transfer.

     7.6 Efforts. Each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (a) the obtaining of all necessary Consents and Permits from third parties; (b) negotiating final and execution versions of the Closing Documents; and (c) the defending of


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

any lawsuits or any other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining Order entered by any court or administrative authority vacated or reversed.

     7.7 Notification.

          (a) Between the date of this Agreement and the Closing Date, Sellers will give prompt written notice to Buyer of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty by Sellers or IP Sellers contained in this Agreement to be untrue or inaccurate or which would result in a breach of any covenant contained in this Agreement by Sellers or IP Sellers, and, , except for purposes of determining the Buyer Indemnified Person's right to indemnification pursuant to Article 12 and
     Article 13, such disclosures shall amend and supplement the disclosure schedules to Article 5 and Article 13 for all purposes hereof including the Closing condition in Section 9.1(a). For avoidance of doubt, all disclosures made after the date hereof shall be disregarded, and shall not be deemed to amend or supplement the disclosure schedules, for purposes of determining the Buyer Indemnified Persons' right to indemnification set forth in Article 12 and Article 13. For avoidance of doubt, the Parties agree that the covenant set forth in the first sentence of this Section 7.7(a) shall terminate immediately following the Closing. For all purposes of this Agreement, supplements to the Schedules specifically contemplated by Section 5.17(a)(xvi) and the second sentence of Section 5.19 shall be deemed for all purposes of this Agreement to be delivered on the date hereof (and not on the date actually delivered) provided such supplement is made within the time period set forth in Section 5.17(a)(xvi) and the second sentence of Section 5.19.

          (b) In the event such additional disclosures reveal facts or circumstances that Buyer reasonably believes could result in indemnifiable Damages under Article 12 and Article 13 equal to or exceeding $10,000,000 in the aggregate, Buyer shall have the right to terminate this Agreement and such right to terminate shall be the sole and exclusive remedy of Buyer with respect to such additional disclosures; provided that all procedural requirements and claim limitations set forth in Article 12 and Article 13 (including the mini-basket and dollar thresholds set forth in Section 12.4 and Section 13.5) shall be disregarded. Buyer agrees to notify Sellers' Representative of its determination that such additional disclosures reveal facts or circumstances that could result in indemnifiable Damages under
     Article 12 and Article 13 equal to or exceeding $10,000,000 promptly after such determination.

     7.8 Title Commitment and Survey.

          (a) Prior to the date of this Agreement, Sellers delivered to Buyer a survey map and legal description of each of the Owned Real Property and Leased Real Property described in Schedule 2.1(e) (each a "Survey").

          (b) Prior to the date of this Agreement, Sellers caused a title company to examine title to the Owned Real Property and Leased Real Property described in


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

     Schedule 2.1(e) and to present to Buyer written commitments for owner's policies of title insurance on the Owned Real Property and Leased Real Property described in Schedule 2.1(e), on an American Land Title Association form (each a "Title Commitment"), along with copies of all Schedule B documents.

          (c) Buyer shall have a period of ten (10) days following the date of this Agreement to give Sellers' Representative notice ("Objection Notice") of any encumbrances, easements, conditions, restrictions, covenants, reservations, limitations, rights of way, encroachments or other matters disclosed in the Title Commitment or Survey which are not defined as Permitted Encumbrances (except subclause (e) of the definition of Permitted Encumbrances set forth in Section 16), and which are reasonably objectionable to Buyer ("Title Defect"). The applicable Seller has no obligation to cure any Title Defect (other than a Title Defect or other title matter which is a lien for the payment of money only that can be removed by the payment of a definite sum or money, all of which will be satisfied at the Closing). If Sellers elect not to cure or remove any other Title Defect within thirty (30) days following receipt of the Objection Notice, Buyer shall have the right, at its sole option, to: (i) waive the Title Defect which such Seller has not removed or cured and accept title to the property subject to the Title Defect; or (ii) terminate this Agreement pursuant to Section 10.1(a). If Sellers elect to cure or remove a Title Defect within thirty (30) days following receipt of the Objection Notice, Sellers may reasonably (for a period not to exceed fifteen (15) days) extend the Closing Date as necessary to cure or remove such Title Defect. Encumbrances that are (i) not objected to by Buyer, (ii) waived by Buyer, or (iii) cured or removed by Sellers shall be deemed Permitted Encumbrances.

          (d) Notwithstanding the foregoing, Buyer acknowledges that Sellers have the right, in connection with the conduct of any environmental remediation projects, to implement deed restrictions on the Owned Real Property and the Leased Real Property described in Schedule 2.1(e) at any time prior to the Closing, to the extent such deed restrictions are required under Environmental Laws and will not unreasonably interfere with Buyer's operations, and after the Closing, Buyer shall be subject to such deed restrictions pursuant to Article 13.

     7.9 Title Company. The Title Company (and not an agent of the Title Company) shall serve as the closing agent for purposes of the transfer of the Owned Real Property hereunder, pursuant to the terms of a closing escrow customary for transactions of this type.

     7.10 Exclusivity. Sellers and IP Sellers shall not, and shall cause their Subsidiaries and their respective officers, directors, employees and Affiliates not to, discuss, or otherwise enter into any agreement or other arrangements with any third party regarding any possible sale or other disposition of the Businesses or all or any part of the Purchased Assets or Purchased IP Assets (other than the disposition of assets or Inventory in the Ordinary Course of Business) (an "Acquisition Proposal") or provide any information to any third party other than the provision of information as is specifically otherwise permitted hereunder or the provision of information which is traditionally provided in the regular course of such entity's business operations to third parties where such entity and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Acquisition Proposal. Sellers and IP


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

Sellers shall, and shall cause their Subsidiaries and their respective officers, directors, employees and Affiliates to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding an Acquisition Proposal and (ii) promptly notify Buyer if any Acquisition Proposal, or any written offer or other inquiry from any third party with respect thereto, is subsequently made.

     7.11 Confidentiality. For a period of five (5) years after the Closing Date, Sellers and IP Sellers will not, either directly or indirectly, divulge, disclose, use, disseminate or communicate to any Person any of Buyer's Confidential Information and Buyer will not, either directly or indirectly, divulge, disclose, disseminate or communicate to any Person any of Sellers' or IP Sellers' Confidential Information. For purposes hereof, "Confidential Information" shall mean any information, in any form or medium, with respect to Buyer, relating to the Businesses, the Purchased Assets and the Purchased IP Assets, and with respect to Sellers and IP Sellers, relating to the Retained Assets, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other Persons who can obtain economic value from its disclosure or use. Notwithstanding anything to the contrary in this Agreement: (i) Sellers and IP Sellers may not, either directly or indirectly, divulge, disclose, use, disseminate, or communicate to any Person any of the Purchased IP Assets or the Purchased Records except as specifically permitted under the Buyer License Agreement or as required in order to permit Sellers or IP Sellers to perform their obligations to Buyer under this Agreement or any Transaction Document; and
(ii) to the extent permitted by the License Agreement, Buyer and its Affiliates may divulge, disclose, use, disseminate, and communicate to any Person any of the Licensed IP. Nothing in this Section 7.11 shall be deemed a license to, waiver of, or limitation of Buyer's rights in Intellectual Property owned by Buyer after the Closing.

     Immediately after the Closing Date, except for so long as necessary to meet their delivery obligations under this Agreement (but in no event longer than thirty (30) days), IP Sellers and Sellers shall destroy any and all Purchased Trade Secrets and all copies thereof in their possession; provided, Sellers and IP Sellers may retain the Purchased Trade Secrets necessary for Sellers and IP Sellers to perform their obligations under the Buyer Manufacturing and Supply Agreements, in which case such Purchased Trade Secrets will be destroyed in accordance with the terms of the Buyer Manufacturing and Supply Agreements, but in no event later than thirty (30) days following the termination or expiration of the Buyer Manufacturing and Supply Agreements. Within thirty (30) days from the Closing Date, or as applicable, within sixty (60) days of the termination or expiration of the applicable Buyer Manufacturing and Supply Agreement(s), IP Sellers and Sellers shall deliver to Buyer written certification that such destruction has occurred. IP Sellers and Sellers agree that notwithstanding anything herein to the contrary, it shall deliver to Buyer any and all Purchased Trade Secrets prior to destroying any Purchased Trade Secrets pursuant to its obligations hereunder.

     Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) is or becomes part of the public domain through no act or failure to act on any Party's part; (ii) was independently developed by any Party or their Affiliates after the Closing, but solely to the extent of such independent development; or (iii) was received by any Party without restrictions as to its use from a third party who is lawfully in possession and not restricted as to the use thereof. Further, each Party is authorized to disclose Confidential


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

Information of the other Party (but not Intellectual Property of the other Party except, subject to the terms of the License Agreement and Buyer License Agreement, pursuant to a joint venture, joint development, and similar arrangement where the Person who will receive the Confidential Information agrees (on customary and commercially reasonable terms which protect the rights of the owner of such Intellectual Property) not to use the Confidential Information other than in connection with such joint venture, joint development, or similar arrangement) when such disclosure is (a) justified by a legitimate business purpose, in which case the disclosing party shall impose commercially reasonable restrictions on the recipient's use and protection of such Confidential Information, including, without limitation, a written, executed confidentiality agreement requiring protection no less than the protection required under this Agreement; (b) required by any court Order or similar Order, or (c) required under any applicable Law, including any rule, regulation, Order or requirement of the Securities and Exchange Commission or any national securities exchange, provided, however, before a Party discloses any Confidential Information under clause (b) or (c), such Party shall promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other Party to preserve the confidentiality of such information consistent with applicable Law.

     7.12 Non-Compete; Non-Solicitation.

          (a) In consideration of the benefits to Sellers and IP Sellers hereunder and in order to induce Buyer to enter into this Agreement, Sellers and IP Sellers (on behalf of themselves and their Affiliates) hereby covenant and agree that for a period of 5 years after the Closing Date (the "Restricted Period"), Sellers, IP Sellers and their Affiliates shall not, directly or indirectly, engage in, conduct, manage, operate, control or participate in the ownership or management of, any business that manufactures, distributes or sells any products of the same or substantially similar composition, or are the functional equivalent, as those products manufactured or sold by the Businesses on the Closing Date or those products currently contemplated to be manufactured or sold (the "Restricted Business"), except that nothing contained herein shall be deemed to prohibit, limit or otherwise restrict Sellers, IP Sellers or their Affiliates from any of the following:

               (i) using emulsion process know-how, but not for the purpose of
          (X) making or having made any nitrile emulsions which have historically been purchased by Sellers, IP Sellers and their Affiliates from the Businesses on an intercompany basis so long as such nitrile emulsions are available from Buyer at commercially reasonable terms, or (Y) selling or distributing nitrile emulsions, except for the limited purposes of: (a) manufacturing, but not having manufactured, the two products 1570X80 and 1570X95 in substantially the same manner as such two products are manufactured by Seller through use of the high-temperature process in existence as of the Closing Date; and (b) the sale or distribution of products qualifying under clause (a) in the same markets as sold or distributed by Seller as of the Closing Date (provided such sale and distribution as of the Closing Date is capable of contemporaneous documentation);

               (ii) participating in product markets to the extent Sellers' or IP Sellers' non-transferred businesses participate in such product markets as of the Closing Date in the making, having made, using, selling or distributing of (provided such participation as of the Closing Date is capable of contemporaneous documentation): (x) antioxidants and/or antidegradents: as a discrete component, or as part of a package, in the fields of fuels and/or lubricants; or as a component in Sellers' plastics or coatings non-transferred businesses; provided, notwithstanding anything to the contrary in this Agreement, in no event as a discrete component in any market other than fuels or lubricants and in no event in connection with fuels or lubricants for use in jet engines (the "Antioxidant Field"); (y) silicones in the personal care market; and (z) wax emulsions (the entirety of Sections 7.12(a)(i) and (ii), the "Compete Field");

               (iii) owning, purchasing or otherwise acquiring an aggregate of up to five percent (5%) of the outstanding capital stock of any person that is engaged in a Restricted Business, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities; and

               (iv) directly or indirectly participating in or acquiring any interest in any business engaged in the Restricted Business where the annual revenues of the Restricted Business are less than 20% of the aggregate annual revenues of such business.

          (b) Except for the employees listed in Schedule 7.12(b), each Seller and each IP Seller agrees that it shall not directly, or indirectly through another Person, for a period of two (2) years after the Closing Date, (i) induce or attempt to induce any Person to leave the employ of any of the Businesses, or in any way interfere with the relationship between any of the Businesses and such Persons, (ii) hire any person who was an employee of any of the Businesses at any time during the one-year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this
     Section 7.12 that any such hiring within such one-year period is in violation of clause (ii) above); provided that Sellers and IP Sellers shall not be prohibited from employing any such Person whose annual salary is less than $60,000 and who responds to a general solicitation for employment contained in a newspaper or other periodical, or (iii) except relating solely and exclusively to the activities permitted in Section 7.12(a)(i), call on, solicit or service any customer, supplier, licensor or licensee of the Businesses (including any Person that was a customer or supplier of the Businesses at any time during the 12-month period immediately prior to the Closing), for the purpose of inducing or attempting to induce such Person to cease doing business with the Businesses, or in any way interfering with the relationship between any such customer, supplier, licensor or licensee of the Businesses (including making any negative statements or communications about the Businesses).

          (c) Sellers and IP Sellers acknowledge that any breach of the provisions of Sections 7.12(a) or 7.12(b) by Sellers or IP Sellers may result in irreparable injury to Buyer (following the consummation of the transactions contemplated hereby), and that Buyer's remedies at law may be inadequate and insufficient. Accordingly, in the event of


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

     any such breach by Sellers or IP Sellers of Sections 7.12(a) or 7.12(b), Buyer may be entitled to preliminary or permanent injunctive relief, in addition to all such other legal and equity remedies as may be available to Buyer therefor. Nothing in this Section 7.12 shall be deemed a license to, or waiver of, Buyer's rights in Intellectual Property owned by Buyer after the Closing.

          (d) This Section 7.12 shall terminate and be of no further force or effect against Sellers or IP Sellers upon the Change of Control of either Noveon or its ultimate parent, Lubrizol. For purposes of this subsection
     (d), "Change of Control" means the disposition of all or substantially all of the assets of, the merger or consolidation of, or the sale or exchange of stock by, Noveon, Lubrizol or their respective shareholders that results in a change of at least fifty percent (50%) of the voting stock of such corporation, other than to one of its Affiliates.

     7.13 Removing Retained Assets. Within ninety (90) days after the Closing Date, Sellers (at their sole cost) shall remove or cause the removal of all Retained Assets from the Facilities to be occupied by Buyer. Buyer shall (and shall cause Buyer's Affiliates to) reasonably cooperate with Sellers in the temporary storage and removal of, and refrain from using, any Retained Assets that remain at the Facilities on and after the Closing Date.

     7.14 Retention And Access To Records; Access To Personnel. For a period of five (5) consecutive years after the Closing Date: (i) Sellers and IP Sellers shall retain (and not destroy, alter or otherwise dispose of) the Retained Records and Buyer shall retain (and not destroy, alter or otherwise dispose of) the Purchased Records in their existing condition; (ii) each Party shall provide the other Party and their Representatives with reasonable access to those records under (i) during normal business hours; and (iii) each Party shall (and shall cause their Affiliates to) provide the other and their Representatives with reasonable access to each Party's (and their Affiliates) personnel during normal business hours to the extent deemed necessary, in the requesting Party's reasonable discretion, in connection with any matters relating to the Purchased Assets, Purchased IP Assets, the Licensed IP or the Businesses, the Retained Assets, the Retained Liabilities.

     7.15 Sellers' Representative. Each Seller and IP Seller hereby irrevocably appoints Noveon ("Sellers' Representative") as such Sellers' or IP Sellers' true and lawful attorney-in-fact and agent and authorizes its acting for such Seller or IP Seller and in such Seller's or IP Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by Sellers' Representative in connection with this Agreement, as fully to all intents and purposes as such Seller or IP Seller might or could do in person, including taking any and all action on behalf of such Seller or IP Seller from time to time as contemplated hereunder. Each Seller and IP Seller acknowledges and agrees that upon execution of this Agreement, (i) upon any delivery by Sellers' Representative of any waiver, amendment, agreement, certificate or other document executed by Sellers' Representative, such Seller or IP Seller shall be bound by such documents or action as fully as if such Seller or IP Seller had executed and delivered such documents, and (ii) Buyer shall be entitled to rely on any action taken by Sellers' Representative, on behalf of such Seller or IP Seller pursuant to this Section 7.15. Each Seller or IP Seller will, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable and shall survive the bankruptcy of


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

such Seller or IP Seller. Sellers' Representative will have no Liability to Buyer, Sellers or IP Sellers with respect to actions taken or omitted to be taken in its capacity as Sellers' Representative, except with respect to any Liability resulting primarily from Sellers' Representative's gross negligence or willful misconduct.

     7.16 Removal of Guarantees. Sellers and IP Sellers hereby represent and warrant to Buyer that Schedule 7.16 sets forth all letters of credit, guarantees, surety bonds, or other credit support provided by or arranged by Sellers, IP Sellers or their respective Affiliates which benefit the Businesses and for which Buyer would be reasonably expected to replace letters of credit, guarantees, surety bonds, or other credit support following the Closing. To Sellers' Knowledge and to IP Sellers' Knowledge, other than as set forth on
Schedule 7.16, Buyer will not be required to provide or arrange for any letters of credit, guarantees, surety bonds, or other credit support following the Closing to allow Buyer to operate the Businesses as currently operated from and after the Closing, to receive the benefits of any Assumed Contracts, or to continue any existing customer, supplier, vendor or other business relation. Following the Closing, each Seller and IP Seller agrees that it will keep in place all letters of credit, guarantees, surety bonds, or other credit support existing on the date hereof or on the Closing Date (whether or not set forth on Schedule 7.16) applicable to it and not take any action to terminate or modify such letters of credit, guarantees, surety bonds, or other credit support until the expiration by its terms of such letters of credit, guarantees, surety bonds, or other credit support. To the extent required by a Governmental Body in connection with a remediation obligation relating to a pre-Closing environmental condition, Sellers agree to issue a letter of credit or provide such other letters of credit, guarantees, surety bonds, or other credit support or other financial assurance mechanism, and continue thereafter to reissue or renew such credit, guarantees, surety bonds, or other credit support or other financial assurance mechanism indefinitely, and indemnify Buyer for any obligation or Damages incurred in connection therewith. Except for that certain letter of credit marked with an asterisk on Schedule 7.16 (for which Buyer shall have no Liability), Buyer hereby agrees to indemnify the applicable Seller or IP Seller for any Liability to the beneficiary of such letters of credit, guarantees, surety bonds, or other credit support pursuant to the terms of such credit support and which relates to a default by Buyer of the underlying obligations pursuant to which such credit support was put in place and which first arises following the Closing. With respect to letters of credit, guarantees, surety bonds, or other credit support set forth on Schedule 7.16, Buyer further agrees to pay to the applicable Seller or IP Seller an amount which shall be negotiated in good faith between the parties following the date hereof equal to the fee which Buyer would pay to its financial institution to provide similar credit support.

     7.17 License Agreement.

          (a) At the Closing, Seller and IP Sellers will grant to Buyer or its Affiliates a non-exclusive, perpetual, irrevocable, transferable (in whole or in part, including in connection with the purchase of all or substantially all of the assets to which this license relates), sublicensable, fully pledgable, fully-paid, royalty-free, worldwide license (with the right to sublicense) to use, make, have made, improve upon, sell or distribute (each, in any manner) any Intellectual Property owned, controlled or licensed (to the extent such license permits sublicensing) by any Seller or any IP Seller (or their respective Affiliates) and not otherwise transferred under Section 2.2 and used in the Businesses prior to the


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

     Closing Date (the "Licensed IP"); provided, Buyer and its Affiliates may not use the Licensed IP to produce products, or the functional equivalents of products, that primarily relate to Sellers' or IP Sellers' non-transferred businesses as of the Closing (provided such products are capable of contemporaneous documentation), unless the Businesses were also selling such products or the functional equivalents of such products as of the Closing (provided the Businesses' involvement in such products is capable of contemporaneous documentation). The foregoing license shall be sole and exclusive, including to the exclusion of Sellers and IP Sellers and their respective Affiliates except with respect to the Antioxidants Field and the Compete Field, within the fields of the Businesses for a period of five (5) years from the Closing Date, and Buyer shall have the right to enforce the Licensed IP in those fields, provided: (i) Buyer notifies Seller and IP Seller promptly after instituting any lawsuit; and
     (ii) any settlement of any such legal dispute does not detrimentally affect Sellers' and IP Sellers' rights in the Licensed IP. Seller shall also provide Buyer copies of all records and documentation related to the Licensed IP and necessary for Buyer to avail itself of the benefits of such Licensed IP. The license arrangement contemplated by this Section 7.17(a) shall include the foregoing terms and shall be referred to herein as the "License Agreement".

          (b) At the Closing, Buyer will grant Lubrizol or its Affiliates a non-exclusive, perpetual, irrevocable, transferable (in whole or in part, including in connection with the purchase of all or substantially all of the assets to which this license relates), royalty-free, worldwide license (without the right to sublicense) solely in the Antioxidant Field and the Compete Field to use, make, have made, improve upon, sell and distribute the Buyer Licensed IP owned by Buyer (the "Buyer License Agreement"). The term "Buyer Licensed IP" shall mean: (y) the patents identified on Schedule 7.17(b); and (z) the trade secrets and know-how actually used or being developed by Seller in the Antioxidant Field prior to the Closing Date, to the extent such actual use and development can be established by contemporaneous documentation. Notwithstanding anything to the contrary in this Agreement, the Buyer License Agreement shall: (i) be subject to
     Section 7.12 of this Agreement; and (ii) impose no obligation on Buyer to license Seller any Intellectual Property to which a third party may have rights, whether by contract, license or otherwise; and (iii) except as specifically scheduled in Schedule 7.17(b), impose no obligation on Buyer to license Seller any Intellectual Property used exclusively in the Businesses. Furthermore, Sellers, IP Sellers and their Affiliates hereby waive, and covenant not to enforce, during the Restricted Period, any rights Seller or its Affiliates may have against Buyer, its Affiliates, R.T. Vanderbilt Company, Inc. and its Affiliates ("RT Vanderbilt"), BP Exploration & Oil, Inc. and its Affiliates ("Air/BP") under the law, including under contract or tort, that would limit or impair Buyer's ability to sell, supply or trade with each of RT Vanderbilt or Air/BP under contracts existing as of the Closing Date, as may be amended or restated, or as entered into following the Closing Date, during the Restricted Period, on terms substantially similar to those in the RT Vanderbilt or Air/BP contracts existing as of the Closing Date.

     7.18 Use of Lubrizol or Noveon Name.

          (a) Buyer shall (and shall cause Buyer's Affiliates to), to the extent commercially reasonable, remove or render illegible all references to "Lubrizol" or


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

     "Noveon" or any variation thereof, including "LZ," "NV," "Lubrizol Performance Products," and "Lubrizol Foam Control Products", appearing on the Inventories purchased and acquired hereunder unless such removal or rendering illegible would cause such Inventories to become unusable. Aside from any failure to use commercially reasonable efforts as required pursuant to this Section 7.18(a), no failure to actually remove or render illegible such references shall be deemed a breach of this Agreement.

          (b) If removing or rendering illegible all references to "Lubrizol" or "Noveon" or any variation thereof, including "LZ," "NV," "Lubrizol Performance Products," "Lubrizol Foam Control Products" and the like, appearing on the Inventory purchased and acquired hereunder would cause such Inventory to become unusable, Buyer (or Buyer's Affiliates) shall be entitled use such Inventory in the ordinary course of Buyer's (or Buyer's Affiliates') business for a period of twelve (12) consecutive months following the Closing Date without modifying such references; provided, however, that, within six (6) months of the Closing Date, Buyer shall (or shall cause Buyer's Affiliates to) affix in a prominent manner and location on any finished goods in Inventories to be sold or distributed to third parties markings that are sufficient to identify Buyer (or Buyer's Affiliates) as the manufacturer or seller of such items.

          (c) Buyer shall (and shall cause Buyer's Affiliates to) refrain from using the name "Lubrizol" or "Noveon" or any variation thereof, including "LZ," "NV," "Lubrizol Performance Products," and "Lubrizol Foam Control Products," except that nothing (including, without limitation, any provision of this Agreement or the Transaction Documents) shall limit or prevent Buyer or its Affiliates from, and Sellers, IP Sellers, and their Affiliates shall not seek to limit or prevent Buyer or its Affiliates from:
     (i) using any of the foregoing terms in this subsection (c) in order to indicate, as a historical fact, the actual former names of the Businesses or the relations to Sellers or IP Sellers; or (ii) using any term in a generic or descriptive manner, or using any terms such as "Specialty," "Performance," "Performance Products," "Foam Control Products," "Performance Materials," "Specialty Chemicals," or "Performance Chemicals."

     7.19 Buyer Use of Trademark; Seller Use of Trademark. Buyer shall be entitled to use the trademark Hycar and Vycar on its products that currently use the trademark Hycar ("Hycar Products") or Vycar ("Vycar Products"), respectively, and materials referencing such Hycar Products, but only in the ordinary course of its business for a period of twelve (12) consecutive months following the Closing Date, provided such use is in connection with goods and services of a comparable quality to the goods and services on which Sellers use the Hycar or Vycar trademark. For a period of twelve (12) consecutive months following the Closing Date, Seller shall be entitled to use the trademark Goodrite on its products and materials that currently use the trademark Goodrite, but only in the ordinary course of Seller's business and provided such use is in connection with goods and services of a comparable quality to the goods and services on which Buyer uses the Goodrite trademark consistent with past practice.

     7.20 Memorandum; Disclaimer of Projections. Neither Sellers nor IP Sellers make any representation or warranty to Buyer except as specifically made in this Agreement and the Closing Documents and any signed certificates or other signed instruments or signed agreements delivered after the date hereof in connection with this Agreement on or prior to the Closing Date.

In particular, Sellers and IP Sellers make no representation or warranty to Buyer with respect to: (a) the information set forth in the Confidential Information Memorandum distributed by KeyBanc Capital Markets in connection with the offering of the Businesses, the Purchased Assets and the Purchased IP Assets, (b) the information set forth in the related management presentations, or (c) any financial projection or forecast, written or oral, relating to the Businesses, and Buyer waives all claims it has or may have in connection therewith. With respect to any such projection or forecast delivered by or on behalf of Sellers or the Businesses to Buyer, Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make any projection or forecast,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) it shall have no claim against any Seller, IP Seller or the Businesses with respect thereto.

     7.21 No Additional Representations and Warranties. Buyer acknowledges that neither Sellers, IP Sellers nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Businesses, the Purchased Assets or the Purchased IP Assets, except as expressly set forth in this Agreement, or for fraud and Buyer further agrees that neither Sellers, IP Sellers nor any other Person shall have, or be subject to, any Liability to Buyer or any other Person resulting from the distribution to Buyer or such Person, or Buyer's or such Person's use of, any such information, including the Confidential Information Memorandum and any information, documents, data or materials made available to Buyer in the online data room furnished by Sellers, management presentations or other form in expectation of the transactions contemplated by this Agreement. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR FRAUD, IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT NEITHER SELLERS NOR IP SELLERS MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESSES, THE PURCHASED ASSETS OR THE PURCHASED IP ASSETS OR ANY OTHER MATTER BEYOND THOSE EXPRESSLY GIVEN HEREIN OR IN ANY SIGNED CERTIFICATES OR OTHER SIGNED INSTRUMENTS OR SIGNED AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT AFTER THE DATE HEREOF AND ON OR PRIOR TO THE CLOSING DATE. EXCEPT AS SET FORTH IN ARTICLE 5 AND SECTION 13.2, THE PURCHASED ASSETS AND THE PURCHASED IP ASSETS ARE BEING SOLD "AS IS" AND "WHERE IS" WITH ALL FAULTS.

     7.22 Collections. After the Closing, Sellers and IP Sellers shall promptly (but in no event later than one (1) day after receipt thereof) deliver to Buyer any cash, checks or other property that any Seller or IP Sellers receives following the Closing to the extent relating to the Purchased Assets, the Purchased IP Assets or the post-Closing operations of the Businesses. After the Closing, Buyer agrees to promptly (but in no event later than one (1) day after receipt thereof) deliver to Sellers or IP Sellers any cash, checks or other property that it receives to the extent relating to the Retained Assets.

     7.23 Purchase Option for Offsite Equipment. With respect to each individual piece of equipment included in the Offsite Equipment, Sellers and IP Sellers, on behalf of themselves and their Affiliates and their successors and assigns, grant to Buyer and its successors or assigns, an irrevocable option to purchase for an purchase price of $1.00 such equipment following such


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

time as such equipment is no longer used to provide products or services to Buyer or its successors or assigns pursuant to the Buyer Manufacturing and Supply Agreements. Sellers and IP Sellers, on behalf of themselves and their Affiliates and their successors and assigns, agree and acknowledge that the Offsite Equipment may only be used to supply products and services to Buyer and its successors or assigns pursuant to the Buyer Manufacturing and Supply Agreements. Sellers and IP Sellers, on behalf of themselves and their Affiliates and their successors and assigns, agree to keep the Offsite Equipment in reasonable condition and repair (ordinary wear and tear excepted) for comparable equipment in the industry. All such Offsite Equipment will be sold "AS IS", "WHERE IS".

     7.24 Shared Agreements. The Parties agree and acknowledge that there are certain Contracts which relate to both the Businesses, on the one hand, and the businesses (other than the Businesses) of Sellers, IP Sellers and their respective Affiliates on the other hand (such contracts, the "Shared Contracts") and that following the Closing certain Shared Contracts will be assigned by Sellers to Buyer and certain Shared Contracts will not be assigned to Buyer. The Parties agree (on behalf of themselves and their Affiliates) that at the written request of the other Parties they will, and they will cause their Affiliates to, cooperate with each other, in all commercially reasonable respects, to design an arrangement pursuant to which Buyer and its Affiliates, in the case of Shared Contracts that will not be assigned to Buyer, and Sellers and IP Sellers and their respective Affiliates, in the case of Shared Contracts that will be assigned to Buyer, may receive substantially all of the material rights and benefits (and assume, discharge and indemnify for its proportionate share of the obligations) of such Shared Contracts as may be received today. Each of the Parties agrees and acknowledges that it may not be possible to design such an arrangement, and if it is not possible to design such an arrangement, except for the failure to use commercially reasonable efforts required hereby, no Person shall be liable to any other Person pursuant to the terms of this Section 7.24.

     7.25 BUTADIENE, ANILINE AND DPA SUPPLY. From and following the Closing until December 31, 2009, the Parties agree to cooperate with each other, in all commercially reasonable respects, to design shared purchasing and other arrangements that ensures both the Buyer and its Affiliates, on the one hand, and Sellers, IP Sellers and their Affiliates, on the other hand, with the supply of butadiene, aniline and DPA from Chemtura Corporation, Equistar Chemicals, LP or other suppliers of butadiene, aniline and DPA as is necessary to satisfy their operating needs from time to time. The Parties agree to work with each other pursuant to this Section 7.25 to maximize their combined purchasing power and seek to obtain supplies upon the best possible available pricing, volume, and other terms. The Parties further agree to work together pursuant to this
Section 7.25 even if one of the Parties no longer benefits from this Section
7.25 because it no longer requires butadiene, aniline and DPA in its operations or for some other reason. If requested by the other Party, each Party agrees to use its commercially reasonable efforts to purchase butadiene, aniline and DPA directly (on behalf of the other Party) from suppliers and sell such materials to the other Party; provided that the requesting Party shall pay all of the purchasing Party's out-of-pocket costs and expenses related thereto. The Parties agree that whenever they work together pursuant to an arrangement created hereunder they shall pay the same price for the materials purchased hereunder. The Parties agree and acknowledge that such arrangement could include designing an arrangement pursuant to which Buyer and its Affiliates, in the case of Sellers, IP Sellers, or their Affiliates supply contracts, and Sellers and IP Sellers and their respective Affiliates, in the case of Buyer's and its Affiliates' supply contracts,


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

may receive substantially all of the material rights and benefits (and assume, discharge and indemnify for its proportionate share of the obligations) may be received today and pursuant to arrangements. The Parties agree an arrangement could include the other Party enjoying all of the benefits of the other Party's relationship.

     7.26 Assumed Contracts. Within fourteen (14) days after the date hereof, Sellers and IP Sellers will use commercially reasonable efforts to provide Buyer with a list of all Contracts located in the online data room that they believe are Assumed Contracts, and to the extent Buyer does not already have a copy of any Contract on such list, a copy of such Contract. For avoidance of doubt,
Article 2 shall govern whether or not such Contract is actually an Assumed Contract, and no argument will ever be made that the failure to list a Contract results in any obligation of Sellers or IP Sellers or any failure of Sellers or IP Sellers to be obligated.

     7.27 Documents in the Online Data Room. Within two (2) business days of the date hereof, Sellers and IP Sellers shall deliver to Buyer a CD-Rom which contains all the documents in the online data room on the date hereof.

     7.28 Customer and Supplier Calls. Following the date hereof, notwithstanding anything in this Agreement or any other agreement to the contrary (including the Confidentiality Agreement) Buyer may contact any of the Businesses' customers, suppliers, vendors, or other business relations in connection with the transactions contemplated hereby and the operation of the Businesses following the Closing. Upon reasonable request, Sellers and IP Sellers will arrange meetings with such customers of, and suppliers and vendors to, and other business relations.

     7.29 Shared Equipment. The Parties agree and acknowledge that there is certain equipment which relates to both the Businesses, on the one hand, and the businesses (other than the Businesses) of Sellers, IP Sellers and their respective Affiliates on the other hand (such contracts, the "Shared Equipment") and that following the Closing certain equipment will be conveyed by Sellers to Buyer and certain equipment will not be conveyed to Buyer. The Parties agree (on behalf of themselves and their Affiliates) that at the written request of the other Parties they will, and they will cause their Affiliates to, cooperate with each other, in all commercially reasonable respects, to design an arrangement (which shall not unreasonably interfere with the operation of the owner of the equipment's business) pursuant to which Buyer and its Affiliates, in the case of Shared Equipment that will not be conveyed to Buyer, and Sellers and IP Sellers and their respective Affiliates, in the case of Shared Equipment that will be conveyed to Buyer, may continue to use and benefit (but shall assume, discharge and indemnify for its proportionate share of any costs and expense related thereto) of such Shared Equipment as is enjoyed today. Each of the Parties agrees and acknowledges that it may not be possible to design such an arrangement, and if it is not possible to design such an arrangement, except for the failure to use commercially reasonable efforts required hereby, no Person shall be liable to any other Person pursuant to the terms of this Section 7.29.


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

                                    ARTICLE 8
                                EMPLOYEE MATTERS

     8.1 Employment. Prior to the Closing Date, and at a time chosen in consultation with Sellers, Buyer shall offer employment to each Active Employee and such other employees agreed to by the Parties and set forth on Schedule 8.1 to commence on the Closing Date, and will disclose such offers to Sellers at least five (5) business days prior to the Closing Date. Each employee who accepts such offer of employment by Buyer and reports to work with Buyer shall be referred to herein as a "Transferred Employee."

          (a) As of the Closing Date, Buyer shall provide each Transferred Employee with base salary and base wages that are substantially similar to such Transferred Employee's base salary and wages in effect immediately prior to the Closing Date and other benefits (but excluding any equity based compensation, retiree health and welfare benefits, defined pension plan benefits, and nonqualified retirement benefits) that, in the aggregate, are competitive in the industry for companies of similar size and nature and in a similar location as of the Closing Date; provided, however, any compensation and benefits provided to any Transferred Employee subject to any collective bargaining agreement shall comply with all applicable requirements of such collective bargaining agreement. Nothing herein shall serve to change the at-will employment relationship of any non-union employee not possessing an employment agreement with any of the Businesses.

          (b) The Transition Services Agreements shall provide, but not be limited to, the following, (i) that the Transferred Employees shall continue to participate in Sellers' Healthcare Plans until the earlier of December 31, 2006 or the date upon which Buyer establishes a health or welfare plan that replaces the Sellers' Benefit Plan applicable to the Transferred Employees, (ii) that Buyer shall reimburse Sellers with respect to all claims or expenses incurred by Seller in connection with the provision of benefits or claims to Transferred Employees or their dependents under the Sellers' Healthcare Plans after the Closing Date, including, without limitation any COBRA coverage provided to Transferred Employees or COBRA qualified beneficiaries of Transferred Employees after the Closing Date and (iii) the direct out-of-pocket cash costs (including base salary and wages but excluding bonus or other benefits and without providing for any margin of profit or allocation of depreciation or amortization expense) of Sellers with respect to providing such services, and such Transition Services Agreement shall contain such other provisions concerning process and participation of Transferred Employees in Sellers' Healthcare Plans following the Closing Date as shall be agreed upon by the Sellers and Buyer. All Transferred Employees shall cease to participate in any of Sellers' Healthcare Plans on the Closing Date except to the extent set forth in the Transition Service Agreement. Buyer shall give all Transferred Employees credit for all service with the applicable Seller (including service with previous employers that is credited by the applicable Seller) under the Buyer Benefit Plans in which such Transferred Employees becomes a participant for purposes of eligibility, vesting and vacation and severance determination only, to the extent such service was recognized for comparable purposes under the corresponding Sellers' Benefit Plan.


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

          (c) To the extent reflected in the Closing Working Capital, Buyer shall assume and discharge all obligations of each Seller to its Transferred Employees, whether or not yet payable in respect of periods prior to the Closing Date for payroll, vacation and sick time; provided that Buyer's liability for the obligations assumed in this Section 8.1(c) with respect to the Businesses, other than the vacation obligation for the Lubrizol Foam Control & Silicone Business, shall not exceed the amount accrued on the Closing Statement and included in the calculation of the Closing Working Capital with respect to the Businesses, other than the vacation obligation for the Lubrizol Foam Control & Silicone Business, and, with respect to the vacation obligation for the Lubrizol Foam Control & Silicone Business, shall not exceed $175,000, and Noveon shall fully indemnify Buyer to the extent such Liability with respect to the Businesses, other than the vacation obligation for the Lubrizol Foam Control & Silicone Business, exceeds the amount accrued on the Closing Statement and included in the calculation of the Closing Working Capital with respect to such Businesses and, in the case of the vacation obligation for the Lubrizol Foam Control & Silicone Business, to the extent such Liability for the vacation obligation exceeds $175,000. With respect to each Transferred Employee who, as of the Closing Date, was a participant in or eligible to receive a bonus under any of Sellers' bonus plans set forth on Schedule 8.1(c) (collectively, the "Sellers' Bonus Plans"), Seller shall be responsible for and shall pay any bonus payments under such bonus plans in accordance with the terms and conditions of such bonus plans; provided that any such bonus payments shall be determined without regard to any length of service or last day requirement. Such Transferred Employees eligible for a bonus under any Sellers' Bonus Plans shall receive their prorated bonus payments as of the Closing Date or as soon as administratively practicable following the Closing Date.

          (d) Buyer shall reimburse Sellers and their Affiliates, parents and Subsidiaries, with respect to any Liabilities paid by Sellers under the Sellers' Severance Practice arising solely out of any failure by Buyer to offer employment to each of such Seller's Active Employees to commence on the Closing Date (or with respect to any disabled employee or employee on a leave of absence, the date such employee is eligible to return to work with Buyer following the Closing Date) in accordance with Section 8.1. A copy of Sellers' Severance Practice is attached as Schedule 8.1(d).

          (e) Buyer agrees and acknowledges that the transfer of the Purchased Assets to Buyer contemplated by this Agreement constitutes the sale of one or more businesses within the meaning of WARN. Notwithstanding anything contained in this Agreement, Buyer agrees and acknowledges that for purposes of WARN, it will be responsible for all applicable notices and Liabilities under WARN resulting from any termination of employment which occurs on or after the Closing Date, provided, however, that Sellers shall provide to Buyer on or before the Closing Date a list of all employee layoffs, by date and location, implemented by the Businesses in the 90-day period immediately preceding the Closing. Sellers shall indemnify Buyer against all liabilities and obligations arising under WARN prior to the Closing.

          (f) Buyer shall assume and pay as and when due all Liabilities or amounts due to, or in respect of, any Transferred Employee relating to, or arising in connection


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

     with, any and all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring after the Closing Date.

          (g) Buyer and Sellers agree that, provided that Sellers shall provide Buyer with the applicable employee information by December 31, 2006, Buyer shall be responsible for filing W-2 forms for the Transferred Employees for the entire calendar year 2006 in accordance with the Alternate Procedure of
     Section 5 of Revenue Procedure 2004-53.

     8.2 Employee Benefit Matters.

          (a) Sellers' Benefit Plans. Except as otherwise provided in the Transition Services Agreement and this Section 8.2, on and after the Closing Date, Sellers shall remain responsible and indemnify Buyer for the maintenance, administration, funding and payment or distribution of any and all benefits accruing or arising under or with respect to the Sellers' Benefit Plans, including the Sellers' Pension Plans. Except as otherwise provided in the Transition Services Agreement, on and after the Closing Date Buyer shall be responsible and indemnify Seller for the administration, funding and payment or distribution of any and all benefits accruing or arising under or with respect to such employee benefit plans or programs as the Buyer may establish or maintain on or after the Closing Date for the benefit of the Transferred Employees.

          (b) Vesting. As of the Closing Date, Seller shall take, or shall cause to be taken, all steps necessary to fully vest all Transferred Employees in their benefits or account balances under each Sellers' Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code.

          (c) Defined Benefit Pension Plans. As of the Closing Date, Seller shall amend each Sellers' Pension Plan to provide that each Transferred Employee who is at least age 50 as of December 31, 2006 but less than age 55 as of the Closing Date and who has an accrued benefit under any such Sellers' Pension Plan as of the Closing Date shall have their employment with Buyer and its Affiliates (including any successors thereto) credited for purposes of determining such Transferred Employee's eligibility for any early retirement pension or subsidy under the Sellers' Pension Plan, but only if such Transferred Employee applies for early retirement under such Sellers' Pension Plan on or after retirement or termination of employment from the employment of the Buyer and its Affiliates, (including any successors thereto). For avoidance of doubt, no such credit for a Transferred Employee's service with Buyer shall result in the continued accrual of any normal retirement benefit under any Sellers' Pension Plan.

          (d) Retiree Medical and Life Plans Under Collective Bargaining Agreements. With respect to each Transferred Employee who works pursuant to a collective bargaining agreement set forth in Section 8.3 herein and is listed on Schedule 8.2(d), Buyer shall assume or retain all Seller's obligations to provide any such Transferred Employee with post retirement medical and life insurance benefits as set forth in the applicable collective bargaining agreement under a Buyer established health and welfare plans.


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

          (e) Obligation of Seller for Retiree Medical and Life Insurance Benefits. Following the Closing Date, Seller shall provide retiree medical and life insurance benefits under any Sellers' Benefit Plan to each Transferred Employee (other than such Transferred Employees set forth in the preceding paragraph) and any other current or former employees of the Business (including any beneficiaries thereto) who would have satisfied the eligibility requirements (as such requirements existed as of the Closing
     Date) for such benefits as if such Transferred Employee's service with Buyer or any of its Affiliates during the period beginning on the Closing Date and ending on December 31, 2006 is deemed service with Seller.

          (f) Plan to Plan Transfer of 401(k) Benefits. Sellers and Buyer agree to transfer the account balances of the Transferred Employees in Sellers' 401(k) Plans to Buyer's 401(k) Plan. The Parties agree that such transfer shall occur as soon as practicable after the Closing Date and each Seller shall cause the trustee of each Seller's 401(k) Plan to transfer in cash (and notes evidencing participant loans) to the qualified trust established under Buyer's 401(k) Plan the account balances whether or not vested of all Transferred Employees in Sellers' 401(k) Plans. With respect to notes evidencing plan loans, Sellers' 401(k) Plans shall assign such notes to Buyer's 401(k) Plan. Until the transfer to the Buyer's 401(k) Plan occurs, the applicable Seller and Buyer shall cooperate to take such steps as may be necessary to permit Transferred Employees with outstanding loans from the applicable Seller's 401(k) Plan to make timely payments to service such loans and avoid default thereunder. Sellers shall make all contributions required under any Sellers' 401(k) Plan for the Transferred Employees who are participants in such plans for all periods of time up to and including the Closing Date as and when such contributions are due under Sellers' 401(k) Plan and ERISA and shall waive any last day requirement or 1,000-hour requirements for purposes of any employer contributions with respect to such Transferred Employees allocable during the plan year containing the Closing Date.

          (g) Buyer's Medical Plan. At the Closing Date or as soon as reasonably practicable following the establishment of Buyer's Medical Plan, but in no event later than December 31, 2006, Buyer shall allow all such Transferred Employees and their eligible dependents to enroll, without any waiting period, in Buyer's Medical Plan. For such individuals who elect to enroll in Buyer's Medical Plan, Buyer and Buyer's Medical Plan shall be responsible for all the medical, dental and prescription drug expenses incurred by such individuals and their eligible dependents on and after the date of enrollment. In accordance with the Transition Services Agreement, Buyer shall be responsible for all the medical, dental and prescription drug expenses actually incurred by Sellers with respect to Transferred Employees and their dependents under the Sellers' Healthcare Plans after the Closing Date and prior to enrollment in the Buyer's Medical Plan including such other costs as set forth in Section 8.1(b)(iii) of this Agreement. With respect to such individuals, Buyer shall use commercially reasonable efforts to waive any restrictions and limitations for pre-existing conditions except to the extent such individuals were subject to such restrictions and limitations under Sellers' Healthcare Plans as of the day prior to the date of enrollment in Buyer's Medical Plan. Sellers and Buyer hereby agree that any Transferred Employee who (i) as of the Closing Date is entitled to receive short-term disability benefits and who subsequently becomes eligible


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

     to receive long-term disability benefits or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable to receive long-term disability benefits under such Sellers' Benefit Plan unless and until such employee is no longer disabled.

          (h) Sellers' Healthcare Plans. Except to the extent otherwise provided in the Transition Services Agreement, Sellers and Sellers' Healthcare Plans shall only be responsible for medical, dental and prescription drug expenses of the Transferred Employees and their dependants to the extent such expenses are covered under the terms of Sellers' Healthcare Plans and are incurred prior to the Closing Date. For purposes of this subsection
     (h), an expense is incurred when the medical, dental, prescription drug or other health benefit service is rendered or performed regardless of when such claim for such expense is submitted for reimbursement. The Buyer's Medical Plan shall take into account expenses incurred by a Transferred Employee under Sellers' Healthcare Plans on or after the first day of the plan year in which the Closing Date occurs, and up to the date that the Transferred Employee enrolls in Buyer's Medical Plan, for purposes of determining deductibles and out-of-pocket limits under Buyer's Medical Plan for Transferred Employees in the plan years in which such enrollment occurs.

     8.3 Union Contracts. Effective as of and conditioned upon the occurrence of the Closing, Buyer shall (a) recognize the current collective bargaining representatives of the Noveon's employees at the Hilton Davis, Kalama, Akron and Noveon Textile facilities, and (b) assume the Union Contracts and, except as provided in this Agreement, the applicable Sellers' obligations thereunder as well as the obligation to negotiate in good faith with respect to such Union Contracts.

     8.4 Third Party Obligations. Nothing contained in this Article 8 or this Agreement, express or implied, shall confer any benefits, rights or remedies upon any Person other than Sellers or Buyer.

                                    ARTICLE 9
                              CONDITIONS OF CLOSING

     9.1 Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to consummate the transaction contemplated herein including to purchase the Purchased Assets and the Purchased IP Assets, and to take the other actions required to be taken by Buyer at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part), which for the avoidance of doubt shall include any environmental, health and safety matters relating to each of the following:

          (a) Accuracy of Representations. All of Sellers' and IP Sellers' representations and warranties in this Agreement that are subject to materiality qualifications shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the time of the Closing as if then made (except to the extent such representations or warranties speak as of an earlier date in which case such representation and warranty shall be true and correct in all respects as of such earlier


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

     date). All other representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date);

          (b) No Material Adverse Effect. Subsequent to the date hereof and prior to the Closing, there shall have been no occurrence of any event or events that in the aggregate has had a Material Adverse Effect;

          (c) Sellers' and IP Sellers Performance. All of the covenants and obligations that Sellers or IP Sellers are required to perform, or to comply with, pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects;

          (d) Closing Deliveries. Sellers and IP Sellers shall have caused the documents and instruments required by Section 11.2 to be delivered (or tendered subject only to the Closing) to Buyer;

          (e) Consents. All Consents set forth on Schedule 9.1 shall have been obtained, in each case on terms reasonably satisfactory to Buyer;

          (f) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereunder, or that would have a material adverse effect on the right of Buyer or its Affiliates to own, operate or control all or any portion of the Purchased Assets, the Purchased IP Assets, or the Businesses;

          (g) No Conflict. Neither the consummation nor the performance of any of the transactions contemplated hereunder will, directly or indirectly (with or without notice), contravene or conflict with or result in a violation of any applicable Law or Order;

          (h) Permits. Except if Noveon and Lubrizol enter into an agreement (reasonably acceptable to Buyer) with Buyer or its Subsidiaries which agreement unconditionally guarantees the full payment and indemnification against any Damages which may arise as a result of the failure of Buyer or its Subsidiaries to have such Permits (including any environmental, health or safety Permits) as are necessary to allow Buyer or its Subsidiaries to own and operate the Businesses, the Purchased Assets and the Purchased IP Assets as currently operated from and after the Closing and the only potential Damages to Buyer as a result of the failure of Buyer to have such Permits is monetary damages (as opposed to injunctive or other equitable relief), Buyer shall have received such Permits (including any environmental, health or safety Permits) as are necessary to allow Buyer to own and operate the Businesses, the Purchased Assets, and the Purchased IP Assets as currently operated from and after the Closing;

          (i) Antitrust Laws. Buyer, Sellers and IP Sellers shall have received or obtained all governmental and regulatory Consents and approvals that are necessary for the consummation of the transactions contemplated hereby and Buyer's operation of the Businesses following the Closing, in each case on terms satisfactory to Buyer, and the filing and waiting period requirements under the Antitrust Laws shall have been complied with and expired;

          (j) FIRPTA Affidavit. Sellers shall have furnished Buyer with an affidavit certifying as to each Sellers' United States taxpayer identification number and that each Sellers is not a "foreign person" pursuant to Section 1445(b)(2) of the Code; and

          (k) Releases of Encumbrances. Sellers and IP Sellers shall have obtained releases of all material Encumbrances relating to the Purchased Assets and the Purchased IP Assets (other than the Permitted Encumbrances).

          (l) Chemtura Corporation Agreement. Buyer shall have entered into a written agreement with either Chemtura Corporation or Seller (or Chemtura Corporation and Seller) that provides for the supply of Aniline and DPA to Buyer through December 31, 2007 on substantially the same terms and conditions as set forth in the Crompton Corporation Sales Contract dated on or about December 2003 by and between Crompton Corporation and Noveon, Inc.

          (m) Geon Purchase Option. Except if Noveon and Lubrizol enter into an agreement (reasonably acceptable to Buyer) with Buyer or its Subsidiaires which provides that Noveon and Lubrizol will indemnify Buyer or its Subsidiaries from and against all Damages (of any kind and nature) as a result of Geon Company's exercise of its right to purchase the warehouse located in Henry, Illinois, the Geon Company shall have (i) acknowledged in writing that the option to purchase Seller's portion of the Warehouse at the Henry Township (the "Warehouse") facility granted to it pursuant to Quitclaim Deed and Reciprocal Grant of Options effective as of March 1, 1993 and recorded on May 4, 1995, in Book 558, page 285, Document No. 62218, or otherwise (the "Purchase Option"), has terminated and is no further force or effect; or (ii) waived the Purchase Option, if any; or
     (iii) if the Purchase Option exists and Geon exercises the same and acquires Sellers' portion of said Warehouse, entered into a lease with Buyer for said portion of the Warehouse in form and substance reasonably satisfactory to Buyer that provides it with the economic and other benefits Buyer would have if it acquired Seller's portion of the Warehouse.

          (n) Butadiene Supply. Buyer shall have entered into a written agreement with either Equistar Chemicals, LP or Seller (or Equistar Chemicals, LP and Seller) that provides for the supply of butadiene to Buyer on substantially the same terms and conditions as those set forth in the Sales Agreement 1,3 Butadiene effective November 10, 2005 among Equistar Chemicals, LP, Noveon, Inc. and The Lubrizol Corporation.

     9.2 Conditions Precedent to Sellers' and IP Sellers' Obligation to Close. Sellers' and IP Sellers' obligation to consummate the transaction contemplated herein including to sell


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

and transfer the Purchased Assets and the Purchased IP Assets, and to take the other actions required to be taken by Sellers and IP Sellers at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Sellers' Representative, in whole or in part):

          (a) Accuracy of Representations. All of Buyer's representations and warranties in this Agreement that are subject to materiality qualifications shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the time of the Closing as if then made (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). All other representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

          (b) Buyer's Performance. All of the covenants and obligations that Buyer is required to perform, or to comply with, pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects;

          (c) Closing Deliveries. Buyer shall have caused the payments, documents and instruments required by Section 11.3 to be delivered (or tendered subject only to the Closing) to Sellers' Representative;

          (d) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Sellers or their Affiliates any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereunder;

          (e) No Conflict. Neither the consummation nor the performance of any of the transactions contemplated hereunder will, directly or indirectly (with or without notice), contravene or conflict with or result in a violation of any applicable Law or Order;

          (f) Antitrust Laws. The filing and waiting period requirements under the Antitrust Laws shall have been complied with and expired; and

          (g) Permits. Except if Buyer enters into an agreement (reasonably acceptable to Sellers' Representative) with Sellers which agreement unconditionally guarantees the full payment and indemnification against any Damages which may arise as a result of the failure of Sellers to have such Permits which are to be transferred to Buyer at the Closing and which are necessary to allow Sellers to own and operate the Retained Assets as currently operated from and after the Closing and the only potential Damages to Sellers as a result of the failure of Sellers to have such Permits which are to be transferred to Buyer at the Closing is monetary damages (as opposed to injunctive or other equitable relief), Sellers shall have obtained substitute Permits to replace those Permits to be


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

     transferred to Buyer as necessary for Sellers to operate their businesses (other than the Businesses) as from and after the Closing as currently operated.

                                   ARTICLE 10
                                   TERMINATION

     10.1 Events of Termination. This Agreement may be terminated prior to the Closing pursuant to any of the following:

          (a) Termination by Buyer. This Agreement may be terminated by Buyer's written notice to Sellers' Representative: (i) if a material breach of any provision of this Agreement has been committed by Sellers and IP Sellers (through no fault of Buyer) and such breach has not been waived by Buyer or cured by Sellers or IP Sellers within twenty (20) days of receipt of written notice of such breach; (ii) if Buyer elects to terminate as set forth in Sections 7.7(b) or 7.8(c); (iii) if any condition set forth in
     Section 9.1 has not been satisfied as of the Closing or if satisfaction of such a condition by the Closing is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition before the Closing;
     (iv) if the Closing has not occurred on or before the date that is one hundred (100) days following the date hereof (provided that unless Seller is in material breach of the covenant set forth in Section 7.5(f), Buyer may not terminate this Agreement until the date that is one-hundred-thirty
     (130) days following the date hereof pursuant to this clause (iv) if the conditions set forth in Section 9.1(h) or Section 9.2(g) have not been satisfied), or such later date as the Parties may agree upon, unless the Buyer is in material breach of this Agreement, or (v) if prior to the date that is twenty-nine (29) days after the date hereof, if such day is a business day or the next business day if such day is not a business day, Buyer, on the one hand, and Sellers and IP Sellers, on the other hand, have not executed (to be effective on the Closing) the Closing Documents; or

          (b) Termination by Sellers and IP Sellers. This Agreement may be terminated by Sellers' Representative's written notice to Buyer: (i) if a material breach of any provision of this Agreement has been committed by Buyer (through no fault of Sellers or IP Sellers) and such breach has not been waived by Sellers' Representative or cured by Buyer within twenty (20) days of receipt of written notice of such breach; (ii) if any condition set forth in Section 9.2 has not been satisfied as of the Closing or if satisfaction of such a condition by the Closing is or becomes impossible (other than through the failure of Sellers and IP Sellers to comply with their obligations under this Agreement), and Sellers' Representative has not waived such condition before the Closing; (iii) if the Closing has not occurred on or before the date that is one hundred (100) days following the date hereof (provided that unless Buyer is in material breach of the covenant set forth in Section 7.5(f), Sellers and IP Sellers may not terminate this Agreement until the date that is one-hundred-thirty (130) days following the date hereof pursuant to this clause (iii) if the conditions set forth in Section 9.1(h) or Section 9.2(g) have not been satisfied), or such later date as the Parties may agree upon, unless Sellers or IP Sellers are in material breach of this Agreement; or (iv) if prior to the date that is twenty-nine (29) days after the date hereof, if such day is a business day or the next business day if such day is not a


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

     business day, Buyer, on the one hand, and Sellers and IP Sellers, on the other hand, have not executed (to be effective on the Closing) the Closing Documents; or

          (c) Mutual Termination. This Agreement may be terminated by mutual written consent of the Parties.

          For avoidance of doubt, none of Buyer, Sellers, or IP Sellers shall have any obligation to execute the Closing Documents unless such Person is satisfied with the form and substance of such document in its sole discretion.

     10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the Parties hereto under this Agreement (other than the obligations of the Parties in Sections 7.3 and 10.2 and Article 15 (other than Section 15.3)) shall terminate; provided, however, nothing in Section 10.1 or this Section 10.2 shall be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

                                   ARTICLE 11
                         THE CLOSING; CLOSING DELIVERIES

     11.1 The Closing. Unless otherwise agreed in writing by the Parties, the closing and completion of the transfer and delivery of the Purchased Assets and Purchased IP Assets (the "Closing") shall be held at the offices of Brouse McDowell, at 388 S. Main Street, Akron, Ohio 44311, or at such other place as is mutually agreeable to the Parties, commencing at 10:00 a.m. on the later of: (i) the twenty-eighth (28th) day following the date hereof; or (ii) the date that is five (5) business days following the date upon which all closing conditions set forth in Article 9 have been satisfied (the "Closing Date").

     11.2 Closing Deliveries of Sellers. At the Closing, Sellers or IP Sellers, as the case may be, shall deliver, or cause to be delivered, to Buyer (or, at the request of Buyer, to the Title Company), the following:

          (a) Physical Possession. Sellers shall deliver to Buyer physical possession of all the Purchased Assets and Purchased IP Assets capable of passing by delivery with the intent that title in such Purchased Assets and Purchased IP Assets shall pass by and upon delivery.

          (b) Title Insurance Policies. Title Insurance Policies (which may be in the form of a mark-up of a pro forma of the Title Commitment) for each Owned Real Property and each Leased Real Property described in Schedule 2.1(e) insuring Buyer's fee simple title to each Owned Real Property and a legal, valid, binding and enforceable leasehold interest in each Leased Real Property as of the Closing Date in an amount customary for transactions of this type with gap coverage through the date of recording, subject only to Permitted Encumbrances. Sellers shall deliver to the Title Company such affidavits of title and other certificates as are customarily requested by the Title Company. Such Title Insurance Policies may, at Buyer's cost and expense, include all endorsements reasonably requested by Buyer.

          (c) Transfer Documents. The following transfer documents:

               (i) Bills of Sale. Duly executed bills of sale, for all owned tangible personal property that is included among the Purchased Assets, each in the form and substance reasonably satisfactory to Buyer and Sellers' Representative;

               (ii) Certificates of Title. A duly executed and completed certificate of title with respect to each motor vehicle or other titled asset included among the Purchased Assets;

               (iii) Assignments of Intellectual Property. Duly executed assignments, which are necessary or appropriate to transfer and assign any item of Purchased IP Asset to Buyer, each in the form and substance reasonably satisfactory to Buyer and Sellers'
          Representative;

               (iv) Warranty Deed - Owned Real Property. Duly executed general warranty deeds for each Owned Real Property conveyed under this Agreement, executed in recordable form, each in the form and substance reasonably satisfactory to Buyer and Sellers' Representative;

               (v) Assignment and Assumptions and Consent - Real Property Lease. Assignments of each Real Property Lease, duly executed by the applicable Seller and the lessor of the Leased Real Property, each in the form and substance reasonably satisfactory to Buyer and Sellers' Representative;

               (vi) Assignment and Assumption Agreements. Assignment and Assumption Agreements (the "Assignment and Assumption Agreements"), which are necessary or appropriate to transfer and assign any item of the Purchased Assets to Buyer, duly executed by the applicable Seller, each in the form and substance reasonably satisfactory to Buyer and Sellers' Representative;

               (vii) Estoppel Certificates. An estoppel certificate with respect to each Leased Real Property described on Schedule 2.1(e), dated no more than thirty (30) days prior to the Closing Date, in form and substance satisfactory to Buyer;

               (viii) Non-Disturbance Agreements. A non-disturbance agreement with respect to each Real Property Lease described on Schedule 2.1(e) in form and substance satisfactory to Buyer from each lender encumbering any real property underlying the Leased Real Property for such Real Property Lease; and,

               (ix) Any other appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, warranty deeds, warranty assignments and assumption of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or reasonably desirable to effect transfer to Buyer of good and marketable title to the Purchased Assets and the


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

          Purchased IP Assets (free and clear of all Encumbrances, other than Permitted Encumbrances).

          (d) Records. All Records, provided that to the extent the Records must be severed from Sellers' other files, records, documents and instruments, Sellers will use commercially reasonable efforts to so sever those Records and deliver them to Buyer as soon as practicable following the Closing;

          (e) Officer's Certificate. A certificate dated as of the Closing Date and duly executed by an officer of each Seller or IP Seller certifying that: (i) such Seller has complied with all agreements and obligations required by this Agreement to have been performed or complied with by it prior to the Closing; and (ii) the representations and warranties made by such Seller hereunder are accurate in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing;

          (f) Secretary's Certificate. A certificate dated as of the Closing Date and duly executed by the Secretary of each Seller or IP Seller certifying that: (i) attached thereto is a true and accurate copy of the articles or certificate of incorporation or similar organizational documents of such Seller or IP Seller; (ii) attached thereto is a true and accurate copy of the Code of Regulations, Bylaws or other similar governing document of such Seller or IP Seller; (iii) attached thereto is a true and accurate copy of the resolutions of the Board of Directors of such Seller or IP Seller authorizing Seller or IP Seller to enter into and perform this Agreement and each Transaction Document to be entered into by it at the Closing and authorizing execution of this Agreement and each such Transaction Document by each Person signing on behalf of such Seller or IP Seller and further certifying that such resolution and such authority have not been amended, modified, revoked or rescinded and are in full force and effect at the Closing; and (iv) set forth therein are the names of the individuals who are the duly elected officers of such Seller or IP Seller who have been duly authorized by the Directors of such Seller or IP Seller to execute and deliver this Agreement and the Transaction Documents to which it is a party on behalf of Seller or IP Seller and certifying the signatures of such officers;

          (g) Transition Services Agreement. The transition services agreement ("Transition Services Agreement"), negotiated by the Parties after the date hereof, duly executed by the applicable Sellers and IP Sellers;

          (h) License Agreement. The License Agreement, duly executed by the applicable Seller or IP Seller;

          (i) Buyer License Agreement. The License Agreement, duly executed by the applicable Seller or IP Seller;

          (j) Manufacturing and Supply Agreements. The Buyer Manufacturing and Supply Agreements and the Sellers Manufacturing and Supply Agreements, duly executed by the applicable Seller or its Affiliate;


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

          (k) Other Documents and Instruments. Such other documents or instruments reasonably requested by Buyer; and

          (l) Copies of Approvals. Copies of all third-party approvals and Consents and governmental and regulatory consents and approvals obtained by Seller.

     11.3 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers' Representative (or, at the request of Sellers' Representative, to the Title Company):

          (a) Wire Transfer. A wire transfer of the Purchase Price, plus or minus the Estimated Adjustment Amount as set forth in Article 4 to Sellers' Representative in immediately available funds, to the account designated by Sellers' Representative;

          (b) Assignments of Intellectual Property. The assignments of Intellectual Property, duly executed by Buyer;

          (c) Assignment and Assumption Agreements. The Assignment and Assumption Agreements, duly executed by Buyer;

          (d) Assignment and Assumption and Consent of Real Property Lease. Assignments and assumptions of each Real Property Lease, duly executed by Buyer

          (e) Officer's Certificate. A certificate dated as of the Closing Date and duly executed by an officer of Buyer certifying that: (i) Buyer has complied with all agreements and obligations required by this Agreement to have been performed or complied with by it prior to the Closing; and (ii) the representations and warranties made by Buyer hereunder are accurate in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing;

          (f) Secretary's Certificate. A certificate dated as of the Closing Date and duly executed by the Secretary of Buyer certifying that: (i) attached thereto is a true and accurate copy of the articles of organization (or the equivalent) and the operating agreement of Buyer; (ii) attached thereto is a true and accurate copy of the resolutions of the Board of Directors of Buyer authorizing Buyer to enter into and perform this Agreement and each Transaction Document to be entered into by it at the Closing and authorizing execution of this Agreement and each such Transaction Document by each Person signing on behalf of the Buyer and further certifying that such resolution and such authority have not been amended, modified, revoked or rescinded and are in full force and effect at the Closing; and (iii) set forth therein are the names of the individuals who are the duly elected officers of Buyer who have been duly authorized by the Directors of Buyer to execute and deliver this Agreement and the Transaction Documents to which it is a party on behalf of Buyer and certifying the signatures of such officers;

          (g) Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer;


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

          (h) License Agreement. The License Agreement, duly executed by Buyer;

          (i) Buyer License Agreement. The Buyer License Agreement, duly executed by Buyer.

          (j) Manufacturing and Supply Agreements. The Buyer Manufacturing and Supply Agreements and the Sellers Manufacturing and Supply Agreements, duly executed by Buyer or its Subsidiaries; and

          (k) Other Documents and Instruments. Such other documents or instruments as reasonably requested by Sellers.

                                   ARTICLE 12
                            SURVIVAL; INDEMNIFICATION

     12.1 Survival of Representations and Warranties. Except for the representations and warranties contained in Article 13, all representations and warranties made by Sellers and IP Sellers in this Agreement shall survive the Closing for a period of 18 months, except that the representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Corporate Authority), 5.3 (Enforceability), 5.8(c) (Title to Assets; Sufficiency of Assets), 5.20 (Brokers or Finders), 5.22(f) (Assets of IP Sellers), and 7.16 (Removal of Guarantees) (together with Section 5.12 (Taxes), the "Fundamental Representations")) shall survive the Closing indefinitely and the representations and warranties set forth in Section 5.12 (Taxes) shall survive the Closing until the expiration of the applicable statutes of limitations (giving effect to any extensions or waivers thereof), plus sixty
(60) days. Any claim for indemnification with respect to any of such matters that is not asserted by notice given as herein provided within such specified period of survival may not be pursued. Any indemnity claim asserted within such period of survival will be timely made for purposes hereof and shall survive the time at which it would otherwise terminate pursuant to the terms hereof. Unless a specified time period is set forth in this Agreement (in which event such specified period will control), the covenants and obligations of Sellers, IP Sellers, and Buyer herein will survive the Closing indefinitely. The representations and warranties in this Agreement and the Schedules attached hereto shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer or Sellers or IP Sellers, or the knowledge of any of Buyer's or Sellers' or IP Sellers officers, directors, shareholders, employees or agents or the acceptance by Buyer or Sellers or IP Sellers of any certificate or opinion hereunder.

     12.2 Indemnification of Buyer. Subject to the provisions of this Article 12, Noveon, and if Noveon fails to do so then, Lubrizol, shall indemnify and hold harmless Buyer and its Affiliates (each a "Buyer Indemnified Person") from and against any and all damages or losses (collectively, "Damages") any Buyer Indemnified Person suffers, sustains or becomes subject to as a result of or in connection with:

          (a) any breach of or inaccuracy in any representation or warranty made by Sellers or IP Sellers in this Agreement, or except for the Closing Documents, in any of the signed certificates or other signed instruments or signed agreements furnished to Buyer by Sellers or IP Sellers pursuant to this Agreement after the date hereof and on or


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     prior to the Closing Date, other than the representations and warranties set forth in Section 13.2, for which the indemnification provided in a connection with a breach of such representations and warranties will be exclusively governed by Article 13;

          (b) any breach of any covenant or obligation of Sellers or IP Sellers in this Agreement, or, except for the Closing Documents, in any of the signed certificates or other signed instruments or signed documents furnished to Buyer by Sellers or IP Sellers pursuant to this Agreement after the date hereof and on or prior to the Closing Date, other than covenants and obligations set forth in Article 13, for which the indemnification provided in a connection with a breach of such covenant or obligation will be governed exclusively by Article 13;

          (c) any of the Retained Liabilities;

          (d) the Damages relating to removing any Encumbrance (other than Permitted Encumbrances) on the Purchased Assets or the Purchased IP Assets as of immediately prior to the Closing; or

          (e) if the out-of-pocket costs and expenses of Buyer for filing and/or transfer fees paid to a Governmental Body in connection with the transfer from Sellers to Buyer of the Permits included in the Purchased Assets or the attainment of Permits not included in the Purchased Assets because such Permits were not transferable to Sellers, either of which are necessary to allow Buyer to own and operate the Businesses and the Purchased Assets and the Purchased IP Assets as currently operated from and after the Closing exceeds $160,000 (excluding costs and expenses paid by Buyer to its Representatives), then such out-of-pocket costs and expenses (excluding costs and expenses paid by Buyer to its Representatives) of Buyer in excess of $160,000.

     12.3 Indemnification of Sellers and IP Sellers. Subject to the provisions of this Article 12, Buyer shall indemnify and hold harmless Sellers, IP Sellers and their Affiliates (each a "Sellers' Indemnified Person") from and against any and all Damages any Sellers' Indemnified Person may suffer, sustain or become subject to as a result of or in connection with:

          (a) any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement, or, except for the Closing Documents, in any of the signed certificates or other signed instruments or signed agreements furnished to Seller or IP Sellers by Buyer pursuant to this Agreement after the date hereof and on or prior to the Closing Date;

          (b) any breach of any covenant or obligation of Buyer in this Agreement, or, except for the Closing Documents, in any of the signed certificates or other signed instruments or signed documents furnished to Sellers or IP Sellers by Buyer pursuant to this Agreement after the date hereof and on or prior to the Closing Date;

          (c) any of the Assumed Liabilities;


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          (d) any Liability first arising after the Closing out of the ownership or operation of the Purchased Assets, the Purchased IP Assets or the Businesses by the Buyer or the employment of any Transferred Employees by the Buyer; and

          (e) Product Liability claims made against Sellers following the Closing Date; provided that Buyer's liability per claim under this Section 12.3(e) shall in no event exceed $100,000 per claim, with it being understood that all Liabilities directly relating to claims arising out of the same set of operative facts shall be considered a single claim for purposes of this Agreement and shall be aggregated for purposes of determining Buyer's maximum exposure to $100,000.

     12.4 Limitation of Indemnification.

          (a) Buyer Indemnified Persons shall not be entitled to indemnification hereunder with respect to any Damages specified in Section 12.2(a) and
     Section 12.2(d), unless the particular indemnifiable damage or loss exceeds $50,000 (each an "Allowable Damage" and collectively, the "Allowable Damages"), with it being understood that all Damages relating to claims arising out of the same set of operative facts shall be considered an individual claim for purposes of this Agreement and such items shall be aggregated for purposes of this proviso.

          (b) Noveon and Lubrizol shall not have any obligation to indemnify any Buyer Indemnified Persons for Allowable Damages specified in Section 12.2(a) (other than with respect to representations and warranties contained in the Fundamental Representations) unless and until such Buyer Indemnified Persons have incurred Allowable Damages in an aggregate amount in excess of $1,500,000, in which event such Buyer Indemnified Persons shall be entitled to be indemnified for the entire amount of such aggregate Allowable Damages. The Parties agree and acknowledge that for purposes of satisfying the $1,500,000 threshold set forth in this Section 12.4(b) that indemnification obligations for Environmental Costs incurred under Article 13 shall not apply toward the satisfaction of such threshold.

          (c) Notwithstanding anything in this Agreement to the contrary, Noveon's and Lubrizol's aggregate indemnity obligation for Allowable Damages specified in Section 12.2(a) (when aggregated with its indemnification obligations for Environmental Costs incurred under Section 13.4(a)) shall in no event exceed ten percent (10%) of the Purchase Price. Other than with regard to the Fundamental Representations, no recovery for indemnification of Allowable Damages under Section 12.2(a) shall be received by any Buyer Indemnified Person to the extent the aggregate Allowable Damages received under Section 12.2(a) (including any Allowable Damages and Allowable Environmental Cost previously recovered under Section 12.2(a) and Section 13.4(a)) by all of the Buyer Indemnified Persons, taken as a whole, exceed ten percent (10%) of the Purchase Price; and, other than with regard to the Fundamental Representations, Sellers and IP Sellers shall have no responsibility for Allowable Damages under Section 12.2(a) to Buyer Indemnified Persons thereafter.


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          (d) Nothing in this Agreement (including this Section 12.2) shall limit or restrict any of Buyer's rights to maintain or recover any amounts in connection with any action or claim based upon fraud. No Buyer Indemnified Person shall be entitled to indemnification hereunder with respect to Damages to the extent (but only to the extent) the matter giving rise to such Damages resulted in an adjustment (in favor of Buyer) to the Purchase Price pursuant to Section 4.3 or to the extent (but only up to such amount) the underlying matters are accrued for and identified with specificity on the Closing Statement.

          (e) Buyer acknowledges that the indemnifications provided by Sellers and IP Sellers under Section 12.2 are being made by Noveon and Lubrizol on behalf of all Sellers and IP Sellers, and Noveon and Lubrizol are the only Parties available to the Buyer Indemnified Parties for claims of indemnification against the Sellers and IP Sellers.

     12.5 Third-Party Claims.

          (a) The provisions of this Section 12.5 shall apply to any legal Proceeding which is instituted or any claim asserted by any third party (a "Third Party Claim") in respect of which a Sellers Indemnified Party, on the one hand, or a Buyer Indemnified Party, on the other hand, may be entitled to indemnification under this Article 12, the Party asserting such right to indemnification under this Article 12 (an "Indemnitee") shall give the Party from whom indemnification is sought (the "Indemnifying Party") prompt written notice thereof. A delay in giving such notice shall relieve the Indemnifying Party of Liability for the Third Party Claim to the extent (and only to such extent) the Indemnifying Party suffers Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. The written notice shall set forth (to the extent known) in reasonable detail the alleged factual basis for such Third Party Claim, the provision or provisions of this Agreement on which such claim is based, and the Indemnitee's good-faith estimate of the amount of the claim.

          (b) If an Indemnitee gives notice to the Indemnifying Party pursuant to Section 12.5(a) of the assertion of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, at its option, to assume the defense and control of such Third Party Claim. Such assumption of control shall constitute the Indemnifying Party's acknowledgment that the Indemnifying Party will be responsible for any and all Liability or Damages associated with the tendered claim. Notwithstanding anything contained herein to the contrary, in no event, without the written consent of the Indemnitee, shall an Indemnifying Party be able to assume the defense of any Third Party Claim, if: (i) the Indemnifying Party is also a Person against whom the Third Party Claim is made and the Indemnitee determines in good faith that joint representation would be inappropriate; (ii) the Third Party Claim seeks an injunction that materially interferes with the business or other operations of the Indemnitee; (iii) the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation; (iv) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, Proceeding or


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     other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects; (v) upon petition by the Indemnitee, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (vi) the Indemnitee reasonably believes that the loss relating to such claim for indemnification could exceed the maximum amount that the Indemnitee could then be entitled to recover under Section 12.4. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnitee shall have the right, but not the obligation, to participate in such Proceedings with counsel of its own choice, but the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnitee under this
     Section 12.5 for any fees of Indemnitee's counsel or any other expenses with respect to the defense of such Third Party Claim, incurred by the Indemnitee after the assumption of the defense by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim the Indemnifying Party shall not, without the Indemnitee's written consent, settle or compromise such Third Party Claim, or consent to the entry of any judgment, unless each of the following requirements is satisfied: (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnitee is expressly and unconditionally released from all Liability from the Third Party Claim and the events giving rise to the Third Party Claim. The Indemnitee shall have no Liability with respect to any compromise or settlement of such Third Party Claims affected without its written consent.

          (c) With respect to any Third Party Claim subject to indemnification under this Article 12: (i) both the Indemnitee and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

          (d) With respect to any Third Party Claim subject to indemnification under this Article 12, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     12.6 Other Claims. Any claim by an Indemnitee on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable


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detail and indicating the estimated amount, if practicable, and the Indemnifying
Party shall have a period of thirty (30) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty
(30)-day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Parties covenant and agree to use commercially reasonable efforts to resolve their dispute with respect to such claim within thirty (30) days of receipt of such written notice. If despite such commercially reasonable efforts, the Parties are unable to resolve their dispute, such dispute shall be promptly submitted to Arbitration pursuant to Article 14.

     12.7 Exclusive Remedy of Parties. The remedies provided in this Article 12 shall be the sole and exclusive remedy of the Parties for any breach by any or all of Sellers or IP Sellers, on the one hand, or Buyer, on the other, of this Agreement and the transactions contemplated hereby, other than indemnification for Environmental Matters as set forth in Article 13 and remedies set forth in the Closing Documents. Notwithstanding anything to the contrary contained in this Agreement, other than claims based on fraud, except for Damages incurred by Buyer Indemnified Persons or Sellers Indemnified Persons as a direct result of the matters described in Section 12.2 or 12.3, respectively, Sellers, IP Sellers and its and their Affiliates shall have no Liability to any Buyer Indemnified Person, and Buyer and its Affiliates shall have no Liability to any Seller Indemnified Person, including any Liability incurred in connection with this Agreement, the Purchased Assets, the Purchased IP Assets or the operation of the Businesses other than for Liabilities for Environmental Matters as set forth in
Article 13 and Liabilities pursuant to the Closing Documents.

     12.8 Amount of Claims; Insurance; Tax Benefits.

          (a) Insurance. To the extent that any indemnification claim made under this Article 12 is covered by insurance held by a Buyer Indemnified Person (an "Insured Loss"), the Buyer Indemnified Person shall only be entitled to indemnification pursuant to Section 12.2 hereof with respect to the amount of indemnification claim in excess of the net insurance proceeds actually received (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim) by the Buyer Indemnified Person pursuant to such insurance. With respect to any Insured Loss, the Buyer Indemnified Person shall use commercially reasonable efforts to obtain recovery from the provider of such insurance; provided that a Buyer Indemnified Person shall have no obligation to seek recovery under any insurance policy to the extent that any claims against such insurance policy for such Damages would result in an increase in the premium for such insurance policy or in cancellation of such policy. Notwithstanding anything herein to the contrary, a Buyer Indemnified Person may pursue recovery hereunder prior to the resolution of any such insurance claim, and Noveon, and if Noveon fails to do so then, Lubrizol, shall pay to the applicable Buyer Indemnified Party such amounts as it would otherwise be obligated to pay to such Buyer Indemnified Person without respect to this
     Section 12.8(a) and prior to such time as such Buyer Indemnified Person has determined whether such Damages is covered (or not covered) by insurance held by such Buyer Indemnified Party. If, following the receipt of any indemnity payments pursuant to Section 12.2, a Buyer Indemnified Person obtains any insurance recovery from a third party insurance provider, then the Buyer Indemnified Person shall promptly pay over to Noveon the net amount of


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

     the proceeds received by such Buyer Indemnified Person (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim) pursuant to such insurance up to, but not in excess of, the amount of the indemnification claim paid by Noveon or Lubrizol. The Parties agree that no insurance company shall have any right of subrogation under this
     Section 12.8(a) and the Parties agree that this Section 12.8(a) is not for the benefit of any third party insurance provider.

          (b) Tax Benefit. To the extent that an Indemnitee recognizes Tax Benefits as a result of any Buyer Indemnified Party's Damages or Sellers' Indemnified Party's Damages, as applicable, the Indemnitee shall pay an amount equal to the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Buyer Indemnified Party's Damages or Sellers' Indemnified Party's Damages) to the Indemnifying Party when such Tax Benefits are actually recognized by the Indemnitee. The Indemnitee shall pay the amount of such Tax Benefits to the Indemnifying Party within ten
     (10) days of filing any Tax Return reflecting a Tax Benefit. For this purpose, the Indemnitee shall be deemed to recognize a tax benefit ("Tax Benefit") with respect to a taxable year if, and to the extent that, the Indemnitee's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Buyer Indemnified Party's Damages or Sellers' Indemnified Party's Damages, as applicable, and the receipt of any indemnification payments from all taxable years, exceeds the Indemnitee's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Buyer Indemnified Party's Damages or Sellers' Indemnified Party's Damages, as applicable, and the receipt of any indemnification payments for all taxable years (to the extent permitted by relevant Tax Law and not already taken into account for a previous taxable year pursuant to this Section 12.8(b) and treating such Tax items as the last items claimed for any taxable year).

     12.9 Adjustment to Purchase Price for Tax Purposes. It is the intent of the Parties that any amounts paid under this Article 12 will represent an adjustment of the Purchase Price, and the Parties will report such payments consistent with such intent.

                                   ARTICLE 13
                              ENVIRONMENTAL MATTERS

     13.1 Exclusivity of Article. Except as otherwise provided in this Agreement (including, with respect to the Retained Liabilities, Liabilities relating to Anhydrous Ammonia Release Liability, Former Facilities, Pre-Closing Toxic Tort Liabilities, and the provisions in Section 5.19 regarding environmental, health and safety Permits), this Article 13 exclusively governs the Parties' and their Affiliates' Liabilities relating to Environmental, Health and Safety Liabilities, Environmental Matters, environmental and health and safety disclosures and the allocation of Environmental Costs between the Parties and their Affiliates as such costs relate to the Owned Real Property, the Leased Real Property and the ownership and operation of the Businesses. Except as to the Retained Liabilities including Liabilities relating to Former Facilities and Pre-Closing Toxic Tort Liabilities or as set forth in this Article 13, Buyer and


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Sellers and IP Sellers, for themselves and their Affiliates, Representatives, successors and assigns, each release and discharge each other from any and all rights, claims or causes of action that any of them may now have under any and all Occupational Safety and Health Laws and Environmental Laws (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq., "CERCLA") relating to the Owned Real Property, the Leased Real Property, the ownership of the Purchased Assets and the operation of the Businesses. For avoidance of doubt, Sellers and IP Sellers agree and acknowledge that nothing in this Article 13 or elsewhere in this Agreement (other than the limitation set forth in Section 13.5) shall limit Buyer's right to recover for breaches of the representations and warranties set forth in Section 5.19.

     13.2 Sellers' Environmental Representation and Warranty. Sellers jointly and severally represent and warrant to Buyer that as of the date hereof, and with respect to Sections 13.2(a) through 13.2(g) below, except as disclosed in
Schedule 13.2:

          (a) To Sellers' Knowledge, since February 26, 2001 each Seller has materially complied at all times with, and is currently in material compliance with, all Environmental Laws and Occupational Safety and Health Laws applicable to its Business, and there are no material Environmental, Health and Safety Liabilities with respect to its Business.

          (b) To Sellers' Knowledge, each Seller has all material Permits required for the ongoing conduct of its Business as it is currently being conducted. To Sellers' Knowledge, there has been no commencement of any process by or before any Governmental Body to suspend, revoke, materially modify (other than modifications made in connection with a normal renewal of an expiring Permit) or cancel any such Permit, or any claims by or before any Governmental Body alleging or investigating any violations of Law, except where failure to have such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, it is understood and agreed by Buyer that Sellers make no representations as to the transferability or assignability of any such Permit.

          (c) There are no pending or, to Sellers' Knowledge, threatened claims, Encumbrances, or other restrictions resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law with respect to or affecting any Facility or any of the Owned Real Property or Leased Real Property.

          (d) To Sellers' Knowledge, neither the Owned Real Property nor the Leased Real Property have been placed or are proposed to be placed by the United States Environmental Protection Agency or equivalent state authority on the National Priorities List or equivalent state list, as in effect as of the Closing Date.

          (e) To Sellers' Knowledge, no Release or presence of Hazardous Materials has occurred or is occurring at the Facilities, the Owned Real Property or the Leased Real Property that presently requires notice, further investigation or response action under applicable Environmental Laws.


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          (f) To Sellers' Knowledge, Sellers' ownership and operation of the
     Facilities, the Owned Real Property and the Leased Real Property has not involved the disposal, transportation or arrangement for disposal or transportation, of Hazardous Materials at or to a site that, pursuant to CERCLA or any equivalent state law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or equivalent state authority on the National Priorities List or equivalent state list, as in effect as of the Closing Date.

          (g) To Sellers' Knowledge, Schedule 13.2(g) lists all underground and above ground storage tanks regulated as such under Environmental Law (not including process holding tanks, "drop" tanks and similar tanks) located at the Owned Real Property and the Leased Real Property.

          (h) Notwithstanding anything herein or in the Schedules or Exhibits hereto to the contrary, Sellers have made available in the online data room to Buyer all material information, including without limitation all material environmental audit or assessment reports, bearing upon material Environmental, Health and Safety Liabilities with respect to the Businesses, the Facilities, the Owned Real Property or the Leased Real Property, which are in Sellers' possession or control or which are reasonably available to Sellers.

     13.3 Conditions to Environmental Indemnification and Cost Sharing.

          (a) During the term of Sellers' obligations under this Article 13, Buyer shall comply with Sellers' executory obligations set forth in the documents identified on Exhibit A which obligations (i) pertain to operations at the Facilities, and (ii) are necessary for the preservation of environmental indemnity rights of Sellers against third party indemnitors ("Buyer's Environmental Covenants").

          (b) Notwithstanding any other provision contained in this Agreement, if Buyer breaches any of Buyer's Environmental Covenants, Buyer shall indemnify and hold harmless the Sellers' Indemnified Persons from and against all provable Damages they may suffer, sustain or become subject to as a result of Buyer's breach of such covenants; provided that, for avoidance of doubt, Sellers shall have no such right to indemnification in the absence of actual prejudice of the rights or interests of Sellers caused by such breach; and provided further, that in the event Buyer's breach of any of Buyer's Environmental Covenants results in provable Damages arising with respect to any location other than the transferred
     Facilities: (i) Buyer shall be responsible for fifty percent (50%) of such Damages, and (ii) Buyer's share of such Damages shall not exceed $5,000,000 in the aggregate. For avoidance of doubt, the Sellers' Indemnified Persons shall have the right to injunctive relief set forth in Section 14.3, and Sellers' Damages for a breach covered under this Section 13.3 shall include any of Sellers' provable consequential damages arising from such breach by Buyer.

          (c) In the event of an inconsistency between the definitions of terms set forth in the attached Exhibit A and the definitions of the same term contained in this Agreement, the terms of the attached provisions shall control as they relate to the attached covenants and only to the attached covenants.


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          (d) Buyer shall ensure that its Representatives, successors and assigns are aware of, and are obligated by contract to perform in accordance with Buyer's obligations set forth in Section 13.3(a).

     13.4 Indemnification by Sellers and Cost Sharing. Subject to the conditions, limitations and provisions set forth in Article 13:

          (a) Breach of Representation and Warranty. Subject to the applicable provisions of Section 13.5, Sellers shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against all Damages (including Environmental Costs and capital costs) they suffer, sustain or become subject to as a result of, in connection with, relating or incidental to, or by virtue of a breach of or inaccuracy in any representation or warranty of Sellers set forth in Section 13.2. For the avoidance of doubt, a breach of Section 5.19 regarding environmental, health and safety Permits shall be governed by this Article 13 and not
     Article 12.

          (b) Defined Remediation Projects.

               (i) Existing Defined Remediation Projects. Schedule 13.4(b)(i) describes the environmental remediation projects at the Charlotte, North Carolina, Cincinnati, Ohio and Kalama, Washington Facilities (collectively, the "Defined Remediation Projects"). Subject to the terms of this Section 13.4(b), Sellers shall be responsible for, shall have the right to control, shall diligently pursue Construction Complete and all other required actions, and shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against all Damages (including Environmental Costs and capital costs) relating to or arising from the Defined Remediation Projects until December 31, 2011, subject to the provisions of Section 13.4(b)(vii).

               (ii) New Defined Remediation Projects for Known Matters. Subject to the terms of this Section 13.4(b), Sellers shall be responsible for, shall have the right to control, shall diligently pursue Construction Complete and all other required actions, and shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against all Damages (including Environmental Costs and capital costs) relating to or arising from any action, including any investigative or remedial action ordered by a Governmental Body, for any Known Environmental Matters arising with respect to any of the Facilities (the "New Defined Remediation Projects") until December 31, 2011, subject to the provisions of Section 13.4(b)(vii). A "Known Environmental Matter" shall mean any environmental condition that is known and documented as being present at any Facility on or before the Closing Date, which for the avoidance of doubt shall include, without limitation, any environmental condition identified in the documents made available to Buyer pursuant to Section 7.27.

               (iii) Operation and Maintenance. Sellers shall be responsible for, shall have the right to control, and shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against all Damages (including Environmental


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          Costs) relating to or arising from any monitoring of environmental media, maintenance and repair of monitoring and remedial facilities and equipment, and any other operation and maintenance activities ("Operation and Maintenance") required in connection with the Defined Remediation Projects or New Defined Remediation Projects at any time after the Closing Date until December 31, 2011, subject to the provisions of Section 13.4(b)(vii).

               (iv) Exclusivity of Subsection. Any Damages (including Environmental Costs) that do not relate to or arise from the Defined Remediation Projects, the New Defined Remediation Projects or related Operation and Maintenance shall not be subject to this Section 13.4(b).

               (v) Right of Control. (A) Sellers, or Sellers' designee, shall have the right to control the Defined Remediation Projects and the New Defined Remediation Projects (which right of Sellers includes the rights of any of its third party indemnitors to control the Defined Remediation Projects or the New Defined Remediation Projects), and shall have the right to control the defense and resolution of any claims asserted or threatened by any Governmental Body in connection with or arising from a Defined Remediation Project or New Defined Remediation Project subject to this Section 13.4(b), subject only to the limitation in the immediately following sentence; (B) Sellers shall provide Buyer with reasonable advance notice of, and an opportunity to comment on, any planned activities and any documents proposed to be submitted to any Governmental Body or other third parties, and an opportunity for Buyer to participate in any meetings or material negotiations with any third party (excluding counsel, consultants or other experts retained by the controlling party, unless such party consents to Buyer's participation), but Sellers shall have the right to control the process and all the decisions necessary thereto shall be made in Sellers' sole and absolute discretion subject only to the limitation in the immediately following sentence; and (C) Sellers' rights and duties under clauses (v)(A) and (B) above shall not survive the termination of Sellers' indemnification obligations under this Section 13.4(b). Notwithstanding clauses (v)(A) and (B) above, no compromise or settlement may be reached by Sellers with respect to a Defined Remediation Project or New Defined Remediation Project without Buyer's prior written consent, nor shall any action relating to any Defined Remediation Project or New Defined Remediation Project, which action may interfere with Buyer's operations, be taken without Buyer's prior written consent, in each case which shall not be unreasonably withheld, conditioned or delayed; provided, Buyer shall have such right to consent only to the extent such consent right does not conflict with or cause a breach under Sellers' right to indemnification from any third party, and further provided that Buyer is not in violation of any material term under this Article 13 relating to the subject matter of the consent.

               (vi) Termination Date of Sellers' Indemnity. Subject to Buyer's rights under Section 13.4(d), Sellers' obligations under this Section 13.4(b) shall terminate on December 31, 2011, except with respect to any claims asserted prior to December 31, 2011 which remain pending as of such date, for which Seller's


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          responsibility, right to control and indemnification obligations shall continue until the final resolution of such matter; provided, however, that the Buyer Indemnified Person's indemnification rights against Sellers with respect to such claims asserted prior to December 31, 2011 and pending as of such date shall be to the extent and for the duration of Sellers' actual recovery under the Agreement for Sale and Purchase of Assets between The B.F. Goodrich Company and PMD Group, Inc. dated November 28, 2000 for such matters (the "Pass Through Indemnity"). In furtherance of the foregoing, with regard to the Pass Through Indemnity, Buyer shall present to Sellers information reasonably necessary for Sellers to seek the applicable indemnification from its third party indemnitors, and Sellers shall diligently pursue and undertake all actions requested by the applicable Buyer Indemnified Person to secure the indemnity therefor from its third party indemnitors, provided that in the event litigation is required to secure the indemnity, the applicable Buyer Indemnified Person shall indemnify Sellers for any actual out of pocket fees or expenses incurred by Sellers in connection with litigation requested by Buyers.

               (vii) Notwithstanding any other provision herein to the contrary, for the avoidance of doubt, Seller's indemnification obligations hereunder with respect to any Defined Remediation Project, New Defined Remediation Project, or related Operation and Maintenance shall not be subject to any deductible, cap, or other monetary limitation.

          (c) Unknown Environmental Liabilities.

               (i) Sellers Indemnity for Unknowns. Except for matters expressly indemnified by Sellers in Sections 13.4(a) or 13.4(b), all of which shall be governed exclusively by such express indemnity, and subject to the Allowable Environmental Cost threshold of $50,000 set forth in
          Section 13.5(a), Sellers shall indemnify, defend and hold harmless the Buyer Indemnified Persons for fifty percent (50%) of all Damages (including Environmental Costs and capital costs) for Environmental, Health and Safety Liabilities relating to the Facilities and the ownership and operation of the Businesses conducted thereon, in each case to the extent arising from facts, events or conditions caused or occurring on or prior to the Closing Date and only to such extent (including off-site treatment, storage or disposal locations used by or in connection with the ownership or operation of such Businesses during such period) ("Unknown Environmental Liabilities"); provided, for the avoidance of doubt, that Buyer's fifty percent (50%) share of such liabilities shall be further limited as set forth in Section 13.4(c)(ii).

               (ii) Limitations of Buyer's Assumption of Unknown Environmental Liabilities. Buyer's share of Environmental Costs for Unknown Environmental Liabilities shall not exceed $1,000,000 in any one calendar year or $5 million in the aggregate; by way of example: in the event of a $3 million Unknown Environmental Liability indemnified pursuant to Section 13.4(c), Buyer and Sellers would each pay 50% of the first $2 million, after which Sellers would be responsible for the remaining $1 million. Any Damages (including


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          Environmental Costs and capital costs) not indemnified by Seller because the $50,000 threshold amount is not exceeded shall nonetheless be included for the purposes of calculating Buyer's $1,000,000 and $5,000,000 liability limits hereunder.

               (iii) Termination Date of Sellers' Indemnity. Sellers' obligations under this Section 13.4(c) shall terminate on December 31, 2011, except as to valid indemnity claims asserted prior to December 31, 2011 which remain pending as of December 31, 2011 (which claims, for the avoidance of doubt, relate to Unknown Environmental Liabilities, the facts, events or conditions underlying which occurred on or prior to the Closing Date, and only to such extent), in which case Seller's obligations shall survive until final resolution of such matter; provided, however, in the case such claims relate to subsurface contamination at any Facility requiring remediation and subsequent Operation and Maintenance, Sellers' obligations hereunder with respect to such Operation and Maintenance shall terminate upon the later date of either (x) Construction Complete or (y) December 31, 2011, after which date Buyer shall be responsible for such Operation and Maintenance.

          (d) Sellers' Breach of Prior Covenants. Notwithstanding any other provision contained in this Agreement, if Sellers breach any of the executory obligations in the documents identified in the attached Exhibit A which obligations are necessary for the preservation of environmental indemnity rights of Sellers against third party indemnitors ("Sellers' Environmental Covenants"), Sellers shall indemnify and hold harmless the Buyer Indemnified Persons from and against all provable Damages (including Environmental Costs) they may suffer, sustain or become subject to as a result of Sellers' breach; provided that, for avoidance of doubt, Buyer Indemnified Persons shall have no such right to indemnification in the absence of actual prejudice of the rights or interests of Buyer caused by such breach. Buyer's damages for a breach under this Section shall include any of Buyer's provable consequential damages arising from such breach by Sellers.

          (e) Acknowledgement of Indemnity by Noveon and Lubrizol. Buyer, Noveon, and Lubrizol acknowledge that the indemnifications to be provided by Sellers pursuant to this Article 13 shall be provided on behalf of all Sellers by Noveon, and to the extent Noveon fails to provide such indemnification, Lubrizol and Noveon and Lubrizol are the only Parties available to Buyer for claims pursuant to this Article 13 of indemnification against the Sellers.

     13.5 Limitations on Indemnification.

          (a) Buyer shall not be entitled to indemnification hereunder with respect to any Damages (including Environmental Costs) indemnifiable under Sections 13.4(a) or 13.4(c) (each a "Basic Environmental Indemnity" and, collectively, the "Basic Environmental Indemnities"), unless the particular indemnifiable Damages (including Environmental Costs) exceeds $50,000 (each an "Allowable Environmental Cost" and, collectively, the "Allowable Environmental Costs"), with it being understood that all


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     Damages (including Environmental Costs) relating to claims arising out of the same set of operative facts shall be considered an individual claim for purposes of this Agreement and such items shall be aggregated for purposes of this proviso.

          (b) Noveon and Lubrizol shall not have any obligation to indemnify any Buyer Indemnified Persons for Allowable Environmental Costs specified in
     Section 13.4(a) unless and until such Buyer Indemnified Persons have incurred Allowable Environmental Costs in an aggregate amount in excess of $2,500,000, in which event such Buyer Indemnified Persons shall be entitled to be indemnified for the entire amount of such aggregate Allowable Environmental Costs. The Parties agree and acknowledge that for purposes of satisfying the $2,500,000 threshold set forth in this Section 13.5(b) that indemnification obligations for Allowable Damages incurred under Section 12.2(a) shall not apply toward the satisfaction of such threshold.

          (c) Notwithstanding anything in this Agreement to the contrary, Sellers' aggregate indemnity obligation for Allowable Environmental Costs indemnifiable under the Basic Environmental Indemnities, when aggregated with its indemnification obligations for Damages incurred under Section 12.2(a), shall in no event exceed ten percent (10%) of the Purchase Price; and no claim for indemnification of Environmental Costs under the Basic Environmental Indemnities shall be made hereunder by Buyer to the extent the aggregate Allowable Environmental Costs claimed (including any Environmental Costs previously recovered and indemnifiable Damages incurred under Section 12.2(a)) by the Buyer, taken as a whole, exceed ten percent (10%) of the Purchase Price; provided however, for the avoidance of doubt:
     (i) Seller's indemnification obligations under Section 13.4(b) with respect to Defined Remediation Projects, New Defined Remediation Projects and related Operation and Maintenance shall not be subject to any threshold, deductible, cap or other monetary limitation, (ii) Seller's indemnification obligations with respect to Pre-Closing Toxic Tort Liabilities and Former Facilities (and any related offsite disposal Liabilities) shall not be subject to any limitation as to time or amount.

          (d) The indemnity obligation set forth in Section 13.4(a), and the underlying representation and warranty set forth in Section 13.2, shall survive the Closing hereunder for a period of 24 months after the date hereof, and thereafter except for claims reported prior to such date, Sellers shall have no responsibility or Liability with respect to any claims arising under Section 13.4(a) or Section 13.2. Any claim for indemnification with respect to any such matters which is not asserted by notice given as herein provided within such specified period of survival may not be pursued. Any indemnity claim so asserted within such period of survival will be timely made for purposes hereof, and Seller's obligation therewith, if any, shall continue until its final resolution.

          (e) Any corrective actions or resolution resulting from a validated indemnity claim made under the Basic Environmental Indemnities must be diligently pursued by Buyer in good faith to prompt completion. Any corrective actions or resolution resulting from a validated indemnity claim made under Section 13.4(b) must be diligently pursued by Sellers in good faith to prompt completion.


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          (f) Buyer shall not be entitled to indemnification hereunder with respect to any particular Damages (including Environmental Costs) to the extent (but only to the extent) the matter giving rise to such Damages (including Environmental Costs) resulted in an adjustment (in favor of Buyer) to the Purchase Price pursuant to Section 4.3 above.

          (g) Sellers shall not be obligated to indemnify Buyer pursuant to
     Article 13 to the extent Environmental Costs result from Buyer's unreasonable disturbance of the areas identified on Schedule 13.5(g) that are subject to long-term closure requirements under Environmental Laws.

          (h) Except as set forth in Section 13.5(d), Sellers shall have no obligation of indemnification pursuant to Article 13 after the termination of the indemnification in accordance with the express terms of such indemnification.

          (i) Sellers shall have no obligation of indemnification for Environmental Matters specified in the Basic Environmental Indemnities to the extent Environmental, Health and Safety Liabilities arise as the result of applicable regulatory standards that are not in effect at the Closing. However, with respect to any such Environmental Matters which arise under such standards in effect at the Closing, Sellers' obligations shall be deemed extinguished only upon completing such remedial action as is required under the regulatory standards in effect at the time such remedial action is undertaken. For the avoidance of doubt, the preceding provisions shall not apply to the Defined Remediation Projects or the New Defined Remediation Projects, for which Sellers shall be responsible for completing any and all required actions.

          (j) Except as provided otherwise herein, Sellers shall have no Liability whatsoever pursuant to the Basic Environmental Indemnities with respect to any Environmental, Health and Safety Liabilities properly set forth in Section 13.2 hereof, and the accompanying schedules hereto, to the extent and only to the extent specifically and explicitly identified therein.

          (k) For the avoidance of doubt, Sellers shall have no obligation of indemnification for Liabilities to the extent, and only to such extent, arising from New Environmental Conditions or from Buyer's Exacerbation of Pre-Existing Conditions.

     13.6 Cincinnati Site. Sellers hereby assign, from and after the Closing Date, all of its rights under the Environmental Matters Agreement among Freedom Chemical Acquisition Corporation, Hilton Davis Chemical Co., and Sterling Winthrop, Inc. dated September 9, 1993 in relation to the Cincinnati, Ohio Facility, a copy of which and associated documents are attached hereto as Exhibit B (referred to collectively hereafter as the "Environmental Matters Agreement"). Buyer hereby agrees to, from and after the Closing Date, comply with and assume, fully discharge and fully perform all of Hilton Davis' executory obligations as set forth in the Environmental Matters Agreement including such requirements as management of Hazardous Materials, release of information, cooperation, and transfer of ownership; provided, for the avoidance of doubt, that in accordance with Section 13.4(b), Sellers shall be responsible for and shall indemnify and hold Buyer harmless against all Damages (including Environmental Costs) relating to or arising from the Defined Remediation Project, any New Defined


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Remediation Project, and any related Operation and Maintenance with respect to the Cincinnati Facility, notwithstanding any terms to the contrary in the Environmental Matters Agreement or otherwise.

     13.7 Third-Party Indemnitors; Actions.

          (a) Sellers shall have the right to control the defense, negotiation or resolution of any matter as to which indemnification is provided by Sellers under Section 13.4(b) in accordance with the terms and Buyer consent provisions set forth therein; provided that as to any remedy which is being conducted in whole or in part at Sellers' expense pursuant to this
     Article 13 or any third-party agreement, Sellers, or its or their Affiliates, are permitted to control and define the remedy, which may be conducted in the "Lowest-Cost Commercially Reasonable" manner, which, for purposes of this Agreement, shall mean the cost effective methods for investigation, remediation, removal, corrective action, containment or monitoring permitted by applicable Environmental Laws determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with applicable Environmental Law or to minimize Liability under Environmental Laws or to third parties, it being understood that such Lowest-Cost Commercially Reasonable manner shall, where appropriate, include the use of risk-based remedies, institutional or engineering controls or deed restrictions to the extent such controls or restrictions do not unreasonably interfere with the ongoing operations upon the affected Facility, it being further understood that, in the event of an actual conflict between: (A) a requirement under applicable Environmental Law or an Order, direction or mandate by a Governmental Body, and (B) what would otherwise be a Lowest-Cost Commercially Reasonable manner, the requirement, Order, direction or mandate shall be deemed the Lowest-Cost Commercially Reasonable manner.

          (b) Buyer shall have the right to control the defense, negotiation or resolution of any matter as to which indemnification is provided under Sections 13.4(a) and 13.4(c); provided that Buyer shall provide the Sellers with reasonable advance notice of, and an opportunity to comment on, any planned activities and any documents proposed to be submitted to any Governmental Body or other third parties, and an opportunity for Sellers to participate in any meetings or material negotiations with any Governmental Body or third party (excluding counsel, consultants or other experts retained by Buyer), and no compromise or settlement may be reached by Buyer with regard to such matter (or any related third party claim) without Sellers written consent (which consent shall not be unreasonably withheld or delayed).

     13.8 Indemnification of Sellers by Buyer. Buyer shall defend, indemnify and hold harmless Sellers from and against all Damages (including any Environmental Costs) suffered or incurred by Sellers to the extent, and only to such extent, resulting from: (i) New Environmental Conditions; (ii) Buyer's Exacerbation of Pre-Existing Conditions; or (iii) any and all Environmental, Health and Safety Liabilities with respect to the Owned Real Property or the Leased Real Property, in each case above, to the extent not otherwise expressly retained or indemnified by Sellers in this Agreement. Buyer agrees that, except as otherwise provided herein, this Section 13.8 shall survive the Closing indefinitely. For the purposes of this


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Agreement: (x) "New Environmental Conditions" shall mean any environmental condition at any Facility occurring solely after the Closing Date and during the Buyer's ownership or operation of such Facility; (y) "Buyer's Exacerbation of Pre-Existing Conditions" shall mean any actions or omissions outside the Ordinary Course of Business at any Facility by or on behalf of Buyer (such as Buyer's voluntary invasive subsurface sampling, excavation or redevelopment of a portion of a Facility) or by any other Person (such as Buyer's contractors and agents, or vandals and other uninvited third parties), to the extent (and only to the extent) such actions exacerbate or increase the remedial cost associated with any environmental condition occurring or in existence at any Facility prior to the Closing Date (including the Defined Remediation Projects); provided, however, that Buyer's Exacerbation of Pre-Existing Conditions shall not include any unsolicited governmental actions (such as governmental Orders or inspections that result in a cleanup requirement), third party claims, or any actions required by Law; and provided further, that nothing herein shall be deemed an assumption by Buyer of any liabilities arising under CERCLA or any other Environmental, Health and Safety Laws accruing to Buyer merely by virtue of Buyer's status as the owner or operator of a Facility.

     13.9 Environmental Matters Procedure.

     Any claim for indemnification or reimbursement sought pursuant to this
Article 13 by an Indemnitee shall be asserted by giving the Indemnifying Party reasonable prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, and the Indemnifying Party shall have a period of thirty (30) days within which to respond to such claim. if the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Parties covenant and agree to use commercially reasonable efforts to resolve their dispute with respect to such claim within thirty (30) days of receipt of such written notice. If despite such commercially reasonable efforts, the Parties are unable to resolve their dispute, such dispute shall be promptly submitted to arbitration pursuant to Article 14. Buyer agrees at the reasonable request of Sellers' Representative, and Noveon and Lubrizol each agree at the reasonable request of Buyer, to modify the procedures set forth in this Section 13.9 to maximize the ability of the Parties to recover for indemnification claims under the agreements set forth on Exhibit A.

     13.10 Access to Business. From the Closing Date until the termination of all obligations of Sellers under this Article 13, Buyer shall allow Sellers or its designees and its or their Representatives and Affiliates to have reasonable access to personnel, the premises and to the properties, books and records of Buyer as is reasonably necessary to protect Sellers' rights, perform Sellers' obligations and investigate claims made under this Article 13, during normal working hours, provided Sellers give Buyer at least 48 hours advance notice and such access does not unreasonably interfere with the conduct of the business of Buyer.

     13.11 Environmental Matters Dispute Resolution. In the event of any dispute, controversy or claim arising out of or related to this Article 13, or a breach hereof, whether based in contract, tort, or statute, including as to interpretation, scope, formation, performance or termination ("Environmental Matters Dispute"), the Parties shall settle such Environmental Matters Dispute in accordance with the procedure set forth in Article 14; provided, however, that the Parties shall agree to temporarily halt the Environmental Matters Dispute proceedings and


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allow for executive management discussions and negotiations between Buyer and
Sellers prior to proceeding to arbitration.

     13.12 Amount of Claims; Insurance; Tax Benefits.

          (a) Insurance. To the extent that any Environmental Costs are covered by insurance held by Buyer, Buyer shall only be entitled to indemnification pursuant to Section 13.4 hereof only with respect to the amount of Environmental Costs in excess of the net insurance proceeds actually received (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim) by Buyer pursuant to such insurance. With respect to such insured loss, Buyer shall use commercially reasonable efforts to obtain recovery from the provider of such insurance; provided that Buyer shall have no obligation to seek recovery under any insurance policy to the extent that any claims against such insurance policy for such Environmental Costs would result in an increase in the premium for such insurance policy or in cancellation of such policy. Notwithstanding anything herein to the contrary, Buyer may pursue recovery hereunder prior to the resolution of any such insurance claim, and Sellers shall pay to Buyer such amounts as it would otherwise be obligated to pay to Buyer without respect to this Section 13.12 and prior to such time as Buyer has determined whether such Environmental Costs are covered (or not covered) by insurance held by Buyer. If, following the receipt of any indemnity payments pursuant to Section 13.12(b), Buyer obtains any insurance recovery from a third party insurance provider, then Buyer shall promptly pay over to Sellers the net amount of the proceeds received by Buyer (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim) pursuant to such insurance up to, but not in excess of, the amount of the indemnification claim paid by Sellers.

          (b) Tax Benefit. To the extent that Buyer recognizes Tax Benefits as a result of any indemnification under this Article 13, Buyer shall pay an amount equal to the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from Sellers with respect to such Environmental Costs) to Sellers when such Tax Benefits are actually recognized by Buyer. Buyer shall pay the amount of such Tax Benefits to Sellers within ten (10) days of filing any Tax Return reflecting a Tax Benefit. For this purpose, Buyer shall be deemed to recognize a Tax Benefit with respect to a taxable year if, and to the extent that, Buyer's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Environmental Costs and the receipt of any indemnification payments from all taxable years, exceeds Buyer's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Environmental Costs and the receipt of any indemnification payments for all taxable years (to the extent permitted by relevant Tax law and not already taken into account for a previous taxable year pursuant to this Section 13.12(b) and treating such Tax items as the last items claimed for any taxable year).


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     13.13 Adjustment to Purchase Price for Tax Purposes. It is the intent of the Parties that any amounts paid under this Article 13 will represent an adjustment of the Purchase Price, and the Parties will report such payments consistent with such intent.

                                   ARTICLE 14
                               DISPUTE RESOLUTION

     14.1 Dispute Resolution. Except as provided in Sections 4.3 and 14.3, in the event of any dispute, controversy or claim arising out of or related to this Agreement or a breach hereof, whether based in contract, tort, or statute, including its interpretation, scope, formation, performance or termination ("Dispute"), the Parties shall settle such Dispute in accordance with the following:

          (a) Friendly Discussions. In the event of any dispute or disagreement between Sellers and Buyer as to the interpretation of any provision of this Agreement or the other agreements contemplated hereby (or the performance of any obligations hereunder or thereunder), the matter, upon written request of either Party, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement. The representatives shall promptly meet and use commercially reasonable efforts to settle the Dispute by consulting and negotiating with each other in good faith to reach a just and equitable solution satisfactory to all Parties;

          (b) Arbitration. If the Dispute is not resolved through friendly discussions within sixty (60) calendar days of the date the Dispute is referred to the Parties' representatives, the Dispute shall be finally resolved by arbitration administered by the American Arbitration Association (the "AAA") in accordance with the provisions of Section 14.2 and the AAA's then-current Commercial Arbitration Rules, including the Emergency Interim Relief Procedures (and, in the case of any Dispute involving a claim in excess of $500,000 (a "Large Dispute"), the Supplementary Procedures for Large, Complex Disputes), and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the case of conflict between the AAA's then-current Commercial Arbitration Rules and Section 14.2, Section 14.2 shall control.

     14.2 Arbitration. The following provisions shall apply to any arbitration hereunder:

          (a) Number and Appointment of Arbitrators. With respect to any Dispute which is not a Large Dispute, the arbitration shall be conducted by one (1) independent and impartial arbitrator appointed by Sellers and Buyer (or, if they cannot agree, by the AAA). In the case of any Large Dispute, the arbitration shall be conducted by three (3) arbitrators. Within ten (10) days following the commencement of arbitration of a Large Dispute, Sellers' Representative shall select one (1) arbitrator and Buyer shall select one
     (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. If the two (2) arbitrators are unable to agree to the third arbitrator within ten (10) days, a third arbitrator shall be appointed by the AAA;


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          (b) Location of Arbitration; Governing Law. The arbitration shall take place in a forum mutually agreed upon by the Parties, provided that the arbitration may not take place in Lake County, Ohio, Cuyahoga County, Ohio, Cook County, Illinois, and Palm Beach County, Florida. The Law of the state of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Schedules attached hereto, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce and that the United States Arbitration Act shall govern the interpretation and enforcement of, and any Proceedings under, the arbitration provisions hereof;

          (c) Language. The language of the arbitration shall be English;

          (d) Discovery. The arbitrator shall permit and facilitate such discovery as the Parties shall reasonably request. The Parties shall keep confidential any Confidential Information or other non-public information disclosed in discovery;

          (e) Damages. The arbitrator shall be expressly empowered to award to any party any Damages in connection with any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, and each Party hereby irrevocably waives any objection to such recovery by any other Party hereto.

          (f) Fees and Expenses. The fees, expenses and costs of the arbitration shall be shared equally by the Parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the prime rate prime rate as quoted in The Wall Street Journal on the date of determination of the arbitrators final judgment to Sellers and Buyer pro rata in an inverse proportion to the extent (by dollar value) to which the award agrees with such Party's position, such amounts to be determined by the arbitrator(s) at the time of the award;

          (g) Final Judgment. The award rendered by the arbitrator shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.

          (h) International Enforcement. The arbitral award shall be enforceable under the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards; and


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

               (i) Continuing Performance. Performance of this Agreement shall continue unabated during the pending of any arbitration which may arise out of a Dispute, except with regard to the matter in Dispute.

     14.3 Equitable Relief. Notwithstanding anything contained in this Article 14 to the contrary and without prejudice to the procedures set forth in Article 14, each Party shall have the right to institute judicial Proceedings against another Party or anyone acting by, through or under such Party, in any court of competent jurisdiction for temporary injunctive or other provisional judicial relief (including through reformation of contract, specific performance, injunction or similar equitable relief) if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

                                   ARTICLE 15
                               GENERAL PROVISIONS

     15.1 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereunder, including all fees and expenses of its Representatives.

     15.2 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a Party may designate by notice to the other Parties):

     If to Sellers:

          The Lubrizol Corporation
          29400 Lakeland Blvd.
          Wickliffe, OH 44092
          Attn: Joseph W. Bauer, General Counsel
          Ph: (440) 943-4200
          Fax: (440) 347-5218
          E-Mail: jwb@lubrizol.com


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          With a mandatory copy to:

          Brouse McDowell
          388 S. Main Street
          Akron, Ohio 44311
          Attn: Robert P. Reffner and Patricia A. Gajda
          Ph: (330) 535-5711
          Fax: (330) 253-8601
          E-Mail: rpr@brouse.com

     If to Buyer:

          SPM Group Holdings, LLC
          5200 Town Center Circle, Suite 470
          Boca Raton, Florida 33486
          Attn: Rodger R. Krouse, Marc J. Leder and Deryl C. Couch
          Ph: (561) 394-0550
          Fax: (561) 394-0540

          With a mandatory copy to:

          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attn: Douglas C. Gessner, P.C. and Jeremy S. Liss
          Ph: (312) 861-2000
          Fax: (312) 861-2200

     15.3 Public Announcements. Prior to the Closing, all public announcements and disclosure relating to this Agreement or the transactions contemplated hereunder shall be made only as may be agreed upon by Sellers and Buyer, unless required by Law. If public disclosure or notice is required by Law, the disclosing Party will use commercially reasonable efforts to give the other Party or Parties prior written notice of the disclosure to be made. Prior to the Closing, Sellers and Buyer will consult with each other concerning the means by which Sellers' employees, customers, suppliers and others having dealings with Sellers will be informed of the transactions contemplated hereunder, and Buyer will have the right to be present for any such communication.

     15.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to conflict of laws rules thereof. Subject to the provisions of
Article 14, the Parties agree that any action brought by any Party shall be brought and resolved exclusively by state and federal courts other than those located in Lake County, Ohio, Cuyahoga County, Ohio, Cook County, Illinois, and Palm Beach County, Florida, and the courts to which an appeal therefrom may be taken. Each of the Parties hereby consents to the jurisdiction of such courts and waives all questions of jurisdiction and venue. The Parties agree that either or both of them may file a copy of this


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Section 15.4 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to jurisdiction venue or to convenience of forum. Legal process in any Proceeding may be served on any party anywhere in the world.

     15.5 Waiver. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the Party against whom it is sought to be enforced. A waiver of any provision by any Party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

     15.6 Entire Agreement; Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent) and constitutes (along with the Schedules and Exhibits hereto, and the Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

     15.7 Assignment, Successors; No Third Parties. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the Buyer (or its permitted assigns) or Sellers' Representative (or its permitted assigns), as applicable, which consent will not be unreasonably delayed or withheld. Notwithstanding the foregoing, if Buyer's (or its permitted assign's) proposed assignment includes the assignment of Buyer's (or its permitted assign's) rights or obligations under Article 13, Noveon's reasonable good faith belief that the proposed assignee is not qualified to perform Buyer's (or its permitted assign's) obligations under
Article 13 or operate the assigned asset or assets according to standards of reasonable environmental compliance, Sellers' Representative may withhold consent to the proposed assignment. If Sellers' Representative withholds consent to the proposed assignment, Buyer (or its permitted assign) may dispute such withholding of consent in accordance with the dispute resolution process set forth in Article 14, and the Arbitrator shall be instructed to make a determination on the matter within 60 days of the filing of the Dispute. Subject to the consent of Sellers' Representative as set forth above, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this
Section 15.7. Subject to the consent of Sellers' Representative (or its successors) set forth above, it is expressly agreed that Buyer (or its permitted assign) may assign its rights and obligations in whole or in part and that upon any permitted assignment, Buyer (or its permitted assign) shall be released from any and all Liabilities and obligations hereunder which are assumed by Buyer's (or its permitted assign's) permitted assign. It is further agreed that any assignment not consented to by Sellers' Representative (or its successor) of Buyer's (or its permitted assign's) rights under Article 13


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shall require that the proposed assignee of Buyer (or its permitted assign)
assumes the obligations set forth in Article 13 (including the obligation set forth in Article 13 to comply with the covenants set forth in Exhibit A). Notwithstanding the foregoing, Buyer (or its permitted assign) may assign in whole or in part its rights and obligations pursuant to this Agreement and the Closing Documents (including the right to purchase the Purchased Assets and the Purchased IP Assets, the benefits and obligations under the Closing Documents, and the obligation to assume the Assumed Liabilities) to one or more of its Affiliates, and Buyer (or its permitted assign) may, in its sole discretion, direct Sellers or IP Sellers to convey the Purchased Assets or the Purchased IP Assets and license the Licensed IP, in whole or in part, to one or more of its Affiliates; provided if Sellers' Representative does not consent to such assignment to Buyer's Affiliates, Buyer shall remain obligated (and shall not be released) from its obligations hereunder; provided, further, for this sentence only, the reference to ten percent (10%) in the definition of "Affiliate" shall be deemed to be fifty percent (50%). Buyer (or its permitted assign) may assign this Agreement and the Closing Documents, including any rights to indemnification, and its obligations pursuant thereto to any of its lender(s) as collateral security; provided if Sellers' Representative does not consents to any assignment of Buyer's (or its permitted assign's) lender(s), Buyer (or its permitted assign's) shall remain obligated (and shall not be released) from its obligations hereunder.

     15.8 Exhibits and Schedules; Construction of Certain Provisions. The Exhibits and Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein. Each disclosure in the Schedules shall be deemed to qualify all representations and warranties of Sellers and IP Sellers made herein, notwithstanding the lack of a specific cross reference, but only to the extent that its applicability to a particular representation, warranty, agreement or condition is reasonably apparent from the face of the disclosure thereof. It is understood and agreed that (1) the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Exhibits or Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and (2) except as expressly provided herein, the listing or disclosure of an item on the Schedules shall not be deemed to create an Assumed Liability or any other Liability for Buyer. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     15.9 Construction. The Parties acknowledge that they and their respective lawyers and counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation or construction of this Agreement.

     15.10 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, illegal, unenforceable or invalid by a court of competent jurisdiction as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the provisions of this Agreement inoperative, illegal, unenforceable or invalid. Furthermore, in lieu of such inoperative, illegal, unenforceable or invalid provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as


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

similar in terms to such inoperative, illegal, unenforceable or invalid provision as may be possible.

     15.11 Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not business days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next business day.

     15.12 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

     15.13 Checks Outstanding. Sellers shall cause all "cut" but uncashed checks written by Sellers on the Businesses' behalf prior to the Closing to clear its bank accounts.

                                   ARTICLE 16
                                   DEFINITIONS

     As used herein, the terms below shall have the following meaning.

     "AAA" shall have the meaning set forth in Section 14.1(b).

     "Accounts Payable" means all trade and accounts payable relating to the operation of the Businesses prior to the Closing including amounts owing to suppliers and vendors for services received and assets acquired.

     "Accounts Payable Amount" shall have the meaning set forth in Section 4.1.

     "Accounts Receivable" shall have the meaning set forth in Section 2.1(a).

     "Accrued Expenses" means all accrued expenses accrued in the Ordinary Course of Business relating to the operation of the Businesses prior to the Closing.

     "Active Employee" shall mean each employee of Sellers who is employed solely in the operations of the Business (other then those employees set forth on Schedule 16(a)) and who is actively at work as of the Closing Date, and also shall include any such employee of Sellers who is absent from work as of the Closing Date due to vacation, short-term disability, approved leaves of absence, or other form of absence from employment and such other employees who are employed (but not solely) in the operations of the Business and listed on
Schedule 8.1. For purposes of this Agreement the term Active Employee shall not include any employee of any Seller on leave of absence or disability leave on the Closing Date who does not return to work within three (3) months of the Closing Date unless such leave of absence is subject to the Family Medical Leave Act or the Uniformed Employment and Reemployment Rights Act.


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     "Acquisition Proposal" shall have the meaning set forth in Section 7.10.

     "Affiliate" of a Person means:

     - In the case of an individual, (i) each other member of such individual's Family, (ii) any Person that is directly or indirectly controlled by any one or more members of such individual's Family,
          (iii) any Person in which members of such individual's Family hold (individually or in the aggregate) a ten percent (10%) or greater interest (by equity or voting power), and (iv) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, the "Family" of an individual includes the individual, the individual's spouse, any other natural person who is related to the individual or the individual's spouse within the second degree and any other natural person who resides with such individual;

     - In the case a Person other than an individual, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person, (ii) any Person that holds a ten percent (10%) or greater interest (by equity or voting power) in such specified Person,
          (iii) each Person that serves as a director, officer, partner, manager, executor or trustee of such specified Person (or in a similar capacity), (iv) any Person in which such specified Person holds a ten percent (10%) or greater interest (by equity or voting power), and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Asset Purchase Agreement, including all the Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

     "Air/BP" shall have the meaning set forth in Section 7.17(b).

     "Allowable Damage" or "Allowable Damages" shall have the meaning set forth in Section 12.4(a).

     "Allowable Environmental Cost" or "Allowable Environmental Costs" shall have the meaning set forth in Section 13.5(a).

     "Anhydrous Ammonia Release Liability" shall mean any Liabilities (including penalties and other Damages to any Governmental Body), and any costs relating to any corrective actions that may be required in connection with the resolution of such matter) relating to the leak of anhydrous ammonia in and around the storage tank area at Sellers' facility located in Kalama, Washington.

     "Antioxidant and Accelerator Business" shall have the meaning set forth in the Recitals.


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     "Antioxidant Field" shall have the meaning set forth in Section
7.12(a)(ii).

     "Antitrust Authority" shall mean any national, supernational or state entity having antitrust or competition jurisdiction with respect to the transactions contemplated by this Agreement.

     "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state, and non-U.S. statutes, regulations, or other binding legal requirements, including European Council Regulation 4064/89, as amended, rules, regulations, Orders and decrees and all other such applicable laws governing antitrust and competition matters.

     "Assignment and Assumption Agreements" shall have the meaning set forth in
Section 11.2(c)(vi).

     "Assumed Benefit Plans" shall have the meaning set forth in Section 2.1(p)

     "Assumed Contract" shall have the meaning set forth in Section 2.1(j).

     "Assumed Employee Plan" shall have the meaning set forth in Section
5.13(a).

     "Assumed Liabilities" shall have the meaning set forth in Section 3.1.

     "Basic Environmental Indemnity" or "Basic Environmental Indemnities" shall have the meaning set forth in Section 13.5(a).

     "Business" or "Businesses" shall have the meaning set forth in the Recitals.

     "Buyer" means SPM Group Holdings, LLC, a Delaware limited liability company.

     "Buyer Benefit Plans" means the employee benefit plans, as defined in
Section 3(3) of ERISA, established or maintained by Buyer on and after the Closing Date.

     "Buyer Indemnified Person" shall have the meaning set forth in Section
12.2.

     "Buyer License Agreement" shall have the meaning set forth in Section 7.17(b).

     "Buyer Licensed IP" shall have the meaning set forth in Section 7.17(b).

     "Buyer Manufacturing and Supply Agreements" shall mean those manufacturing and supply agreements negotiated by the Parties after the date hereof for the supply of product to Buyer and Sellers' Representative.

     "Buyer's 401(k) Plan" shall mean the tax qualified 401(k) defined contribution plan or plans established or designated by Buyer to receive assets and Liabilities pursuant to Section 8.2(f).

     "Buyer's Environmental Covenants" shall have the meaning set forth in
Section 13.3(a).


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

     "Buyer's Exacerbation of Pre-Existing Conditions" shall have the meaning set forth in Section 13.8.

     "Buyer's Medical Plan" shall mean the medical plan or plans established or designated by Buyer pursuant to Section 8.2(g).

     "CERCLA" shall have the meaning set forth in Section 13.1.

     "Change of Control" shall have the meaning set forth in Section 7.12(d).

     "Closing" shall have the meaning set forth in Section 11.1.

     "Closing Date" shall have the meaning set forth in Section 11.1.

     "Closing Documents" shall mean the License Agreement, the Buyer License Agreement, the Buyer Manufacturing and Supply Agreements, the Sellers Manufacturing and Supply Agreements, the Transition Services Agreement, and, Lubrizol Foam Control & Silicone Business Agreement, collectively.

     "Closing Statement" shall have the meaning set forth in Section 4.3(b).

     "Closing Working Capital" shall have the meaning set forth in Section 4.3(a)(iii).

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

     "Compete Field" shall have the meaning set forth in Section 7.12(a)(ii).

     "Confidential Information" shall have the meaning set forth in Section
7.11.

     "Confidentiality Agreement" shall have the meaning set forth in Section
7.3.

     "Consent" means any approval, consent, ratification, waiver or other authorization.

     "Construction Complete" means the completion of all remediation (except for long-term Operation and Maintenance after the completion of all necessary testing and validation of remedial systems, facilities or equipment) required by a consent decree, administrative Order or settlement agreement with any Governmental Body and such completion has been acknowledged by the Governmental Body having authority or jurisdiction over the remediation.

     "Contract" means any agreement, commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale Order, contract, promise or similar arrangement evidencing or creating any obligation, whether written or oral.

     "Damages" shall have the meaning set forth in Section 12.2.

     "Defined Remediation Projects" shall have the meaning set forth in Section 13.4(b)(i).


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     "Direct Claim" shall have the meaning set forth in Section 12.6.

     "Dispute" shall have the meaning set forth in Section 14.1.

     "Effective Time" means 12:01 a.m. EST on the Closing Date.

     "Employee Welfare Benefit Plans" shall have the meaning set forth in
Section 5.13(e).

     "Encumbrance" means any lien (statutory or otherwise), hypothecation, encumbrance, claim, security interest, license, mortgage, pledge, restriction, security agreement, easement, encroachment, option, Tax (including foreign, federal, state and local Tax), of any kind or nature (including (i) any conditional sale or other title retention agreement, (ii) any assignment or deposit arrangement in the nature of a security device, and (iii) any leasehold interest, license or other right granted by Sellers in favor of a third party to use any portion of the Purchased Assets or, the Purchased IP Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown. For avoidance of doubt, neither the agreement with R.T. Vanderbilt Company, Inc. which allows it to use the Purchased Patents nor written manufacturing, distribution, or agency agreements entered into in the Ordinary Course of Business with third parties which give such third party manufacturer, distributor or agent a non-exclusive, non-perpetual license to use the Purchased IP Assets in connection with the manufacture, distribution, sale, and promotion of the Businesses' products are Encumbrances.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments and any other environmental medium or natural resource.

     "Environmental Claim" shall mean any Order, demand, notice or potential liability, complaint or claim for indemnification by any Governmental Body or third party, or any other claim for indemnification that is not the subject of a third party claim in each case that may result in indemnifiable Environmental Costs.

     "Environmental Costs" shall mean any actual investigation, cleanup, remediation, removal or other response costs (which without limitation shall include costs to cause the Business to come into compliance with Environmental Laws or Occupational Safety and Health Laws), expenses (including fees and disbursements of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies, response actions, or litigation), losses (including the posting of a letter of credit, bond, or other credit support), liabilities or obligations (including liabilities or obligations under any lease or other contract), payments, damages, civil or criminal fines or penalties, judgments and amounts paid in settlement directly arising out or relating to or resulting from any Environmental Matter regardless of whether such costs, expenses, losses, liabilities, obligations, payments, damages, fines, penalties, judgments or amounts arise as a result of the negligence, strict liability or any other liability under any theory of law or equity.

     "Environmental, Health and Safety Liabilities" means any cost, damages, expense, Liability or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.


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     "Environmental Law" means any Law that relates to the protection of the
Environment or human health and safety, to Releases of Hazardous Materials or the notification, investigation or remediation thereof, or to any Environmental Matters, in effect on or prior to the Closing Date.

     "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the Environment, human health or safety, health or safety of employees, sanitation, and any matter arising out of, relating to, or resulting from emissions, discharges, Releases or Threat of Releases of Hazardous Materials into the Environment or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or Threat of Release of Hazardous Materials.

     "Environmental Matters Agreement" shall have the meaning set forth in
Section 13.6.

     "Environmental Matters Dispute" shall have the meaning set forth in Section 13.11.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 5.13(a).

     "Estimated Adjustment Amount" shall have the meaning set forth in Section 4.3(a)(v).

     "Estimated Working Capital" shall have the meaning set forth in Section 4.3(a)(iv).

     "Facility" means all or any of the Owned Real Property and the Leased Real Property and the buildings located thereon.

     "Final Adjustment Amount" shall have the meaning set forth in Section 4.3(a)(vi).

     "Financial Statements" shall have the meaning set forth in Section 5.6(a).

     "Former Facilities" shall have the meaning set forth in Section 3.2(q).

     "Fundamental Representations" shall have the meaning set forth in Section 12.1.

     "GAAP" means United States generally accepted accounting principles in effect from time to time, applied in a manner consistent with the preparation of the Financial Statements; provided that if more than one interpretation of an accounting principle is permitted under GAAP and one of such interpretations has consistently been used in the Financial Statements, then the interpretation of such principle that has been used in the Financial Statements shall be used.

     "Governmental Body" means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.


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     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act.

     "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

     "Hilton Davis" means Noveon Hilton Davis, Inc., a Delaware corporation.

     "Hilton Davis Business" shall have the meaning set forth in the Recitals.

     "Hycar Products" shall have the meaning set forth in Section 7.19.

     "Indebtedness" shall mean (i) any indebtedness for borrowed money of any Seller or IP Seller; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security of any Seller or IP Seller; (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which any Seller or IP Seller is liable, contingently or otherwise, as obligor or otherwise; (iv) any commitment by which any Seller or IP Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by any Seller or IP Seller (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any liabilities or obligations under capitalized leases with respect to which any Seller or IP Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any Seller or IP Seller assures a creditor against loss;
(vii) any indebtedness or liabilities secured by a Encumbrance (other than Permitted Encumbrances) on any Sellers' or IP Seller's assets; and (viii) any amounts owed to Affiliates of any Seller or IP Seller, (including intercompany trade and accounts payable).

     "Independent Valuation Firm" shall mean FTI Consulting, Inc., Navigant Consulting, or LEK Consulting as mutually agreed by Buyer and Sellers' Representative, or if Buyer and Sellers' Representative are not able to mutually agree on one of such firms, one of such firms selected by lot.

     "Indemnifying Party" shall have the meaning set forth in Section 12.5(a).

     "Indemnitee" shall have the meaning set forth in Section 12.5(a).

     "Insured Loss" shall have the meaning set forth in Section 12.8.

     "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) mask works; (v) registrations and applications for any of the foregoing; (vi) trade secrets and


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

confidential information (including but not limited to ideas, formulas, compositions, inventions, discoveries, know-how, manufacturing and production processes and techniques, research and development information, lab records, test results, quality assurance reports, process improvements, manuals, recipes, formulations, process technology, blue prints, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vii) computer software (including but not limited to source code, object code, executable code, data, databases and documentation); and (viii) all other intellectual property.

     "Intercompany Payables" means all accounts payable due Sellers or IP Sellers that represent amounts payable by Sellers or IP Sellers to Sellers' Affiliates and IP Sellers' Affiliates.

     "Inventory" shall have the meaning set forth in Section 2.1(b).

     "IP Sellers" shall have the meaning set forth in the preamble of this Agreement.

     "IP Sellers' Knowledge" means the actual knowledge, without independent investigation, of any officer of IP Sellers listed on Schedule 16(b).

     "Kalama" means Noveon Kalama, Inc., a Washington corporation.

     "Kalama Business" shall have the meaning set forth in the Recitals.

     "Known Environmental Matters" shall have the meaning set forth in Section 13.4(b)(ii).

     "Large Dispute" shall have the meaning set forth in Section 14.1(b).

     "Law" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty in effect on the Closing Date.

     "Leased Real Property" shall have the meaning set forth in Section 2.1(e).

     "Liability" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued.

     "License Agreement" shall have the meaning set forth in Section 7.17(a).

     "Licensed IP" shall have the meaning set forth in Section 7.17(a).

     "Lowest-Cost Commercially Reasonable" shall have the meaning set forth in
Section 13.7(a).

     "Lubrizol Brazil" means Lubrizol do Brasil Aditvos Ltda., a Brazil company.


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

     "Lubrizol Foam Control" means Lubrizol Foam Control Additives, Inc., a South Carolina corporation.

     "Lubrizol Foam Control & Silicone Business" shall have the meaning set forth in the Recitals.

     "Lubrizol Foam Control & Silicone Business Agreement" shall mean a license, transition services agreement, or other arrangement negotiated by the Parties, in connection with the operation of the Lubrizol Foam Control & Silicone Business outside the United States.

     "Material Adverse Effect" means a material adverse effect on or change in the Businesses, operations, assets, liabilities, cash flow, financial condition or results of operations of the Businesses, taken as a whole. Notwithstanding the foregoing, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Effect with respect to the Sellers: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated hereby; (ii) any disruption in supplier or other business relationships attributable to the announcement or pendency of the transactions contemplated hereby; (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting substantially as a whole the United States economy that does not affect the Businesses in a materially disproportionate manner from the industry in which the businesses compete as a whole; or (iv) any adverse change, effect, event, occurrence, state of facts or development arising or resulting from or relating to any change in accounting method, practice or principle required by generally accepted accounting principles.

     "Material Customers" shall have the meaning set forth in Section 5.26.

     "Material Suppliers" shall have the meaning set forth in Section 5.26.

     "Most Recent Balance Sheet" shall have the meaning set forth in Section 5.6(a).

     "New Defined Remediation Project" shall have the meaning set forth in
Section 13.4(b)(ii).

     "New Environmental Conditions" shall have the meaning set forth in Section 13.8.

     "Normal Working Capital" shall have the meaning set forth in Section 4.3(a)(ii).

     "Noveon" means Noveon, Inc., a Delaware corporation.

     "Noveon Textile" means Noveon Textile Chemicals, Inc., a Delaware corporation.

     "Noveon Textile Business" shall have the meaning set forth in the Recitals.

     "Objection Notice" shall have the meaning set forth in Section 7.8(c).


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

     "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards in effect on the Closing Date, including the Occupational Safety and Health Act of 1970, Public Law 91-596, 84 STAT. 1590.

     "Offsite Equipment" shall have the meaning set forth in Section 2.3(p).

     "Online Data Room" means the online data room used by Buyer and its Representatives in connection with its due diligence investigation of the Businesses located at the following website address:
https://eroom.lubrizol.com/eRoom/DealLibrary.

     "Operation and Maintenance" shall have the meaning set forth in Section 13.4(b)(iii).

     "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

     "Ordinary Course of Business" means the usual and ordinary course consistent with past practice of the operation of each Business individually or the Businesses collectively.

     "Owned Real Property" shall have the meaning set forth in Section 2.1(d).

     "Party" or "Parties" shall have the meaning set forth in the preamble of this Agreement.

     "Pass Through Indemnity" shall have the meaning set forth on Section 13.4(b)(vi).

     "Permits" shall mean all permits, licenses, certificates of occupancy, authorizations, and certifications from any Governmental Body.

     "Permitted Encumbrances" means (a) carriers', warehousemen's, mechanics', materialmen's, landlords', laborers', suppliers', vendors' and other statutory liens incurred in the Ordinary Course of Business and securing obligations which are not yet due or which are being contested in good faith; (b) Permitted Tax Liens; (c) governmentally imposed use or zoning or planning restrictions, (d) encumbrance, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, survey exceptions or other title matters, provided that, in case of both subclause (c) and this subclause (d), which do not materially impair the use (in the manner currently used) or value of the parcel of property to which they relate; (e) with respect to the Owned Real Property and Leased Real Property described on Schedule 2.1(e), other exceptions to title described in the commitments for title insurance or shown on the surveys for such Owned Real Property or Leased Real Property described on
Schedule 2.1(e) which such title insurance or survey are listed in Schedule 16(c) unless and until objected to under Section 7.8(c) or cured by Sellers or IP Sellers prior to the Closing; (f) Encumbrances that will be terminated prior to or in connection with the Closing (and for which Buyer shall have no Damages in connection with the removal thereof); (g) any deed restrictions imposed by a Seller in accordance with Section 7.8(d); (h) Buyer's Environmental Covenants;
(i) Equipment Lease Agreement dated October 31, 2002, between InterMountain Specialties, Inc. (now known as Lubrizol Foam Control Additives, Inc.), and David A. Brose and Susan C. Brose; and (j) the Plant Services Agreement, between the Geon Company and B.F. Goodrich Company, dated April 1, 1993, as it relates to the Henry Township property.

     "Permitted Tax Liens" means (a) liens securing the payment of Taxes which are either not delinquent or being contested in good faith by appropriate Proceedings; and (b) liens for current Taxes not yet due and payable, and in each case, for which appropriate aggregate reserves have been established (to the extent required) in accordance the accounting principles, policies and practices described on Schedule 4.3(a), and except as otherwise noted therein, in accordance with GAAP, consistently applied.

     "Person" means an individual, sole proprietorship, partnership, corporation, trust, limited liability company, limited liability partnership, organization, entity, authority, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body (including any instrumentality, division, agency or department thereof).

     "Pre-Closing Toxic Tort Liabilities" shall have the meaning set forth in
Section 3.2(s).

     "Prepaid Expenses" shall have the meaning set forth in Section 2.1(c).

     "Proceeding" means any action, arbitration, grievance proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, or that could come before, any Governmental Body or arbitrator.

     "Product Liability" means any Liabilities for bodily injury or property damage relating to products used, distributed, manufactured, or sold by the Businesses prior to the Closing Date.

     "Purchase Option" shall have the meaning set forth in Section 9.1(m).

     "Purchased Assets" shall have the meaning set forth in Section 2.1.

     "Purchased IP Assets" shall have the meaning set forth in Section 2.2.

     "Purchased Patents" shall have the meaning set forth in Section 2.2(b).

     "Purchase Price" shall have the meaning set forth in Section 4.1.

     "Purchase Option" shall have the meaning set forth in Section 9.1(m).

     "Purchased Trade Secrets" shall have the meaning set forth in Section
2.2(d).

     "Real Property Leases" means the leases for the Leased Real Property.

     "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

     "Representative" means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, legal counsel or other representative of that Person.


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

     "Restricted Business" shall have the meaning set forth in Section 7.12(a).

     "Restricted Period" shall have the meaning set forth in Section 7.12(a).

     "Retained Assets" shall have the meaning set forth in Section 2.3.

     "Retained IP Assets" shall have the meaning set forth in Section 2.3(k).

     "Retained Liabilities" shall have the meaning set forth in Section 3.2.

     "Retained Product Lines" shall have the meaning set forth in Section 2.3

     "Retained Records" means originals or, in the case of the Purchased Records, copies of all lists, data, records and other information relating to the operation of the Businesses, the Purchased Assets, the Purchased IP Assets, the Licensed IP, and/or the assets, properties, rights, titles and interests provided under the Closing Documents to Buyer, including lists, records and other information pertaining to accounts and referral sources; customer and supplier lists; customer files and records; all drawings, reports, studies, plans, books, ledgers, files, and business and accounting records of every kind (including all financial, business, sales and marketing plans and information); pricing and cost information; purchase and sale records; engineering records; property records; payroll and personnel records of Transferred Employees; parts lists; manuals; and all manuals and service and maintenance records.

     "Review Period" shall have the meaning set forth in Section 4.3(c).

     "RT Vanderbilt" shall have the meaning set forth in Section 7.17(b).

     "Seller" means any of Noveon, Hilton Davis, Kalama, Noveon Textile, Lubrizol Foam Control or Lubrizol Brazil individually.

     "Sellers" means all of Noveon, Hilton Davis, Kalama, Noveon Textile, Lubrizol Foam Control and Lubrizol Brazil, collectively.

     "Sellers' Benefit Plans" shall have the meaning set forth in Section
5.13(a).

     "Sellers' Bonus Plans" shall have the meaning set forth in Section 8.1(c)

     "Sellers' 401(k) Plans" means each of the Sellers' Benefit Plans, which is a defined contribution plan satisfying the requirements of Section 401(k) of the Code and in which Transferred Employees participate, as applicable, and as set forth in Schedule 5.13(a).

     "Sellers' Environmental Covenants" shall have the meaning set forth in
Section 13.4(d)

     "Sellers' Healthcare Plan" means the Sellers' Benefit Plans providing medical, dental, prescription drug and health care flexible spending account benefits to Transferred Employees.

     "Sellers' Indemnified Person" shall have the meaning set forth in Section 12.3.


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

     "Sellers' Knowledge" means the actual knowledge without independent investigation of any officer of Sellers listed on Schedule 16(d), but only as to the area and Business set forth opposite such officer's name thereon.

     "Sellers' Manufacturing and Supply Agreements" shall mean those manufacturing and supply agreements negotiated by the Parties after the date hereof for the supply of product to Sellers and IP Sellers.

     "Sellers' Pension Plans" means the Sellers' Benefit Plans which are defined benefit pension plans maintained by the Sellers and in which the Transferred Employees participate, as listed on Schedule 5.13(a).

     "Sellers' Representative" shall have the meaning set forth in Section 7.15.

     "Sellers' Severance Practice" means the Sellers' Severance Practice for all regular employees, as described in Schedule 8.1(d).

     "Shared Contracts" shall have the meaning set forth in Section 7.24.

     "Shared Equipment" shall have the meaning set forth in Section 7.29.

     "Specialty Polymer Business" shall have the meaning set forth in the Recitals.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

     "Survey" shall have the meaning set forth in Section 7.8(a).

     "Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, estimated and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever whether computed on a separate or consolidated, unitary or combined basis or in any other manner and any interest, penalty, addition or additional amount thereon (whether disputed or not) imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.


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

     "Tax Benefit" shall have the meaning set forth in Section 12.8(b).

     "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information (including any related or supporting schedules, statements or information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

     "The Lubrizol Corporation" means The Lubrizol Corporation, an Ohio corporation.

     "Third Party Claim" shall have the meaning set forth in Section 12.5(a).

     "Threat of Release" means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Title Commitment" shall have the meaning set forth in Section 7.8(b).

     "Title Company" shall mean a nationally reputable title insurance company chosen by Buyer and reasonably acceptable to Sellers.

     "Title Defect" shall have the meaning set forth in Section 7.8(c).

     "Title Insurance Policies" shall have the meaning set forth in Section 4.5(a).

     "Toxic Tort Claims" shall mean any legal actions, lawsuits (including individual and class action lawsuits), demands, or other claims for Damages arising from actual or alleged bodily injury or property damage resulting from exposure to Hazardous Materials.

     "Transaction Documents" means this Agreement and all other agreements, instruments, certificates and other documents to be entered into, executed and delivered by any Party on or after the date hereof and on or prior to the Closing Date in connection with the transactions contemplated to be consummated pursuant to this Agreement.

     "Transferred Employee" has the meaning given to that term in Section 8.1.

     "Transition Services Agreement" shall have the meaning set forth in Section 11.2(g).

     "Union Contracts" means the Working Agreement between Noveon Textile Chemicals, Inc. Charlotte, NC Plant and International Union of Operating Engineers Local 465, AFL-CIO dated June 16, 2005; Agreement between Noveon, Inc. (Akron, OH Facility) and The United Steel Workers of America on behalf of Local No. 5L dated August 2, 2003; Agreement between Noveon Hilton Davis, Inc. and International Chemical Workers Union Council, UFCW, Local 342-C dated April 1, 2005 through March 31, 2010; and Agreement between Noveon Kalama, Inc. and International Chemical Workers Union Council/UFCW Local 747-C dated May 10, 2005 to May 10, 2008.


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

     "Unknown Environmental Liabilities" shall have the meaning set forth in
Section 13.4(c)(i).

     "Vycar Products" shall have the meaning set forth in Section 7.19.

     "Warehouse" shall have the meaning set forth in Section 9.1(m).

     "WARN" means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101 et seq. and any similar foreign, state or local law, regulation or ordinance.

     "Working Capital" shall have the meaning set forth in Section 4.3(a)(i).


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

     INTENDING TO BE LEGALLY BOUND, the Parties have executed this Asset Purchase Agreement as of the day and year first above written.

                                        SELLERS:

                                        NOVEON, INC.


                                        By: /s/ Charles P. Cooley
                                            ------------------------------------
                                            Charles P. Cooley, Vice President


                                        NOVEON HILTON DAVIS, INC.


                                        By: /s/ Charles P. Cooley
                                            ------------------------------------
                                            Charles P. Cooley, Vice President


                                        NOVEON KALAMA, INC.


                                        By: /s/ Charles P. Cooley
                                            ------------------------------------
                                            Charles P. Cooley, Vice President


                                        NOVEON TEXTILE CHEMICALS, INC.


                                        By: /s/ Charles P. Cooley
                                            ------------------------------------
                                            Charles P. Cooley, Vice President


                                        LUBRIZOL FOAM CONTROL ADDITIVES, INC.


                                        By: /s/ Roman M. Radekevich
                                            ------------------------------------
                                            Roman M. Radekevich, President


                                        LUBRIZOL DO BRAZIL ADITVOS LTDA


                                        By: /s/ Gilson M. Santos
                                            ------------------------------------
                                            Gilson M. Santos, Director-President

                                        SPM GROUP HOLDINGS, LLC


                                        By:
                                            ------------------------------------
                                                                       ,
                                            ---------------------------  -------


                                        NOVEON IP HOLDINGS CORP.


                                        By: /s/ Charles P. Cooley
                                            ------------------------------------
                                            Charles P. Cooley, Vice President


                                        and

                                        THE LUBRIZOL CORPORATION


                                        By: /s/ Charles P. Cooley
                                            ------------------------------------
                                            Charles P. Cooley, Senior Vice
                                            President


                                        LUBRIZOL DEUTSCHLAND GMBH


                                        By: /s/ Paul E. Laura
                                            ------------------------------------
                                            Paul E. Laura, Director